Contract No. WR71050115
Exhibit 10(ii)(B)4
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WITH RESPECT TO THE OMITTED PORTIONS. OMITTED
PORTIONS ARE INDICATED BY [***].
External Manufacturing Services Agreement
Contract No. WR71050115
Between
Lucent Technologies Inc.
And
Celestica Corporation

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Contract No. WR71050115
Table of Contents

SECTION I — OPERATIONAL TERMS

ARTICLE 1	EFFECTIVE PERIOD OF AGREEMENT

ARTICLE 2	BUSINESS RELATIONSHIP; GUIDING PRINCIPLES; COOPERATION

ARTICLE 3	PRODUCTS AND COMMERCIALLY PURCHASED ITEMS

ARTICLE 4	SERVICES

ARTICLE 5	EXCLUSIVE RIGHT TO PROVIDE MOBILITY PRODUCT REQUIREMENTS

ARTICLE 6	SUPPLIER COMPENSATION

ARTICLE 7	PAYMENT TERMS

ARTICLE 8	TRANSFER OF TITLE AND RISK OF LOSS/DELIVERY TERMS

ARTICLE 9	PURCHASE ORDERS

ARTICLE 10	DELIVERY/ FLEXIBLE DELIVERY ARRANGEMENTS/LATE DELIVERY

ARTICLE 11	PERFORMANCE METRICS AND PERFORMANCE METRICS DEFAULT RESOLUTION PROCESS; “PAY FOR PERFORMANCE” PROGRAM

ARTICLE 12	EXCESS AND OBSOLETE MATERIAL AND FINISHED GOODS INVENTORY

ARTICLE 13	MATERIAL PROCUREMENT BY SUPPLIER

ARTICLE 14	PURCHASE OF GOODS AND SERVICES BY SUPPLIER UTILIZING COMPANY’S PRICING

ARTICLE 15	PRODUCT FORECASTING AND CAPACITY PLANNING

ARTICLE 16	EMERGENCY BACKUP MANUFACTURING PLAN

ARTICLE 17	NEW PRODUCT INTRODUCTION AND TARGET COSTING

ARTICLE 18	ELECTRONIC COMMERCE

ARTICLE 19	SHIPPING

ARTICLE 20	INTENTIONALLY DELETED

ARTICLE 21	QUALITY

ARTICLE 22	WARRANTY

ARTICLE 23	REPAIRS NOT COVERED UNDER SUPPLIER’S WARRANTY

ARTICLE 24	SCRAP PROCEDURES

ARTICLE 25	QUARTERLY PERFORMANCE REVIEW PROCESS

ARTICLE 26	NOTICES

ARTICLE 27	DISPUTE RESOLUTION PROCESS

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SECTION II — GENERAL TERMS

ARTICLE 28	ASSIGNMENT AND SUBCONTRACTING

ARTICLE 29	ATTENDANCE AT SUPPLIER’S FACILITY

ARTICLE 30	AUDIT

ARTICLE 31	BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY

ARTICLE 32	CHOICE OF LAW

ARTICLE 33	COMPANY RESPONSIBILITIES

ARTICLE 34	COMPLIANCE WITH LAWS

ARTICLE 35	CONFIDENTIAL INFORMATION

ARTICLE 36	DEFAULT

ARTICLE 37	DEVELOPED INFORMATION AND INVENTIONS

ARTICLE 38	DOCUMENTATION NEEDED FOR PREFERENTIAL DUTY TREATMENT

ARTICLE 39	DUTY DRAWBACK

ARTICLE 40	ENVIRONMENTAL MANAGEMENT SYSTEMS

ARTICLE 41	ENVIRONMENTALLY HAZARDOUS SUBSTANCES

ARTICLE 42	EXPORT CONTROL

ARTICLE 43	FORCE MAJEURE

ARTICLE 44	IDENTIFICATION

ARTICLE 45	IMPLEADER

ARTICLE 46	INDEMNITY

ARTICLE 47	INFRINGEMENT

ARTICLE 48	INSURANCE

ARTICLE 49	INVOICING FOR PRODUCTS OR COMMERCIALLY PURCHASED ITEMS

ARTICLE 50	INVOICING FOR SERVICES

ARTICLE 51	LIMITATION OF LIABILITY

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ARTICLE 52	LIQUIDATED DAMAGES

ARTICLE 53	MANUFACTURING RIGHTS

ARTICLE 54	MARKING

ARTICLE 55	MINORITY, WOMEN, AND DISABLED VETERAN BUSINESS ENTERPRISES

ARTICLE 56	INTENTIONALLY DELETED

ARTICLE 57	OFFSET CREDITS

ARTICLE 58	OFFSETTING OF INVOICES

ARTICLE 59	ORDERING COMPANIES AND SUPPLIER ENTITIES

ARTICLE 60	INTENTIONALLY DELETED

ARTICLE 61	PACKING, LABELING AND SERIALIZATION

ARTICLE 62	POINT OF SALE AND POINT OF USE INFORMATION

ARTICLE 63	PROCESS CERTIFICATION

ARTICLE 64	INTENTIONALLY DELETED

ARTICLE 65	PRODUCT CONFORMANCE

ARTICLE 66	PRODUCT DOCUMENTATION

ARTICLE 67	PRODUCT/SPECIFICATION/PROCESS CHANGES

ARTICLE 68	PUBLICITY

ARTICLE 69	REGISTRATION AND REGISTRATION STANDARDS

ARTICLE 70	RELEASES VOID

ARTICLE 71	RULES OF CONSTRUCTION

ARTICLE 72	SEC DISCLOSURE

ARTICLE 73	SECTIONS AND HEADINGS

ARTICLE 74	SEVERABILITY

ARTICLE 75	SURVIVAL OF OBLIGATIONS

ARTICLE 76	TAXES, DUTIES AND INSURANCE CONTRIBUTIONS PAYABLE BY SUPPLIER

ARTICLE 77	TAXES PAYABLE BY COMPANY

ARTICLE 78	TEST SCOPE

ARTICLE 79	TITLE TO MATERIAL CONSIGNED BY COMPANY

ARTICLE 80	TITLE TO SPECIAL TOOLING AND EQUIPMENT OWNED BY COMPANY

ARTICLE 81	TOXIC SUBSTANCES AND PRODUCT HAZARDS

ARTICLE 82	WAIVER AND AMENDMENT

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ARTICLE 83	WAIVER OF JURY TRIAL

ARTICLE 84	INDEMNIFICATION PROCEDURE

ARTICLE 85	ENTIRE AGREEMENT

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Contract No. WR71050115
List of Attachments
The following attachments are hereby made part of this Agreement:
Attachment A Definitions
Attachment B Products and Initial Prices
Attachment B1 Commercially Purchased Items
Attachment C Manufacturer Per Unit Pricing Formula Summary
Attachment D Cost Savings Submittal Form:
Attachment E Supplier Service Fees
Attachment F Example Product Plan
Attachment G Flexible Delivery Terms
Attachment H Return And Repair Services
Attachment I Performance Metrics
Attachment J Intentionally Deleted
Attachment K1 Notice of Commercial Engagement
Attachment K2 Company Controlled Material Information
Attachment K3 Material Authorization Letter
Attachment L MWDVBE Definitions
Attachment M Warehousing Services
Attachment N New Product Introduction (NPI) Process
Attachment O Ordering Company Acknowledgement And Agreement
Attachment P Price Administrative Process
Attachment Q Inventory Management Operating Principles

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Contract No. WR71050115
THIS EXTERNAL MANUFACTURING SERVICES SUPPLY AGREEMENT (“Agreement”) is entered into as of the last date signed by the parties with effect as of April 1, 2005 (“Effective Date”) by Lucent Technologies Inc., a Delaware corporation having a principal place of business at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Company") and Celestica Corporation, a Delaware corporation having a principal place of business at 5325 Hellyer Avenue, San Jose, California 95138 (“Supplier”).
WHEREAS Company and the Ordering Companies desire to purchase from Supplier and its Affiliates certain Products, Commercially Purchased Items and Services (each as defined below);
NOW THEREFORE, in exchange for mutually beneficial consideration, the sufficiency of which is hereby acknowledged, Company and Supplier agree as follows:
SECTION I — OPERATIONAL TERMS
ARTICLE 1 — EFFECTIVE PERIOD OF AGREEMENT
1.1	The effective period of this Agreement shall commence on the Effective Date and shall, except as otherwise provided in this Agreement, continue in effect to and including March 31, 2008 (the “Initial Term”). After the Initial Term, this Agreement shall automatically be renewed for successive periods of twelve (12) months each (each a “Renewal Term”) on the same applicable terms and conditions, unless either party elects to terminate this Agreement in accordance with Article 1.2 by delivering to the other party a written termination notice not less than one hundred and eighty (180) days prior to the end of the Initial Term or Renewal Term, as the case may be. The Initial Term, as it may be extended in accordance with this Article 1.1, is hereinafter referred to as the “Term”.
1.2	If a termination notice is delivered pursuant to Article 1.1, Supplier shall co-operate fully with Company to effect the transfer of the manufacturing of the Products from Supplier to Company, or a third party designated by Company, in order to help minimize any potential disruption of continuity of supply of Products. Supplier shall provide all commercially reasonable termination assistance (“Termination Assistance”) requested by Company to allow for the orderly transfer of the manufacturing of the Products from Supplier to Company or such third party, as the case may be. In the event that such Termination Assistance is required beyond the termination date pursuant to Article 1.1, the parties shall, acting reasonably and in good faith, continue to provide such Termination Assistance and extend the Term of this Agreement on such appropriate terms as the parties may agree for one or more thirty (30) day periods, until such time as the Termination Assistance is no longer needed by Company.
1.3	Any termination or expiration of this Agreement shall not affect either party’s outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement for events, actions or occurrences prior to such date.
1.4	All defined terms are as set forth in Attachment A to this Agreement or as defined elsewhere in this Agreement.
ARTICLE 2 — BUSINESS RELATIONSHIP; GUIDING PRINCIPLES; COOPERATION
2.1	Company and Supplier acknowledge that a strategic relationship is required in order to ensure the ongoing continuity of supply of Products and services to Company’s end customers. To that end, the parties have established a Strategic Alliance Team which will meet on a quarterly basis, coinciding with the Quarterly Performance Review Process, as described in Article 25. In addition, Supplier shall appoint a senior operations executive and the parties shall agree on a governance model for managing the relationship including accountability metrics that the senior operations executive shall meet for Company and Supplier.

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Contract No. WR71050115
2.2	It will be the responsibility of the Strategic Alliance Team to establish and document detailed process and information flows, procedures, and guidelines applicable to the process management required to facilitate timely delivery of Products, Commercially Purchased Items and Services as described in this Agreement.
2.3	During the Term, Supplier shall make one of its (or its Affiliates’) employees available to the Company, for purposes of participating on Company’s customer bid and proposal team and to collaborate on special pricing arrangements and extended warranty and payment terms where appropriate in the context of Company’s bids for business from potential end-customers. Notwithstanding the foregoing, nothing in this Article 2.3, except as may be expressly agreed by Supplier in writing on a case-by-case basis, shall obligate Supplier to manufacture Products on any terms different from those set out in this Agreement.
2.4	It is the intention of the parties that the relationship of Supplier to Company shall be that of an independent third-party supplier. Neither party intends to create a partnership, joint venture or similar type of legal entity or any entity of any kind, implied or direct.
ARTICLE 3 — PRODUCTS AND COMMERCIALLY PURCHASED ITEMS
3.1	For the purposes of this Agreement, the term “Products” or “Product” shall mean Mobility Products or a Mobility Product, as applicable, as defined in Attachment A.
3.2	In addition to providing Company with Products pursuant to this Agreement, Company may also ask Supplier to provide commercially purchased items (“Commercially Purchased Items”). Commercially Purchased Items include but shall not be limited to the various types of components, raw materials, cables, and cable assemblies listed in Attachment B1, for which Supplier adds no customization but purchases such Commercially Purchased Items solely for resale to Company. The parties may agree in the future that Supplier shall provide to Company additional Commercially Purchased Items pursuant to this Agreement. Attachment B1 shall be deemed to include all such additional Commercially Purchased Items.
3.3	Products shall be identified by Comcode and manufactured in accordance with the Specifications identified and incorporated into the applicable Orders. Commercially Purchased Items shall also be identified by Comcode.
ARTICLE 4 — SERVICES
4.1	Unless otherwise agreed to between the parties, the term “Service” or “Services” refers to Services in respect of the “Mobility” Product sector and includes but shall not be limited to development, design, engineering, out of Warranty repair, value-engineering, prototyping, logistics, fulfillment, distribution, other activities identified as a Service in this Agreement, as well as other services in respect of the “Mobility” Product sector as Company may request and Supplier may provide from time to time that may be described in more detail in various statements of work or Orders. Unless otherwise agreed to between the parties, Supplier shall perform the Services identified in Attachment E (the “Basic Services”) in accordance with the Service fees shown in Attachment E. Out-of-Warranty repair services shall be provided pursuant to Attachment H. Warehousing services shall be provided pursuant to Attachment M. If Company requires the provision of any Service then, unless Company is prohibited from doing so pursuant to a binding contractual obligation with an arm’s length third party in effect on the date hereof, Supplier shall have the right of first refusal to perform such Service for Company provided that Supplier has the capability to perform such Service. “Right of first refusal” is defined as follows in this paragraph: Company shall afford Supplier with an opportunity to submit a quote (a “Quote”) for the provision of such Service. If the Quote submitted by Supplier is, in the aggregate, competitive with a bona fide quote for the provision of such Service submitted by a third party for comparable levels of quality, service and performance (a “Competing Quote”), Company shall award (or shall cause such Affiliate to award) the provision of such Service to Supplier on the

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terms and conditions of this Agreement and any other terms as the parties may agree. If Supplier’s Quote is not competitive with the Competing Quote, Company shall so advise Supplier, shall provide Supplier with all information reasonably requested by Supplier with respect to the Competing Quote, subject to applicable proprietary information restrictions, and shall afford Supplier the opportunity to revise and re-submit the Quote (a “Revised Quote”) to Company within 10 days of delivery of the notice of the Competing Quote to Supplier and Company. If the Revised Quote is, in the aggregate, competitive with the Competing Quote, Company shall award (or cause such Affiliate to award) the provision of such Service to Supplier on the terms and conditions of this Agreement and any other terms as the parties may agree. If the Revised Quote is not, in the aggregate, competitive with the Competing Quote, or if Supplier does not submit a Revised Quote within 10 days of receiving notice from Company of the Competing Quote, Company (or such Affiliate) may award the provision of such Service to the third party which submitted the Competing Quote on terms no more favourable to such third party than those set out in the Competing Quote. Nothing in this Article 4.1 shall prohibit Company or any of its Affiliates from performing any Service for itself.
ARTICLE 5 — EXCLUSIVE RIGHT TO PROVIDE MOBILITY PRODUCT REQUIREMENTS
5.1	During the Term, Supplier and its Affiliates shall have the exclusive right to manufacture and provide Company’s and its Affiliates’ requirements for Existing Mobility Products and all Successor Products and New Products, to the exclusion of all other persons, including without limitation, Company and its Affiliates, provided however, that the foregoing shall not apply to the extent that: 1) the [ *** ] is excluded from this Agreement; 2) Company or its Affiliates do not have manufacturing rights for such Successor Product or New Product; 3) Company or its Affiliates manufacture itself such Existing Mobility Product on the date hereof and elects to continue to manufacture such Existing Mobility Product and any Successor Product to such Existing Mobility Product; or 4) Company or its Affiliates elects to manufacture itself any New Product, provided that if at any time during the Term Company or its Affiliates elects to have any such Products as defined in (3) and (4) above manufactured by a third party, Supplier shall have the exclusive right to manufacture such Product.
ARTICLE 6 — SUPPLIER COMPENSATION
6.1	The parties acknowledge that the price paid by Company and its Affiliates to Supplier and its Affiliates for the Existing Mobility Products during the period commencing on the Effective Date to and including the date hereof, were determined based on the prices set out in Attachment B (the “Initial Prices”), as reduced by the percentages specified below for the applicable Price Reduction Periods (as defined below). Company represents to Supplier that the Initial Price for each Product as set forth in Attachment B is the same as the price paid by Company to a third party manufacturer for such Product immediately prior to the Effective Date. Subject to Articles 6.2, 6.3 and 6.4, commencing on October 1, 2005, and for each period referred to in the table below (each, a “Price Reduction Period”), the then current prices for Mobility Products (including, for certainty, Existing Products, Successor Products and New Products introduced after the date hereof) shall be reduced by the percentage specified below, in each case with effect as of the effective date set out below:

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Contract No. WR71050115
[ *** ]
     For purposes of this Article 6.1, the percentages in the table above in the column entitled “UMTS” apply to Products identified as “UMTS” in Attachment B, together with their Successor Products, and the percentages in the table above in the column entitled “AMPS” apply to all other Mobility Products, including, for certainty, switching packs. The parties shall mutually agree on the Products to be defined as UMTS on or prior to December 15, 2005.
6.2	Notwithstanding Article 6.1, during the Price Reduction Period commencing [ *** ], the parties shall evaluate the financial impact to Supplier of the price reductions set out in Article 6.1, and shall mutually agree upon the effective dates for the price reductions for each of the Price Reduction Periods commencing on or after [ *** ] in order to offset the impact to Supplier of such price reductions in light of the impact of Supplier’s on hand Material inventory on its Material costs. In addition, at least six months prior to each of [ *** ] and [ *** ], the parties shall review and discuss the price reduction percentages set out in Article 6.1 in light of then current market conditions and the then current end market price erosion curve for Mobility Products.
6.3	If during any two consecutive Price Reduction Periods the aggregate gross revenues earned by Supplier and its Affiliates from the manufacture of Existing Mobility Products, Successor Products, and New Products under this Agreement are less than [ *** ] per Price Reduction Period, the parties shall negotiate in good faith a decrease in the price reduction percentages referred to in Article 6.1 for an equal number of subsequent Price Reduction Periods, determined in light of the impact of such lower revenues on Supplier’s and its Affiliates’ labor efficiencies and facility utilization costs. Such reduced price reduction percentages shall apply until such time as Supplier’s and its Affiliates’ aggregate gross revenues from the manufacture of Existing Mobility Products, Successor Products, and New Products under this Agreement for any two consecutive Price Reduction Periods are equal to or exceed [ *** ] per Price Reduction Period, after which time the price reduction percentages referred to in Article 6.1 shall once again apply.
6.4	If during any two consecutive Price Reduction Periods the aggregate gross revenues earned by Supplier and its Affiliates from the manufacture of Existing Mobility Products, Successor Products, and New Products under this Agreement are greater than [ *** ] per Price Reduction Period, the parties shall negotiate in good faith an increase in the price reduction percentages referred to in Article 6.1 for an equal number of subsequent Price Reduction Periods, determined in light of the impact of such higher revenues on Supplier’s and its Affiliates’ labor efficiencies and facility utilization costs. Such increased price reduction percentages shall apply until Supplier’s and its Affiliates’ aggregate gross revenues from the manufacture of Existing Mobility Products, Successor Products, and New Products under this Agreement for any two consecutive Price Reduction Periods are less than [ *** ] per Price Reduction Period, after which time the price reduction percentages referred to in Article 6.1 shall once again apply.

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Contract No. WR71050115
6.5	Company agrees to take reasonable commercial efforts to negotiate reductions in prices of Company Controlled Material by percentages equal to the price reduction percentages in effect in the relevant Price Reduction Periods under Article 6.1 (the “Target Reduction Rates”). Until [ *** ], Company shall not accept any reduction in the price of Company Controlled Material in any form other than direct decreases in the unit price of such Company Controlled Material, including, without limitation, in the form of rebates, step discounting, or application of discounts to other Materials. After the end of each Price Reduction Period commencing on or after [ *** ], the parties shall determine the WAPRP (as defined below) for all Company Controlled Materials purchased by Supplier and its Affiliates in such Price Reduction Period. If for any Price Reduction Period commencing on or after [ *** ]:
(a)	the WAPRP for Company Controlled Materials was less than the Target Reduction Rate, no later than 15 Business Days after determination of the WAPRP for such Price Reduction Period Company shall pay to Supplier an amount equal to the difference between the Target Reduction Rate and the Company Controlled Material savings in dollars; or
(b)	the WAPRP for Company Controlled Materials exceeds the Target Reduction Rate, no later than 15 Business Days after determination of the WAPRP for such Price Reduction Period Supplier shall pay to Company an amount equal to the amount by which the Company Controlled Material savings in dollars exceeded the Target Reduction Rate.
For purposes hereof, the “WAPRP” for any Price Reduction Period means the weighted average of the percentage reductions of all prices for the Company Controlled Materials (as confirmed by Supplier) purchased by Supplier and its Affiliates during such Price Reduction Period, by comparison to the prices for such Company Controlled Materials in the immediately preceding Price Reduction Period including the price effect of any Material Value Propositions as defined in Article 6.12 implemented for Company Controlled Material. WAPRP shall be calculated as provided below:
[ *** ]

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Contract No. WR71050115
[ *** ]
6.6	On or prior to each Price Reduction Period commencing on or after [ *** ], Supplier shall prepare and deliver to Company a summary statement and supporting details (the “Recovery Amount Statement”) setting out the calculation of the amount to be paid by Company to Supplier pursuant to this Article 6.6 (each, a “Recovery Amount”) in connection with the price reduction to take effect for such Price Reduction Period pursuant to Article 6.1 (as modified pursuant to Articles 6.2, 6.3 and 6.4) (each, a “Price Change”). In the event that Supplier does not prepare and deliver a Recovery Amount Statement within ten (10) Business Days of the first day of a Price Reduction Period, Supplier shall not be entitled to submit a Recovery Amount Statement nor recover any finished goods inventory revaluation amounts due under this Article in respect of such Price Change. Company shall be entitled to object to the finished goods inventory revaluation calculations in the Recovery Amount Statement within five (5) days of the delivery thereof by Supplier. In the event that Company does not so notify Supplier of its objection to the Recovery Amount Statement within such five-day period, the Recovery Amount Statement as delivered by Supplier to Company shall be final and binding on Company. In the event that Company objects to the finished goods inventory revaluation calculation in the Recovery Amount Statement in respect of any Price Change within such five-day period, the parties shall attempt to resolve any such objection within a further five (5) days from the date on which Company raises the objection. If the parties are unable to resolve such objection within such additional five-day period, the dispute shall be escalated to the Strategic Alliance Team for resolution. If the Strategic Alliance Team is unable to resolve the dispute within thirty (30) days of the dispute being submitted to it, the Strategic Alliance Team may either (i) select an auditor from a national certified public accounting firm, other than Supplier’s or Company’s external auditors, who shall resolve the dispute within five (5) days of being retained and, if necessary, the finished goods inventory revaluation calculation will be adjusted in accordance with such auditors’ decision, or (ii) refer the dispute to the dispute resolution process set forth in Article 27 (provided that the dispute shall be referred directly to the Executive Committee of the Strategic Alliance Team pursuant to Article 27.1(b)). On the later to occur of (i) the fifth day after its receipt of the Recovery Amount Statement; and (ii) the date on which any objection by Company is resolved or determined as aforesaid, Company shall pay the Recovery Amount for such Price Reduction Period to Supplier.

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6.7	For purposes of Section 6.6, the Recovery Amount for a Price Reduction Period shall be equal to the aggregate of the Inventory Buy-Down Cost for each finished good Product owned by Supplier and its Affiliates on the first day of such Price Reduction Period. For purposes hereof, the “Inventory Buy-Down Cost” for a Product for a Price Reduction Period shall mean an amount equal to (x) the difference in price for such Product at the end of the immediately preceding Price Reduction Period and immediately following the Price Change to occur in such Price Reduction Period, multiplied by (y) the quantity of such Product owned by Supplier and its Affiliates constituting finished goods inventory resulting from Company’s requirements, forecast fluctuations and manufacturing schedules on the first day of such Price Reduction Period. Finished good Products may be at Supplier’s site, Supplier-owned hub either at a third party location or at a Company location, or in transit.
6.8	The initial price for each Successor Product or New Product introduced by Company or any of its Affiliates after the date hereof and manufactured by Supplier or its Affiliates under this Agreement shall be calculated in accordance with the Manufacturer Per Unit Pricing Formula set out in Attachment C, by using the rates set out in Article 6.9 (the “Manufacturer Per Unit Pricing Formula Rates”), which vary based on the location of manufacture of the relevant Product. Unless otherwise agreed by the parties, for each of the two Price Reduction Periods immediately following the Price Reduction Period in which a New Product or Successor Product receives production approval by Company, the price for such New Product or Successor Product shall be recalculated using the Manufacturer Per Unit Pricing Formula and the Manufacturer Per Unit Pricing Formula Rates. From and after the third Price Reduction Period after the Price Reduction Period in which a New Product or Successor Product receives production approval by Company, the then current price for such New Product or Successor Product shall be subject to the percentage price reductions set out in Article 6.1.
6.9	The Manufacturer Per Unit Pricing Formula Rates for Products manufactured in Suzhou, Peoples’ Republic of China, Thailand, Rajecko, Czech Republic, and Brazil are as set out below:

[ *** ]

The Manufacturer Per Unit Pricing Formula Rates for cabinets that are Products and are manufactured in Mexico are as set out below, and vary depending on the applicable Product program:

[ *** ]

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[ *** ]
6.10	On a [ *** ] basis from the Effective Date of this Agreement, pricing will be adjusted on a prospective, forward looking basis to capture any changes in foreign exchange rates to the U.S. dollar in countries where Supplier incurs local currency costs in providing manufacturing and repair Services for Mobility Products, including New and Successor Products, and Mobility Switching Packs for Company. The intent of this foreign exchange pricing adjustment is to capture the changes in price due to foreign exchange variances on the costs that are incurred in a local currency other than U.S. dollars.

The pricing adjustment related to foreign exchange (“Exchange Rate Adjustment Percentage”) for manufacturing and repair Services will be calculated and implemented in the following way:

On a [ *** ] basis from the Effective Date, the Exchange Rate Adjustment Percentage will apply for the next [ *** ] period based on the following formula:
(i)	the percentage variance in the Exchange Rate for each non-U.S. dollar currency from the “Original FX Average” to the “Current FX Average” as described below. This percentage variance will be calculated by taking the “Original FX Average” to 1 U.S. dollar less “Current FX Average” to 1 U.S. dollar divided by the Current FX Average” to 1 U.S. dollar (the “Exchange Rate Variance”). For example, a strengthening of a foreign currency to U.S. dollar will result in an increase in price (positive adjustment) as shown in the example below.
Multiplied by:
(ii)	“Percentage of Price Transacted in the Local Currency” as defined below.
Once set, the Exchange Rate Adjustment Percentage shall be fixed for the subsequent [ *** ] period and shall be used to revise upwards if positive, and downwards if negative, the quarterly unit pricing in effect prior to applying any Exchange Rate adjustments to such Product pricing for manufacturing and repair Services. The Exchange Rate Adjustment Percentage will be applicable from the first day of the [ *** ] period on all Products pulled from a hub or shipped directly to Company or repaired by Supplier during that period, regardless of purchase order date. For certainty, the Exchange Rate Adjustment Percentage shall be implemented for manufactured Products on the Effective Date of the Price Reductions as defined in Article 6.1 for each pricing period, commencing on [ *** ].The Exchange Rate Adjustment Percentage will be applied to the unit pricing in effect during that period and will be incorporated into the Product price for invoicing purposes.

The Exchange Rate Adjustment Percentage is calculated based on the local currency of the country from which the Product or repair Service is shipped or rendered except that the [ *** ] that are provided to Company by Supplier from its facility in Toronto, Canada will be deemed to be manufactured in Mexico for purposes of calculating this Exchange Rate Adjustment since the majority of value add costs for [ *** ] are incurred in Mexico.
[ *** ]

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[ *** ]
“Original FX Average” shall mean the Exchange Rate calculated in the period beginning [ *** ].
“Current FX Average” shall mean the current calculation of the Exchange Rate. Such calculation shall be completed in the month immediately preceding the beginning of a semi-annual period.
“Exchange Rate” shall mean the exchange rate for the non-U.S. dollar currencies at the daily mid-point spot exchange rates taken as an average over the six (6) Business Days of the month immediately prior to the beginning of the quarter as such rates appear on the website of the US Federal Reserve Board http://www.federalreserve.gov/releases/ for that day.
“Business Day” shall mean Monday to Friday excluding local public holidays in the U.S.
“Percentage of Price Transacted in the Local Currency” — The parties agree to use a global average of (i) [ *** ] of all Product prices for manufacturing and (ii) a percentage to be agreed upon by the parties prior to the [ *** ] pricing period for all prices for repair Services (“Global Averages”). These Global Averages shall apply to all non-U.S. dollar currencies as they relate to the Products and repair Services covered under this Agreement. The Global Average for manufacturing is based on an assumption that [ *** ] of Mobility Products, including the Mobility Switching Packs, are manufactured in Supplier’s Asian facilities. If this rate changes, the parties agree to review this Global Average. If the Global Average for repair Services is not agreed upon prior to [ *** ], any resulting delay in implementation of the

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Contract No. WR71050115
“Exchange Rate Adjustment Percentage” for repair Services will result in a subsequent true-up adjustment to incorporate the “Exchange Rate Adjustment Percentage” for repair Services as if it were in effect as of the first day of such [ *** ] period.
6.11	Supplier agrees to keep abreast of major developments in Supplier’s industry and to advise Company of any developments which might affect the Product or processes under this Agreement. Prior to implementing any cost improvements through value-engineering proposals, Material Value Propositions (as defined in Article 6.12) or otherwise which are developed or recommended by Supplier, Supplier shall submit such recommendations to Company in writing, using the formal written communication process outlined in Attachment D. This formal written communication will address: (a) description of Supplier’s cost reduction recommendation; (b) the feature or advantage of Supplier’s cost reduction recommendation; (c) financial impact of Supplier’s cost reduction recommendation to the overall operation; (d) process flow and time line for Supplier’s cost reduction recommendation implementation; (e) proposed sharing of the financial expense from the implementation of Supplier’s cost reduction recommendation (other than Supplier or third party costs where such third party is under Supplier’s control associated with implementation of a Material Value Proposition which shall be sole responsibility of Supplier), and (f) proposed sharing of cost reductions (other than cost reductions arising out of Material Value Propositions the benefit of which shall accrue solely to Supplier) arising from the implementation of Supplier’s cost reduction recommendation. Company shall use reasonable commercial effort to review and respond to Supplier’s recommendation with initial feedback, no later than ten (10) days after receipt of Supplier’s written recommendation. Company shall notify Supplier in writing whether it approves such recommendations within a reasonable time period given the volume and complexity of the cost reduction recommendations submitted by Supplier. Company shall not be entitled to unreasonably withhold its approval to any cost improvements recommended or developed by Supplier. If Company unreasonably withholds its approval to any such recommendations, Company shall be deemed not to have consented to such recommendations, and Supplier shall have the right, notwithstanding the price reduction percentage then in effect and anything else to the contrary in this Agreement, to reduce the reduction in Price for the affected Products by an amount that represents the cost savings foregone by virtue of Company not accepting the cost reduction recommendation. Any disputes arising under this Article 6.11 shall be referred to the dispute resolution mechanism in Article 27. Once Supplier and Company have agreed upon the items referred to in (a) to (f) of this Article 6.11, Supplier shall proceed to implement such cost reduction recommendation.
6.12
1.	Notwithstanding Article 6.11, no cost reductions realized with respect to any Products to which the price reductions set out in Article 6.1 apply shall entitle Company or any Affiliate to any further reduction in Product prices, if such cost reductions are realized as a result of the reduction in Material costs due to (i) price negotiations with the Material vendors, (ii) compatible Material substitutions requiring no other change in Product, or (iii) amendments to the Approved Vendor List, in each case, whether conducted or effected by Company or Supplier (collectively, “Material Value Propositions”).

2.	Company and Supplier will form design for cost reduction teams for each Product line with the objective of meeting market driven target cost for key Products. Company will be responsible for developing target cost roadmaps for key Products based on market price erosion expected in Company’s end market. Design for cost reduction teams will review potential cost reduction ideas for feasibility and identify opportunities for Supplier to perform design Services on a project-by-project basis. For each project where Company determines the opportunity for Supplier to perform design Services is significant, the parties shall structure Supplier’s compensation for the design Services in the form of a sharing of the cost reduction realized from the project following the process defined in Article 6.15. For certainty, the Supplier’s portion of any such cost reduction opportunities may be credited towards but will not increase Supplier’s Percent Reduction obligations set out in Article 6.1, except as defined in Article 6.12.3 below. The parties will negotiate a separate addendum to this Agreement to set out design terms and conditions and a

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compensation model for value engineering opportunities within ninety (90) days of signing this Agreement.
3.	Except for Material Value Propositions, cost reductions with respect to any Product realized as a result of engineering efforts developed and performed solely by Company will result in a commensurate reduction in the Product price upon implementation, following Supplier’s recovery of any implementation costs incurred by Supplier, and will be in addition to any applicable price reductions set out in Article 6.1 except to the extent the parties have agreed to a sharing of the cost reduction realized.
6.13	Premium Expedited Services shall be invoiced at cost from Supplier to Company monthly on a per Product basis. Supplier agrees that no expenses associated with Premium Expedited Services shall be incurred by Supplier without prior written approval from Company. Supplier agrees not to pass through to Company those expenses associated with PES if Company’s Orders are within the upside flexibility delivery limits defined in Attachment G. Purchase Price Variance shall be invoiced at price calculated in accordance with the Manufacturer Per Unit Pricing Formula set forth in Attachment C and in accordance with the rate structures set out in Article 6.9. However if PPV is solely due to the expediting of Orders within the Flexibility Delivery Terms defined in Attachment G, these PPV costs shall not be passed through to Company.
6.14	Supplier agrees to price Commercially Purchased Items in accordance with the Manufacturer Per Unit Pricing Formula set forth in Attachment C and in accordance with the rate structures shown in Article 6.9.
6.15	Company may from time to time submit to Supplier requests for proposals to perform Services in accordance with Article 4.1. Such requests for proposals shall reference the terms and conditions of this Agreement and include but not be limited to such information as statements of work, required milestones, deliverables, methods of compensation and the period of time in which Supplier will have to respond to Company’s request for proposal. Where fees for such Services do not already exist in Attachment E, Company and Supplier shall negotiate appropriate fees in good faith and such fees will be reflected in an Order for such Services prior to the commencement of any work by Supplier.
6.16	Company requires that all Non-Recurring Engineering charges be itemized, with Supplier acknowledging that no Profit shall be accrued for NRE charges for hard tooling (such as stencils, fixtures, backing plates, etc.). NRE charges for such tooling shall be invoiced at Supplier’s actual cost for such tooling and in accordance with Article 50.
6.17	Company acknowledges and agrees that all information provided by Supplier to Company, and marked by Supplier as Supplier proprietary and confidential information in connection with Product prices, including without limitation, in connection with Attachment C, and all information derived therefrom by Company (collectively, the “Pricing Information”) shall be Supplier Proprietary Information and deemed to be Confidential Information pursuant to Article 35. Company shall use Pricing Information only for the purpose of establishing and verifying the price of a Product and Company shall share such Pricing Information only with those employees within Company’s supply chain management organization who have an expressed need to know such information in order to perform their job function within Company and Company will instruct such individuals regarding their obligation to maintain such Pricing Information as confidential. For certainty, Company will not be in breach of its obligations under this Article 6.17 to the extent that such information was disclosed by Supplier to persons at Company as described herein; provided that such information continues to be Confidential Information and subject to Article 35.
ARTICLE 7 — PAYMENT TERMS
7.1	All payments by Company to Supplier under this Agreement shall be in US dollars, unless otherwise specified in the applicable Order and provided that the parties have entered into a

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foreign exchange agreement on mutually agreeable terms. Payment terms shall be net [ *** ] from the date of invoice from Supplier, unless otherwise agreed by the parties.
7.2	If Company fails to make a payment to Supplier in respect of an invoice by the date payment is due under such invoice, Supplier may, in addition to its other rights and remedies, charge Company late payment charges on the overdue amount, at a rate of two percent (2%) per month, charged from the date that such payment is due under such invoice to the date that payment is received by Supplier from Company pursuant to Article 7.3.
7.3	Supplier shall not charge Company for late payment charges until an invoice which is past due has first been submitted by Supplier to the Strategic Alliance Team for review. The Strategic Alliance Team shall review all outstanding invoices submitted to it by Supplier by the fifth (5th) day of a month and confirm the amount of the outstanding invoices or resolve, if any, any dispute concerning the amount of the invoices by the fifteenth (15th) day of such month. Company shall pay all outstanding invoices, together with the applicable late payment charges in respect of the unpaid amount of such invoices pursuant to this Article 7.3, within five (5) days of the Strategic Alliance Team confirming the amount of the outstanding invoices or resolving, if any, the amount of the disputed invoices.
7.4	Throughout the Term of this Agreement, Supplier agrees to maintain EDI capabilities for invoicing, and Company agrees to maintain EDI capabilities for payment of invoices.
ARTICLE 8 — TRANSFER OF TITLE AND RISK OF LOSS/DELIVERY TERMS; LOGISTICS
8.1	Subject to the Flexible Delivery Terms set forth in Attachment G, and unless otherwise agreed by the parties: (a) where an Orderable Item is required to be delivered by Supplier to Company’s or its customer’s integration, repair or distribution center which is at the same location as Supplier’s facility at which the relevant Product is manufactured or from which the relevant Commercially Purchased Item is shipped, title and risk of loss and damage to such Orderable Item shall transfer from Supplier to Company at such time as such Orderable Item has been delivered by Supplier to the designated receiving area in the integration, repair or distribution center; (b) in all other cases, title and risk of loss and damage to Orderable Items shall transfer from Supplier to Company at such time as the relevant Orderable Item has been delivered by Supplier, at the shipping dock at the facility at which the relevant Product is manufactured or from which the relevant Commercially Purchased Item is shipped, to Company or its customer or to Company’s or its customer’s specified carrier, FCA (Incoterms 2000).
8.2	Supplier shall designate one of its employees as a point of contact for Company’s domestic and international shipment activities, and for Company’s lead logistics provider.
8.3	The parties agree to establish a logistics council comprised of an equal number of representatives of Supplier, Company and a lead logistics provider mutually agreed by Company and Supplier, to jointly identify and pursue a means of reducing freight costs.
8.4	Supplier will work with Company to identify opportunities to support Company’s trade management and compliance processes, including opportunities to leverage Supplier’s existing tools (e.g. TradeFlow) and existing processes. The fee and the scope of any Services that arise as a result of Company’s trade management and compliance processes shall be mutually agreed between Supplier and Company.
8.5	The parties agree from time to time to discuss the establishment of regional stocking locations at which Supplier will maintain Material and Products at levels mutually deemed appropriate by the parties. For certainty, all Material and Products located at such regional stocking locations shall be subject to the provisions of Article 12.
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ARTICLE 9 — PURCHASE ORDERS
9.1	The parties contemplate that Orders will be placed from time to time by Company and Ordering Companies, incorporating by reference the terms and conditions of this Agreement. The pre-printed terms and conditions found on the reverse side of Orders shall be excluded and deemed deleted. Each Order may set forth the terms and conditions reflecting business requirements unique to a particular ordering location. In the event of any contradiction between the terms and conditions of this Agreement and the terms and conditions of an Order, the terms and conditions of this Agreement shall supersede and override the terms and conditions of such Order to the extent of such contradiction. Orders will describe in detail the required Product, Commercially Purchased Item, and/or the Service to be provided by Supplier and may include, without limitation, the following types of items: statements of work, drawings, plans, designs, procedures, Specifications (Product, quality, design and test), BOMs, methods of packaging, marking specifications, repair and return processes, Flexible Delivery Terms, quantities of units or other equipment to be furnished by Company’s ordering location, if any, delivery schedules and inspection criteria.
9.2	Company may designate in an Order the particular Supplier facility where the subject Services will be provided or the subject Product manufactured; provided however, no such designation of any given facility will be valid unless each of Company and Supplier is reasonably satisfied that the necessary manufacturing or other capabilities are in place at such facility and that such facility has passed one or more of Company’s engineering quality evaluations.
9.3	If a notice of rejection of an Order is not received by Company from Supplier within five (5) Business Days from the date of the issuance thereof, such Order shall be deemed to have been accepted by Supplier. However, in no event shall Supplier reject an Order due to Company’s increase in Forecasted or unforecasted Product demand, including if such increase in demand is in excess of the Flexible Delivery Term limits agreed upon by the parties. In such an event, Supplier shall use reasonable commercial efforts to meet the delivery dates of such excess Product, but the failure by Supplier to meet the delivery date requested in such an event shall not be deemed (i) a breach by Supplier of its obligation to meet the delivery date requested or (ii) to affect any measure of Supplier’s performance related to the requested delivery hereunder; provided, however, once the parties agree upon a delivery date, delivery performance shall be measured in accordance with this Agreement.
9.4	Company may at any time during the course of Supplier’s manufacture of a Product, performance of a Service, and/or supply of a Commercially Purchased Item require additions to or deductions or deviations from (each, an “Order Change”) the Product, Commercially Purchased Item and/or Service ordered. No Order Change shall be considered as an addition to or deduction or deviation from the Product, Commercially Purchased Item and/or Service provided by Supplier nor shall Supplier be entitled to any compensation for the Product, Commercially Purchased Item and/or Service done pursuant to or in contemplation of such change, unless made pursuant to a written Order Change issued by Company.
9.5	Company may at any time terminate an Order for Commercially Purchased Items without cause, in whole or in part. Upon notice of Order termination, Supplier agrees to stop work being performed on the terminated Order consistent with the quantities on the Order being terminated. In such an event, Company shall be liable to Supplier for (i) any cancellation charges that Supplier incurs as a result of such termination and (ii) such Commercially Purchased Item shall be deemed to be Excess Inventory and dealt with pursuant to Article 12.
9.6	Company may at any time terminate an Order for Services without cause, in whole or in part, upon written notice to Supplier. In such an event, Company’s liability shall be limited to payment of the amount due for the Services performed up to and including the date on which such notice of termination is received by Supplier from Company (which amount shall be supported with proof satisfactory to Company) and no further Services pursuant to such terminated Order will be rendered by Supplier. Such payment by Company shall constitute a full and complete release and

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discharge of Company’s obligations in respect of such terminated Order for Services. In no event shall Company’s liability exceed the price identified in the applicable Order for the Services being terminated.
ARTICLE 10 — DELIVERY/FLEXIBLE DELIVERY ARRANGEMENTS/LATE DELIVERY
10.1	At Company’s request, Supplier agrees to enter into various flexible delivery arrangements (“Flexible Delivery Arrangements”), as agreed by the parties, for the Products provided by Supplier to Company under this Agreement. The Flexible Delivery Terms set out in Attachment G shall apply to all Flexible Delivery Arrangements unless otherwise agreed to by the parties. The parties shall also discuss and mutually agree upon a process for delivery of Products by Supplier directly to Company’s end customers (also known as “drop-shipments”) on an as-required basis.
10.2	Supplier agrees that all Forecasts provided by Company in relation to a Flexible Delivery Arrangement are for planning purposes only and shall not be deemed a commitment by Company except for the liability as set forth in Attachment G and Article 12. Supplier shall use reasonable commercial efforts to satisfy Company’s purchase requirements that may be in excess of any delivery flexibility or Forecast change limits agreed to by the parties under a Flexible Delivery Arrangement, and failure by Supplier to meet the Company’s increased requirements shall not be deemed (i) a breach by Supplier of its obligation to fulfill requirements or (ii) to affect any measure of Supplier’s performance related to the requested delivery hereunder.
10.3	For certain Products or Commercially Purchased Items ordered pursuant to this Agreement, Supplier and Company shall agree on a stated delivery interval or lead-time. For the purposes of evaluating Supplier’s delivery performance against lead-time, it is understood by the parties that lead-time is measured from the time the Order or Product or Commercially Purchased Item delivery request is received by Supplier in writing or electronically from Company until the time the conforming Product or Commercially Purchased Item is delivered to Company pursuant to Article 8. Unless otherwise agreed to by the parties, Products or Commercially Purchased Items may be delivered by Supplier to Company up to three (3) days early and zero (0) days late.
10.4	In the event of Supplier’s failure to deliver conforming Product due to causes attributable to Supplier within the time frame agreed to between the parties in this Agreement or an Order issued pursuant to this Agreement, Company shall have the right to: (a) cancel such Order; or (b) extend such delivery time frame to a later date, subject, however, to the right to cancel as in clause (a) above if delivery is not made or performance is not completed on or before such extended delivery date. If an Order is canceled by Company pursuant to the above, Company shall have the right to retain or return any or all Product received by or paid for by Company under such Order. Within fifteen (15) days of Supplier’s receipt of returned Product, Supplier shall reimburse Company for the costs of shipping the Product returned to Supplier and for any amounts, including shipping costs, previously paid by Company for the returned Product. Company shall pay for any Product it retains at the prices set forth in the Order issued pursuant to this Agreement and any other deductions as may be allowed in this Agreement. If Supplier is unable to meet the acknowledged delivery date(s) set forth in an Order, Supplier shall be responsible for paying all reasonable incremental transportation costs necessary to deliver the requested Product to Company by the acknowledged delivery date(s) indicated in the Order.
10.5	Supplier agrees to immediately notify Company’s representative, as identified on the Order, of any foreseeable condition that would affect Supplier’s ability to meet the acknowledged delivery date and time and Company’s expected delivery date and time. Supplier’s compliance with the foregoing does not relieve Supplier of the delivery performance requirements or other conditions set forth in this Article 10.

ARTICLE 11 —	PERFORMANCE METRICS AND PERFORMANCE METRICS DEFAULT RESOLUTION PROCESS; “PAY FOR PERFORMANCE” PROGRAM

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11.1	The performance metrics (“Performance Metrics”) are as set forth in Attachment I. Company intends to monitor such Performance Metrics on a quarterly basis or on a more frequent basis as outlined in Attachment I. Supplier agrees to provide any relevant information that the Strategic Alliance Team may require and in the time frames needed in order to support the Performance Metrics process. Supplier recognizes that the measurable Performance Metrics as described in Attachment I represent Company’s current minimum performance requirements and agrees to the resolution process and consequences, as described in Article 11.2, of not meeting such defined minimum requirements. The Performance Metrics may be revised periodically by the parties’ agreement, with the objective of continuous performance improvement. The Performance Metrics are categorized into three (3) areas: business impacting metrics (“Business Impacting Metrics”), operational metrics (“Operational Metrics”), and information only metrics (“Information Only Metrics”).
11.2	In the event Supplier’s performance levels fall below any of the minimum thresholds set forth in the Business Impacting Metrics identified in Attachment I, other than for reasons attributable to Company, Company may give notice to Supplier of performance default. After receipt of such notice, Supplier shall deliver to Company within twenty (20) days a Corrective Action Plan to correct such default condition within thirty (30) days of receipt of the CAP. In the event Supplier fails to deliver a Corrective Action Plan within the twenty (20) day period, or if the Corrective Action Plan is determined to be unacceptable by Company, acting reasonably, or if the Corrective Action Plan fails to cure the default for such Product or Commercially Purchased Item within the thirty (30) day period, this shall be deemed a default under Article 36, and in addition to its other remedies, Company may purchase the Product from a source other than Supplier by invoking all of its rights under this Agreement, including, but not limited to, Article 53. In the event of a dispute over Supplier’s failure to meet the minimum standards or Company’s failure to accept the CAP, the parties shall attempt to resolve such dispute through the process set forth in Article 27.
11.3	If Company elects to purchase any of the Products in respect of which there has been a default pursuant to Article 11.2 from a source other than Supplier, Supplier agrees that Company’s obligations under Article 5 will be reduced by the aggregate value of any such purchases from an alternate source until such minimum thresholds defined in Article 11.2 are achieved.
11.4	In the event Supplier’s performance falls below the minimum threshold (“Out of Tolerance Condition”) set forth in the Operational Metrics, Company may give notice to Supplier that a Corrective Action Plan is required from Supplier. After receipt of such notice, Supplier shall respond to Company within twenty (20) days of receipt of such notice with a Corrective Action Plan to correct such Out of Tolerance Condition within thirty (30) days of receipt of the CAP. In the event that Supplier fails to deliver a Corrective Action Plan within the twenty (20) day period, or if the Corrective Action Plan is determined to be unacceptable by Company, acting reasonably, or if the Corrective Action Plan fails to cure the Out of Tolerance Condition within the thirty (30) day period or as otherwise agreed to by the parties, the Out of Tolerance Condition along with Supplier’s proposed Corrective Action Plan shall be reviewed by the Strategic Alliance Team during the next Quarterly Business Review Process. The Strategic Alliance Team shall then be responsible for establishing a Corrective Action Plan to correct the Out of Tolerance condition. In the event the Strategic Alliance Team fails to agree on a recommended Corrective Action Plan, the parties shall attempt to resolve such issue through the dispute resolution process set forth in Article 27.
11.5	The Information Only Metrics shall be for information purposes only in order to drive continuous improvement between the parties. Supplier agrees to provide the information requested under the Information Metrics in the frequency and manner agreed to by the Strategic Alliance Team.
11.6	The parties agree to review the current performance metrics in Attachment I and to replace such metrics with a new set of performance metrics and to establish a “pay for performance program,” that includes delivery and quality metrics for the manufacturing, New Product introduction and out of Warranty repair services provided by Supplier and its Affiliates under this Agreement. The

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parties shall attempt to reach a mutual understanding with respect to the foregoing within 90 days of the date of signature.
ARTICLE 12 — EXCESS AND OBSOLETE MATERIAL AND FINISHED GOODS INVENTORY
12.1	The parties recognize that a key element for reducing inventory liability is to increase the use of Commercial Material on BOMs. The parties shall work together to achieve this goal.
12.2	Subject in each case to Article 12.2(e):
(a)	If at any time the aggregate quantity of any Orderable Item identified by Comcode (including any Purchased Inventory) that Supplier and its Affiliates own is greater than the quantity of such Orderable Item forecasted to be consumed by Supplier and its Affiliates in the manufacture of Products for Company and the Ordering Companies under this Agreement in the subsequent [***] on the basis of the Forecast, then such excess quantity of Orderable Items shall be deemed “Excess Inventory”. Notwithstanding the foregoing, the parties may by express written agreement modify the method of determination and calculation of Excess Inventory set out herein. In the event of such a situation, Supplier shall provide Company with a notice outlining the amount and value of such Excess Inventory and Company shall, within seven (7) Business Days of receiving such notice, issue an inventory purchase order to Supplier for such Excess Inventory, pursuant to Article 12.2(f).

(b)	If at any time the aggregate quantity of any item of Material (including any Purchased Inventory) that Supplier and/or its Affiliates own is greater than the quantity of such Material forecasted to be consumed by Supplier and its Affiliates in the manufacture of Products for Company and the Ordering Companies under this Agreement in the subsequent [***] on the basis of the Forecast, then such excess quantity of Material shall be deemed “Excess Inventory”. Notwithstanding the foregoing, the parties may by express written agreement modify the method of determination and calculation of Excess Inventory set out herein.

(c)	Supplier shall provide Company with a notice (the “Excess Notice”) on or about the twentieth (20th) day of the month setting out the amount and value of any Excess Inventory. Within sixty (60) days of the date on which Company receives such notice from the Supplier (the “Notice Receipt Date”), Company shall contemporaneously issue to Supplier (i) an inventory purchase order for such remaining Excess Inventory, pursuant to Article 12.2(f), and (ii) a purchase order in respect of an inventory carrying charge (the “Inventory Carrying Purchase Order”) in the amount of two percent (2%) per month of the average value of such Excess Inventory carried by Supplier during the period commencing thirty (30) days after the date of the Excess Notice to the date that the inventory purchase order and the Inventory Carrying Purchase Order for such Excess Inventory is issued by Company to Supplier. The calculation of such average shall be based on month ending inventory levels. Supplier acknowledges that there may be unique circumstances in respect of which Company shall have up to ninety (90) days after the Notice Receipt Date to issue such purchase orders.

(d)	Company shall keep Supplier’s procurement organization apprised of any Material purchased by Company from Supplier under this Article 12 which is suitable for use in the manufacture of Products and Supplier shall purchase such Material from Company, on an as-needed basis, prior to purchasing such Material from Material vendors. The purchase price of such Material shall be at the cost reflected in the then current Product pricing set forth in Article 6.

(e)	In the event of (i) a complete or partial termination, rescheduling or cancellation of an Order, (ii) reduction in Forecast, (iii) the termination of all or any part of this Agreement, or (iv) any other event, including a change in Specifications or an engineering change, which

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results in any Material, including any Material included in Purchased Inventory, which Supplier has purchased or issued a purchase order to the Material vendor for, no longer being required by Supplier to manufacture Products (or being otherwise unsuitable for use in the manufacture of Products due to the passage of time) within the subsequent [***], such Material shall be considered “Obsolete Inventory” and Company shall be notified of the same. Company shall, within seven (7) Business Days of receiving such notice, issue an inventory purchase order to Supplier for such Obsolete Inventory, pursuant to Article 12.2(f), and may direct Supplier to deliver such Obsolete Inventory to Company or any third party designated by Company, or to dispose of such Obsolete Inventory in accordance with Article 24, all at Company’s cost.

(f)	Company will purchase the Excess Inventory, the Obsolete Inventory and/or the Purchased Inventory, as the case may be, pursuant to an inventory purchase order at the following prices: (i) in the case of Excess Inventory, at the price reflected in the current cost of the Products, (ii) in the case of Obsolete Inventory, at the price paid by Supplier for such Obsolete Inventory, plus the applicable Material mark-up pursuant to Article 6, and (iii) in the case of Purchased Inventory, at the price paid by Supplier for such Purchased Inventory. Any Excess Inventory, Obsolete Inventory and Purchased Inventory, as the case may be, purchased by Company from Supplier pursuant to an inventory purchase order shall be deemed Company Owned Inventory. The inventory purchase order shall include the costs of mitigation incurred by Supplier pursuant to Article 12.2(j), including under-recoveries resulting from the sale of Material at prices less than the price paid for such Material and costs relating to re-stocking or return charges, but excluding labor costs incurred by Supplier. With respect to any Excess Inventory purchased by Company pursuant to an inventory purchase order (other than pursuant to Article 12.2(a)), Supplier shall, at Company’s option, either store such Company Owned Inventory pursuant to Attachment M, or dispose of it in accordance with Article 24, at Company’s cost and direction.

(g)	Excess Inventory and Obsolete Inventory will only include inventory that is in a useable physical condition and that is not otherwise damaged by Supplier.

(h)	Notwithstanding the persons designated in Article 26, all notices, inventory purchase orders and any other communication required to be made or delivered by either party to the other party pursuant to this Article 12 shall be sent to representatives agreed to by the parties.

(i)	Company shall have no liability for Material not ordered in accordance with Article 13.4.

(j)	Supplier shall in all circumstances take steps to mitigate Company’s liability for Excess Inventory and/or Obsolete Inventory, including, without limitation, in the following priority:
(i)	attempt to utilize Material for other Products manufactured for Company;

(ii)	attempt to utilize Material for products manufactured for companies other than Company;

(iii)	attempt to return Material to the Material vendor utilizing all applicable return and sell-back privileges;

(iv)	identify opportunities for disposing of Excess Inventory and/or Obsolete Inventory within Company’s Supply Chain Portal; and

(v)	attempt to sell any of the Commercial Material to a third party.

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Such mitigation efforts shall continue for a period of fourteen (14) days from the date that Supplier has initiated such mitigation efforts, after which time Supplier may notify Company of such Excess Inventory and Obsolete Inventory pursuant to Articles 12.2(c) and (e), respectively, unless otherwise agreed by the parties. Following such mitigation period, Supplier shall provide Company with documentation regarding mitigation efforts for Material (by Comcode) having a value of greater than $10,000.00.

If the sale price of any Material disposed of by Supplier pursuant to Articles 12.2(j)(iv) and 12.2(j)(v) as part of the mitigation efforts is less than the price for such Material under this Agreement, Supplier shall be entitled to receive such difference (i.e., a variance charge) in respect of such Material. The process for determining such variance charges shall be as follows: Supplier shall contact Company’s program manager at the relevant facility to obtain approval for such sale to a third party. After Supplier completes the sale of such Material to such third party, Supplier shall enter the variance charge by using the price variance tool used by the parties for the purpose of facilitating the payment of a variance charge. The variance charge will have a reason code of “sale to broker” and a note identifying the program manager who approved such sale and the approved sale price, program and quantity. This process will provide Company’s program manager with the documentation required to document the price variance. This documentation will be the record used in the monthly reconciliation of the price variance charges for such Material. The parties agree to develop and implement a more detailed variance charge process after the Effective Date.
12.3	In order to attempt to reduce the amount of Excess Inventory from time to time, Supplier and Company agree to target a minimum of [***], and the parties shall use reasonable commercial efforts to achieve such target. If Supplier has not achieved an average of [***] by March 31, 2006, the parties shall work cooperatively to identify the cause thereof, and to take any necessary corrective actions as agreed by them to achieve such target.
12.4	Any partial reels of Material shall not be included in Excess Inventory or Obsolete Inventory, except that:
(a)	once each year in September, all partial reels of Material having an aggregate book value of greater than $2,500 and that would otherwise be categorized as Excess Inventory pursuant to Article 12.2, shall be considered Excess Inventory, in which case Company shall issue to Supplier an inventory purchase order and an Inventory Carrying Purchase Order pursuant to Article 12.2(c); and

(b)	twice a year, in March and September, and on the termination or expiration of this Agreement, any partial reels of Material that have zero demand by Supplier for use in Products shall be considered Obsolete Inventory, in which case Company shall issue to Supplier an inventory purchase order for such Obsolete Inventory pursuant to Article 12.2(e) (for certainty, Supplier shall not be required to take any further mitigation efforts after it has so notified Company of such partial reels).
12.5(a)	Supplier acknowledges that all claims submitted by it to Company for Excess Inventory and Obsolete Inventory (an “E&O Claim”) shall be supported by the required data specified in Attachment Q (the “Required Data”). Within thirty (30) days of the Notice Receipt Date under Article 12.2(c) for Excess Inventory, and within six (6) Business Days of Company’s receipt of the notice under Article 12.2(a) for Excess Inventory and under Article 12.2(f) for Obsolete Inventory, Company shall notify and confirm with Supplier (i) the portion of such E&O Claim in respect of which Company has received sufficient Required Data and which it does not dispute (the “Agreed Portion”), and (ii) the portion, if any, of such E&O Claim that Company disputes, acting reasonably, as a result of a deficiency in the Required Data (the “Disputed Portion”).

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(b)	If Company notifies Supplier within the applicable time-frame specified in Article 12.5(a), the Agreed Portion shall be dealt with pursuant to Article 12.2 and the parties shall discuss the deficiencies in the Required Data, and any additional Required Data required by Company, acting reasonably, with respect to the Disputed Portion. Company shall provide to Supplier such information in respect of the Disputed Portion as Supplier may reasonably request in order to evaluate whether or not to resubmit an E&O Claim for all or a portion of such Disputed Portion. Supplier may from time to time resubmit an E&O Claim to Company in respect of all or any portion of the Disputed Portion in accordance with the procedures set out in this Article 12.5 until such time as the Disputed Portion has been agreed to or resolved in accordance with this Article 12.5 (including, for certainty, pursuant to Article 12.5(c)) or otherwise. The parties shall follow the procedures set out in this Article 12.5 for any E&O Claim that is resubmitted by Supplier from time to time in respect of a Disputed Portion.

(c)	If Company does not notify Supplier within the applicable time-frame specified in Article 12.5(a) in respect of an E&O Claim or a resubmitted E&O Claim, such claim shall forthwith be submitted to the dispute resolution procedures set out in Article 27.

(d)	If it is determined in accordance with the procedures set out in this Article 12.5 that all or a portion of the Disputed Portion as submitted at any time by Supplier to Company was properly due and payable, Company shall pay to Supplier all accrued charges and amounts payable with respect to such agreed to Disputed Portion and fulfill all of its other obligations, pursuant to Article 12.2, from the date an E&O Claim in respect of such Disputed Portion was first submitted by Supplier to Company together with such Required Data as should have been sufficient for Company, acting reasonably, to verify and approve such Disputed Portion, to the date of payment or performance of such obligation pursuant to Article 12.2.

(e)	To the extent there are any disputes between the parties with respect to the subject matter of this Article 12.5 and/or Article 12.2, such disputes shall forthwith be submitted to the dispute resolution process set out in Article 27.
12.6	On a weekly basis, Supplier will provide Company with reports on the quantities that Supplier has on hand of Material, work-in-process inventory, Scrap, inventory of Products to be reworked or refurbished by Supplier, and on Storeroom Balance Accuracy (as defined in Attachment H), in such detail as may be reasonably requested by Company and agreed by Supplier.
ARTICLE 13 — MATERIAL PROCUREMENT BY SUPPLIER
13.1	Supplier shall adhere to Company’s Approved Vendor List and specific Bills of Materials, as provided by Company to Supplier, for the procurement of all Material used in the manufacture or repair of Products unless otherwise agreed to.
13.2	Prior to Supplier manufacturing new products for Company, Supplier agrees to provide Company with a detailed, itemized costed BOM showing Supplier’s best-negotiated price at the Material item level. Upon receipt and review of such BOM, Company shall provide Supplier with an authorized final costed BOM comprised of the best-negotiated prices for Material available to Company and/or Supplier. Upon verification of pricing and terms and conditions in accordance with Attachment K2 with vendors of Company Controlled Material, Supplier agrees to pass through all Material price benefits as a result of Company’s price and terms in accordance with Attachment K2 negotiations with the vendors of Company Controlled Material directly to Company. Disclosure by either party of Material pricing under this Article 13.2 shall be subject to any confidentiality obligations that either party may have to its respective vendors.
13.3	(a) Parties shall, after entering into this Agreement, promptly agree on the initial designation of Company Controlled Material and Supplier Controlled Material by part number and/or

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commodity family. Such designation may be revised from time to time by agreement of the parties. The following shall apply in respect of Supplier Controlled Material:
(i)	Company shall immediately following the designation of Material as a Supplier Controlled Material send a letter substantially in the form attached as Attachment K1 to each vendor of Supplier Controlled Material, with a copy to Supplier, advising such vendor that Supplier has control of all purchasing decisions in respect of such Material (for certainty, Company shall send a letter to each vendor of the initial Supplier Controlled Material as soon as possible after the date hereof).

(ii)	In the event of significant changes in market conditions, Supplier shall discuss with Company reasonable expectations of prices for Supplier Controlled Material. In such cases, Supplier shall advise Company of the change in market conditions for such Material and respective price projections and the parties shall negotiate in good faith to amend the price reduction percentages for the applicable Price Reduction Period.

(iii)	Company agrees not to be involved in any manner in any sourcing, purchasing, pricing and other negotiations with the vendors of Supplier Controlled Materials. To the extent Company is involved in any sourcing, purchasing, pricing and other negotiations with the vendors of Supplier Controlled Materials on the date hereof, it shall immediately withdraw and cease to be involved in all such activities and provide Supplier with necessary information in respect of such negotiations to enable the transition of such negotiations and purchase decision to Supplier. In addition, Company shall not, directly or indirectly request or accept price quotations, concessions, rebates or other financial benefits from vendors of Supplier Controlled Materials on the basis of material volumes which are being negotiated and purchased by Supplier.

(iv)	For New Product designs, and where possible in respect of Engineering Change Orders, Company shall use its reasonable commercial efforts to (i) include and qualify Supplier preferred Material vendors on the AVL, and (ii) incorporate Material from Supplier preferred Material vendors to the greatest extent possible that meet Company quality requirements and are documented in Company approved sourcing strategies.

(v)	Company shall advise Material vendors that New Product designs will have Materials selected from Supplier preferred Material vendors that meet Company quality requirements and are documented in Company approved sourcing strategies.
(b)	The following shall apply in respect of Company Controlled Material:
(i)	Company will be responsible for all sourcing and price and terms and conditions (in accordance with Attachment K2) negotiations with the vendors of Company Controlled Materials provided that such activities are aligned with the terms and conditions of this Agreement (including but not limited to warranty, payment, flexibility, etc).

(ii)	Company shall provide all necessary information in respect of pricing and general commercial terms for Company Controlled Material in the format specified in Attachment K2 not less than two (2) weeks prior to the commencement of each Pricing Reduction Period.

(iii)	Company shall use a “landed cost model” agreed to with Supplier for all Company Controlled Material sourcing decisions (a landed cost model means the price for the Material plus all costs and expenses incurred or payable in respect of duty, transportation, hubbing, and insurance to Supplier’s place of manufacture).

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(iv)	If any Company Controlled Material is designated as Supplier Controlled Material pursuant to Article 13.3(a), Company shall advise the Material vendors in writing and provide Supplier a letter of authorization substantially in the form set out in Attachment K1 acknowledging the change in responsibility for such Material.
(c)	Supplier and Company may mutually agree to re-designate any Supplier Controlled Material as Company Controlled Material, or vice versa, effective as of a date that is not less than six (6) months following the date of such decision.
13.4	Unless otherwise agreed to between the parties, Supplier will purchase all Material that is required to manufacture the Products pursuant to the AVL. Supplier is authorized to purchase Material and Commercially Purchased Items, based on the applicable lead-times, minimum order quantities and economic order quantities, in order to support production and delivery requirements based on Orders, Flexible Delivery Terms and Forecasts. Supplier shall obtain written approval from Company’s designated representative prior to purchasing those Materials or Commercially Purchased Items that have delivery lead times in excess of Company’s Forecasted demand intervals and/or Flexible Delivery Terms. Supplier shall target a weighted average lead time for Material of a targeted maximum of 30 days or as otherwise agreed by the parties and shall use reasonable commercial efforts to achieve such target in order to minimize Company’s liability pursuant to Article 12. Supplier shall also take all reasonable commercial steps to manage the ordering, delivery and stocking of Material and Commercially Purchased Items in a manner that will minimize the potential levels of Excess Inventory or Obsolete Inventory as described in Article 12. The parties agree to review all Material or Commercially Purchased Items that have lead times in excess of twelve (12) weeks during the Quarterly Performance Review Process in order to formulate lead time reduction plans for such Material or Commercially Purchased Items.
13.5	In the event Supplier receives notification from a third party vendor that a Material item listed on a BOM for a Product or a Commercially Purchased Item will be discontinued, Supplier will promptly forward the notification to Company along with a recommended plan of action. In the event that the Material or Commercially Purchased Item being discontinued does not have a readily available replacement or substitute identified prior to the time at which the Material or Commercially Purchased Item can no longer be ordered, pursuant to written authorization from the Company, Supplier agrees to procure, manage and store such discontinued Material or Commercially Purchased Items (the “LTB Material”) on behalf of Company to enable the continued manufacturing of Products or the availability of Commercially Purchased Items until such time as Company can provide a Material or Commercially Purchased Item substitution or Product redesign; provided that if at any time Supplier owns LTB Material (excluding LTB Material designated by the parties for use in Supplier’s repair operations) having an aggregate book value in excess of an amount (the “LTB Material Threshold Amount”) equal to [***] of the aggregate book value of all inventory (raw Material, work-in-process and finished goods) then owned by Supplier under this Agreement (the amount of the aggregate book value of LTB Material from time to time in excess of the LTB Material Threshold Amount is referred to in this Article as the “Excess Amount”), the Supplier may designate any portion of LTB Material it owns having an aggregate book value equal to such Excess Amount as Excess Inventory or Obsolete Inventory and Company shall, in the case of Obsolete Inventory, issue to Supplier an inventory purchase order pursuant to Article 12.2(e), and in respect of Excess Inventory, issue to Supplier a purchase order and an Inventory Carrying Purchase Order pursuant to Article 12.2(c), as applicable. All LTB Material shall be excluded from the Percentage Reduction for Products as defined in Article 6.1. The process to calculate such LTB Material exclusions shall be mutually agreed by the parties.
13.6	Supplier agrees to allow Company to purchase Material from Supplier for the Products being manufactured for Company as necessary in such quantities as required for Company’s in-house Product repair operations. Pricing for such Material purchases shall be in accordance with the Manufacturer Per Unit Pricing Formula set forth in Attachment C and the rate structure in Article 6.9, as applicable.
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13.7	Prior to ordering Material from a third party Material vendor to support the manufacture of Products by Supplier for Company, Supplier shall first purchase, at agreed Market-Based Prices and terms and on an as-required basis, any equivalent conforming Material that is owned by Company and that Company has communicated to Supplier is for sale to Supplier. Prior to ordering Material from a third party Material vendor, Company shall first purchase, and shall use commercially reasonable efforts to cause its suppliers to purchase, at agreed Market-Based Prices and terms and on an as-required basis, any equivalent conforming Material that is owned by Supplier and that Supplier has communicated to Company is for sale to Company.

ARTICLE 14 —	PURCHASE OF GOODS AND SERVICES BY SUPPLIER UTILIZING COMPANY’S PRICING
14.1	Prior to the manufacture of any Product for Company by Supplier, Company shall provide Supplier a Product BOM that will include Material identification information, including the applicable approved Material vendors. In addition, Company will provide Supplier with Material identification, including the respective approved Material vendors for Commercially Purchased Items ordered by Company from Supplier pursuant to this Agreement. At Company’s option, Company shall with respect to all Company Controlled Material facilitate the purchase of such designated BOM items or Commercially Purchased Items by Supplier at Company’s negotiated Material purchase prices with the approved Material vendors, subject to the following conditions:
(a)	Company shall have provided Supplier with a written authorization in the form of Attachment K3 — Material Authorization Letter, prior to Supplier purchasing such designated BOM item at the prices set forth in Company’s purchase agreements with the respective Material vendor;

(b)	Supplier shall purchase such Material with the sole intent of using such Material for the manufacture or repair of Product under this Agreement or Order(s) issued pursuant to this Agreement or as otherwise provided in this Agreement;

(c)	Supplier shall establish the terms and conditions of purchase for Company Controlled Material. If requested by Supplier, Company shall use reasonable commercial efforts to work with and support Supplier in its negotiations of terms and conditions of purchase and Flexible Delivery Arrangements with the vendors of Company Controlled Material including, at Company’s discretion, Company’s participation in the negotiations.

(d)	Supplier shall hold in confidence any and all information related to Company’s purchase agreement(s) with the Material vendors, including, but not limited to, technical information, forecasts and Company’s prices. Supplier hereby agrees to use such information only for the purpose of fulfilling its obligations under this Agreement or any Order placed pursuant to this Agreement. Supplier shall share such information only in accordance with and subject to Article 35; and

(e)	Supplier agrees to implement a first in first out (“FIFO”) inventory system for Material purchases under this Article 14.1. Supplier shall monitor this FIFO inventory system to ensure the Material purchased and received first by Supplier shall be the Material consumed first during the manufacture of Products.
14.2	Company and Supplier shall use reasonable commercial efforts to identify and pursue possible purchasing opportunities with companies which will benefit the respective parties through volume discounts, process and cost efficiencies for goods and services.

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ARTICLE 15 — PRODUCT FORECASTING AND CAPACITY PLANNING
15.1	Supplier shall work with Company to maintain a level of Product manufacturing capability and flexibility that is consistent with Company’s business requirements. Unless otherwise agreed, Company shall compensate Supplier in the manner set out herein for any costs associated with replicating existing stencils, fixtures, tooling, assembly and/or test equipment uniquely required to support Company’s production requirements or building new unique stencils, fixtures, tooling, assembly, and/or test equipment in support of Company’s production requirements. Such costs shall, by mutual agreement of the parties either (a) be amortized over a six (6) month period in the cost of the Product, or (b) be charged by Supplier to Company as a separately billable non-recurring engineering charge for which Company shall issue Supplier a purchase order in accordance with Article 9. Prior to fabricating or procuring any stencils, fixtures, tooling, assembly and/or test equipment that is unique to the manufacture of Company’s Products, Supplier agrees to review such plans with Company first. Supplier agrees that all stencils, fixtures, tooling, assembly and/or test equipment used in the production of Products shall be subject to the terms set forth in Articles 37 and 53.
15.2	Company will use reasonable commercial efforts to provide to Supplier, on a weekly basis, a fifty-two (52) week rolling forecast, in sufficient detail, for all Products required under this Agreement (the “Forecast”), or to provide forecasts using other forecasting methods as may be agreed to by the parties. Except as otherwise provided in this Agreement, all Forecasts are for planning purposes only and do not constitute a commitment to purchase by Company. Company’s requirements for Commercially Purchased Items may, at Company’s option, be included in a Forecast or be ordered on a discrete order basis.
15.3	As part of Company’s and Supplier’s supply chain management process, Supplier agrees to provide Company’s forecasted requirements to all third party vendors of Material to support the timely manufacture of Products by Supplier for Company under this Agreement. In addition, Supplier will, over time, establish with each Material vendor appropriate delivery intervals, inventory stocking levels, and ordering flexibility arrangements to support Company’s delivery lead time, inventory stocking levels and ordering flexibility arrangements required of Supplier. At Company’s request, Supplier shall provide Company with reports and allow Company to verify that Supplier is satisfactorily complying with this Article 15.3.
15.4	Company shall use reasonable commercial efforts to advise Supplier at least six (6) months prior to the time at which a Product is scheduled for end-of-life designation. Upon receipt of such notice, the parties shall work together to prepare an end-of-life plan.
ARTICLE 16 — EMERGENCY BACKUP MANUFACTURING PLAN
16.1	Supplier will update existing Emergency Backup Manufacturing Plans that have been delivered by Supplier to Company prior to the Effective Date, and Supplier will, within ninety (90) days of the Effective Date, provide to Company Emergency Backup Manufacturing Plans for those facilities for which no Emergency Backup Manufacturing Plan has previously been provided by Supplier to Company. Each Emergency Backup Manufacturing Plan shall, following a catastrophic event, a condition listed in Article 43.1, or any other condition in which Supplier is unable to produce and ship Product to meet Company’s requirements for at least thirty (30) Business Days, allow Supplier to:
(a)	manufacture and ship the impacted Product(s) at the levels set forth in Article 16.1(c) from one or more of its other manufacturing facilities upon the written approval of Company to meet Company’s delivery requirements for such Product(s);

(b)	commence shipments of the impacted Product(s) at the levels set forth in Article 16.1(c) to Company from such other manufacturing facilities no later than thirty (30) Business Days after the commencement of the catastrophic event or other condition; and

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(c)	achieve the following levels of shipments from such other manufacturing facilities:
(i)	a minimum of fifty percent (50%) of Company’s then current Forecast after thirty (30) Business Days of the commencement of the catastrophic event or other condition;

(ii)	a minimum of seventy-five percent (75%) of Company’s then current Forecast after forty-five (45) Business Days of the commencement of the catastrophic event or other condition; and

(iii)	a minimum of one hundred percent (100%) of Company’s then current Forecast after sixty (60) Business Days of the commencement of the catastrophic event or other condition.
16.2	The relevant Emergency Backup Manufacturing Plan(s) will be reviewed and modified by mutual agreement of the parties, as necessary from time to time.
16.3	In the event that the Emergency Backup Manufacturing Plan fails to achieve its purpose as set out in Article 16.1, Company may at its option, terminate this Agreement or an Order (with respect to the Product identified in the Order and affected by such delay or failure) in accordance with Article 43 at no charge, and/or exercise any other rights and remedies it may have, pursuant to this Agreement and at law or at equity.
ARTICLE 17 — NEW PRODUCT INTRODUCTION AND TARGET COSTING
17.1	At Company’s request, Supplier agrees to provide the necessary manufacturing assistance to Company to support the timely development, design, and introduction of new products. As part of this assistance, Supplier agrees to the terms and processes set forth in Attachment N — New Product Introduction (NPI) Process and shall keep abreast of major developments in Supplier’s industry including such areas as new production methods, processes and techniques or materials and shall regularly advise Company of any developments that could impact Company’s Product price, performance, quality and time to market objectives.
17.2	At Company’s request, Supplier agrees to participate with Company in utilizing target-costing methodology for new products introduced into Supplier’s manufacturing process. The methodology used to perform this target-costing will be established by the Strategic Alliance Team, which will prepare a specific product cost roadmap. Supplier agrees to target and document cost reductions in accordance with the specific product cost reduction roadmap. Both parties commit to work aggressively to pursue the achievement of such target cost reductions.
17.3	The parties will mutually agree in writing on any specific quality plans and requirements in connection with New Products.
ARTICLE 18 — ELECTRONIC COMMERCE
18.1	Supplier and Company will work diligently to implement and utilize electronic means to issue Orders, Order acknowledgments, Order changes, forecasts, ship notices, Flexible Delivery Terms information, view Product and Material inventory information, electronic mail or such other communications as may be agreed upon by Supplier and Company for the transmission and receiving of information under this Agreement (“Electronic Commerce”).
18.2	Supplier shall maintain Electronic Commerce capability throughout the Term of this Agreement. If Company elects to utilize EDI or XML as a means to electronically transmit data, Supplier and Company shall negotiate in good faith the required specifications, agreements and timelines for implementation. Such Electronic Commerce shall also include the capability of transmitting and receiving the items referenced in Articles 18.1 and 18.3 by means of Internet communications.

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18.3	In addition to the requirements set forth in Article 18.1, Supplier agrees to provide Company access, in accordance with and subject to Supplier’s security policies and procedures, to Supplier’s information systems in order to view and download the following Product data: (a) test and inspection data, (b) repair data, (c) functional parametric data, (d) component engineering and component management data, (e) current “build to” production BOMs, and (f) Supplier and Company Product and Material inventory levels. Supplier will provide to Company the following, to a common standard for all Company locations, via real-time/near-real-time Internet transactions: (a) detailed (manufactured and purchased) finished Product/sub-assembly supply plans to support Company’s end customer available to promise processes, (b) jeopardy notification and re-promise date(s) if a scheduled item will not ship on the day scheduled, and (c) hierarchical Product serialization data to support serialization capture processes in effect at the time.
18.4	The parties hereby agree that Supplier will meet with each Ordering Company to determine the necessary information systems, software, and configurations that are required to enable each Ordering Company to electronically transmit the Bill of Material, Specifications, technical drawings and all other relevant information needed for the manufacture of Product by Supplier for such Ordering Company. If Company requires different information systems, hardware, communications technology software or configurations, then the parties agree to negotiate in good faith the costs associated with the installation of such information systems, hardware, communications technology software or configurations. These requirements shall be set forth in writing.
18.5	Supplier shall establish, at Supplier’s expense, appropriate measures (including, but not limited to, fire walls) to ensure Supplier’s and Company’s Information related to the manufacture and supply of Product can only be accessed by Supplier and Company. In the event Supplier is provided access to certain Company information systems, Supplier agrees to (a) use Information obtained from such systems solely for the purpose of performing its obligations under this Agreement or an Order placed pursuant to this Agreement and (b) take the necessary steps at Supplier’s expense, including but not limited to establishing firewalls, secured modems, etc. in order to ensure Company’s Information (including Company IP as part thereof) is sufficiently protected.
ARTICLE 19 — SHIPPING
19.1	Unless otherwise specified in an Order, Supplier shall: (a) ship the Product or Commercially Purchased Item covered by this Agreement or Order complete; (b) ship to the destination designated in the Order; (c) ship according to routing instructions as set forth in the Order and provided by Company’s ordering location; (d) identify this Agreement and Order number on all subordinate documents; (e) enclose a packing memorandum with each shipment, encase the packing memorandum in a moisture resistant pouch or holder, place the packing memorandum on the side of the shipping container, and in the case of multiple containers, place it on the first container and, when more than one package is shipped, identify the package containing the memorandum; and (f) mark this Agreement and Order number on all packages and shipping papers. The following information shall be placed on all packing memorandums: (a) Company’s name; (b) address of shipping location; (c) Order number; (d) Order item or line number; (e) Company’s Comcode as stated on the Order; (f) Product or Commercially Purchased Item description as stated on the Order; (g) quantity shipped; (h) unit of measure as stated on the Order; (i) end customer order number, end customer spec/req number, and end customer item number when identified on the Order; and (j) if required by Law in the destination country, a list of all serial numbers for Product or Commercially Purchased Items shipped. Adequate protective packing shall be utilized, in accordance with the applicable Specifications. Shipping and routing instructions may be furnished or altered by Company in writing. If Supplier does not comply with Company’s shipping or routing instructions, Supplier authorizes Company to deduct from any invoice of Supplier (or to charge back to Supplier) any increased transportation costs actually incurred by Company as a result of Supplier’s noncompliance, provided that such increased costs shall be first submitted to Supplier.

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19.2	Supplier shall provide Company with reasonable notice, by way of an advanced shipping notice (ASN), for each Orderable Item to be shipped by Supplier to Company.
ARTICLE 20 — INTENTIONALLY DELETED
ARTICLE 21 — QUALITY
21.1	Supplier shall meet Company’s quality requirements as set forth in Specifications and otherwise in this Agreement. If within ten (10) days, or as otherwise agreed to by the parties on a case by case basis, of transfer of title to Product from Supplier to Company, Company rejects any or all Product for failing to meet any of the Specifications agreed to by Supplier, Company may exercise one or more of the following remedies: (a) return rejected Product for full credit at the price charged plus return transportation charges, duties, and taxes, as may be applicable; (b) accept a conforming part of any shipment; or (c) have rejected Product replaced by Supplier at the purchase price stipulated in this Agreement or the applicable Order. If notification of rejection of any or all Product is not received by Supplier within this ten (10) day period or as otherwise agreed to between the parties, such Product will be deemed to have been accepted by Company. Company shall obtain a return materials authorization (“RMA”) number from Supplier prior to returning any Product and shall return any Product rejected under this Article within fifteen (15) Business Days of such rejection, unless otherwise agreed between the parties.
21.2	With respect to the facilities at which Supplier or its Affiliates manufacture and repair Products under this Agreement, Supplier shall maintain facility registration in compliance with ISO 9001:2000 and/or TL9000:R3.0 as applicable. Supplier commits that all manufacturing and design operations, including any key sub-contractors which contribute to the design, development, production, delivery and repair service of Product under this Agreement are ISO 9001:2000 registered by an accredited registrar. When requested by Company, Supplier shall furnish subsequent to each of its re-certification/surveillance audits, a copy of its quality policy manual and periodic audit documentation for the locations manufacturing Products or performing Services under this Agreement. In the event Company requests Supplier to adopt or comply with other types of quality and similar requirements or certifications to those stated above in order for Company to sell Products to customers who require such other requirements or certifications, the parties shall negotiate in good faith the timing and costs associated with achieving such requirements or certifications.
21.3	Supplier agrees to apply “Six Sigma” and “Lean Principles” in an effort to identify and minimize waste through improvement in the manufacturing processes under this Agreement. Supplier shall designate two employees trained in the application of “Six Sigma” processes to work with Company to assist in the achievement of the following objectives within one year of the date hereof:
(a)	reduction of lead-time for end customer order entry, order fulfillment and delivery, by a targeted maximum of [ *** ] of such lead-times as of the Effective Date hereof or as otherwise agreed by the parties;

(b)	reduction in average weighted lead-times for Materials, to a targeted maximum of [ *** ] or as otherwise agreed by the parties; and

(c)	target of [ *** ] on-time delivery.
The parties agree that the objectives set out in this Article 21.3 are joint goals, and the failure to achieve such objectives shall not be deemed to be a breach by Supplier of its obligations under this Agreement, or to affect any measure of Supplier’s performance under this Agreement.
21.4	Supplier agrees to appoint one employee of Supplier or any of its Affiliates to be responsible for managing Supplier’s overall quality processes in the manufacture of Products under this Agreement, and shall appoint one employee of Supplier or any of its Affiliates at each facility at

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which Supplier or its Affiliates manufactures Products under this Agreement, to be responsible for Supplier’s quality processes at such facility. Each employee appointed under this Article 21.4 shall be either certified by the American Society of Quality, or shall have received equivalent internal training, including “Six Sigma” certification training.
21.5	Subject to complying with Supplier’s plant rules and regulations, internal security and confidentiality requirements, security clearance regulations and other procedures as applicable, Supplier shall allow on-site quality management system type audits (e.g. ISO 9001, ANSI/ESD 20.20 and TL 9000) as well as on-site process evaluations by Company or Company’s designated representative. All such on-site visits shall be at Supplier’s locations and, with their consent, at the locations of Supplier’s subcontractors who supply Material used in the manufacture of Product. The timing of such on-site visits shall be at Company’s discretion, subject to fourteen (14) days’ prior notice to Supplier by Company except in those situations in which Company has identified a quality problem that would prohibit Company or Supplier from shipping Products. Supplier agrees to implement and report the status of a Corrective Action Plan for all unacceptable issues within a time frame agreeable to the parties. Supplier shall agree to have an improvement program in place, which will allow it to attain and maintain acceptable ratings or equivalent on all quality management system elements as agreed to by Company and Supplier.
21.6	Supplier’s internal process controls shall be based on Company requirements set forth in a specific product plan (“Product Plan”) in a form similar to Attachment F — Product Plan. The Product Plan will contain Product-specific requirements and will define data reporting frequencies as agreed to by Company and Supplier. This is a process of “qualifying” Supplier’s manufacturing location by periodic assessment of processes and Products.
21.7	Subject to complying with Supplier’s plant rules and regulations, internal security and confidentiality requirements, security clearance regulations and other procedures, as applicable, Supplier shall permit Company, at Company’s discretion to inspect and test Product at Supplier’s location (“Source Inspection”). If the Product inspection performance results do not meet Company’s Specifications, after an agreed upon period of time or number of lots inspected, as specified in the applicable Product Plan, the cost of continued Source Inspections shall be borne by Supplier. Source Inspections may be discontinued or reinstated, depending upon the shipped Product quality level, at the reasonable discretion of Company.
Subject to the terms of Article 29, Supplier shall allow Company’s end customer to conduct onsite evaluations of Product, or allow for inspection of Product by Supplier or Company, in accordance with Company’s end customer inspection requirements.
21.8	Supplier shall perform a first article inspection and prepare a first article inspection report whenever any of the following occur in respect of a Product at Supplier’s location: Specification issue change, Material change, manufacturing location change, new Material incorporated into Product, new Material vendor added to the AVL, and at Company’s discretion, acting reasonably, a process change or a Tooling change. The first article inspection report shall be sent to Company by Supplier on or before arrival of the Product. Supplier shall show the Comcode, Specification Issue number, and Order number on the top of the first page of the first article inspection report. The report should identify the specification element verified, the allowable tolerance, and the actual measurements.
21.9	Prior to Product production approval, Supplier shall make available (on-site at Company’s discretion and at Company’s request, acting reasonably), a minimum quantity of sample Product produced in a continuous run on permanent manufacturing equipment to Company’s designated representative for examination and subsequent approval by Company. Supplier shall not make any shipments under an Order prior to approval of such sample production units by Company. Unless otherwise specified in this Agreement, the sample production units shall be retained by and title shall vest in Company upon delivery in accordance with an Order.

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Upon Company’s request, Supplier is expected to inspect Product samples to all applicable Specifications, and then to provide this information, along with a certificate of compliance, to Company.
21.10	Supplier shall meet the Product requirements defined in Specification X-21284, “Lucent Technologies End Point Requirements for Soldered Electrical and Electronic Subassemblies, Issue 4, dated March 21, 2001” as it may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3 and all other agreed to Specifications as listed in the applicable Product Plan.

Supplier shall perform Environmental Stress Testing (“EST”) as described in the applicable Product Plan.

Supplier commits to establishing verification points throughout its manufacturing and repair process. Supplier also commits to meeting the verification point requirements described in the applicable Product Plan. The scope of these verification points shall be to validate through visual and mechanical inspections and tests, and with the use of statistically valid sampling plans (e.g., per ANSI/ASQC Z1.4 and Z1.9-1993), that Product conforms to applicable manufacturing, Product and process Specifications, standards of acceptable workmanship, as well as other Specifications which may be provided by Company. Supplier shall report inspection, test and repair data per Company’s Specifications titled “MTRAP Data Collection Requirements” Issue 9, dated August 4, 2004 and “E-1025 DCF Test Data Format Standard Reference” Issue 6.0 as may be modified from time to time through issuance of an Engineering Change Order in accordance with Article 67.3. The frequency for data collection will be real or near-real time, at least once per day. The parties shall mutually agree on schedule for deployment of MTRAP reporting if not in place as of the Effective Date. Verification of in process data and corrective action associated with this data may be requested by Company periodically. Company reserves the right to make suggestions for improvement based on this data.

Within ninety (90) days of the date of this Agreement, Supplier shall submit to Company a propose quality plan for inspection of finished goods upon completion (also known as “out of box inspection”).

Supplier shall continuously review Product return data, including data from field returns, to ensure that the scope of the verification process includes verification of the requirement(s) or condition(s) under which the returned Product failed. Supplier shall perform a detailed analysis of all returned Product found to be defective, identify root cause, and implement any appropriate corrective action. Any Product found to be defective shall be corrected before shipment to Company.

21.11	Supplier and its subcontractors utilized in the manufacture and repair of Products pursuant to this Agreement, except as otherwise agreed, shall be ANSI/ESDS20.20 registered by an accredited registrar as well as compliant with Specification X-21342 Issue 1, dated January 12, 2001, titled “Lucent Technologies Requirements for Electrostatic Discharge (“ESD”) Mitigation”, as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3. Supplier’s and its subcontractors’ ability to manufacture and handle ESD sensitive (ESD) Material or assemblies, except as otherwise agreed, shall be evaluated and classified by Specification X-21341 Issue 2, dated May 1, 2003 entitled “Lucent Technologies Electrostatic Discharge (ESD) Program Analysis Survey For Non-Lucent Technologies Locations”, as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3 and such subcontractors shall work to achieve and maintain a scoring classification of “Preferred” as defined in Specification X-21341.

21.12	Supplier and its subcontractors shall store and handle components per IPC/JEDEC J-STD-033 requirements and Company’s Specification X-21377 entitled “Storage Requirements for Components used in Lucent Technologies Products.” Any changes to Specification X-21377 will be processed through the Engineering Change Order in accordance with Article 67.3. At Company’s request, Supplier agrees to provide an internal document detailing Supplier’s and such

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subcontractor’s component storage and handling procedures and internal audits of such procedures.
21.13	The procedure for Supplier responding to Company for Product non-conformities detected by Company shall be as follows:

When a Corrective Action Request is initiated by Company, a complaint notification letter shall be sent by Company by electronic mail directly to Supplier’s program manager (or other designated person) requesting a response with a Corrective Action Plan. The Corrective Action Plan response shall include the following information:
(a)	the initial actions taken to contain the problem;

(b)	a description of the root cause of the problem;

(c)	the proposed corrective action or solution to the problem;

(d)	the actual or planned implementation date of the corrective action;

(e)	the plans for verifying that the corrective action was effective; and

(f)	the actual or planned date of the verification of effectiveness.
Supplier’s response to Product non-conformities detected by Company is expected to occur within the timeframe described in the applicable Product Plan.
21.14	Supplier shall report circuit pack return rates for all Products manufactured by Supplier for Company. Supplier shall prepare a corrective action report when the circuit pack maximum return rate as set forth in the applicable Product Plan is exceeded.
21.15	For all Products returned to Supplier by Company, Supplier shall perform a failure mode analysis, which at a minimum shall be at the Material level. Supplier shall record Material level failure modes and accumulate failed Material found defective for the purpose of determining repetitive occurrences. The corrective action status of the analysis of identified repetitive Material failures shall be reported by Supplier to Company when requested. If upon analysis Company returned Product is found to be within the Product workmanship and functional Specifications (i.e., a no trouble found condition), Supplier shall track these No Trouble Found conditions, invoice Company in accordance with Attachment H and notify Company of such findings at a frequency described in the applicable Product Plan, so that the appropriate investigative measures may be taken to determine the root cause of why returned Product is NTF.
21.16	If [ *** ] after the last shipment date of any Product under this Agreement, Company notifies Supplier that such Product shows evidence of an Epidemic Condition (as defined below), Supplier shall prepare and propose a CAP with respect to such Product within five (5) Business Days, or such extended period as may be agreed to, of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time frame is permissible upon mutual written agreement of the parties.

Upon notification by Company of the Epidemic Condition to Supplier, Company shall have the right to postpone all or part of the shipments of unshipped affected Product, by giving written notice of such postponement to Supplier, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability.

Should Supplier contest the existence of an Epidemic Condition or should Company reject the CAP, then Company shall have the right to suspend all or part of its unshipped Orders for the
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affected Product, without liability to Company until such time as a mutually acceptable solution is reached.

An Epidemic Condition will be deemed to exist when one or more of the following conditions occur and the Epidemic Condition is due to the same root cause:
(a)	failure reports or statistical samplings show that [ *** ] of Product installed or shipped during any [ *** ] exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or other symptoms of this type;

(b)	failure reports or statistical sampling show one or more instances of Product tracked by Company to contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.);

(c)	return rate data indicates that the observed mean time between failures (“MTBF”) is not meeting the predicted MTBF. Predicted MTBF shall be calculated using one of the industry recognized standards including, but not limited to, Bellcore GR332 (version 4, 5 or 6), AT&T Reliability Handbook (ISBN # 0-442-31848-0), Mil Standard 217 E or F, Italtel Reliability Prediction Handbook (IRPH93), or equivalent. When periodic monitoring of the field data shows that a circuit pack’s MTBF is not being met, Supplier shall report such condition to Company. At the same time Supplier shall perform a ninety percent (90%) confidence interval analysis of the field data and determine if such field data meets the predicted MTBF. If not, then this constitutes an Epidemic Condition; and

(d)	Product dead on arrival (“DOA”) failures exceed a mutually agreed to level, to be determined within six (6) months of the Effective Date. For the purpose of this Agreement, DOA shall be defined as any Product that during test, installation or upon its first use fails to operate in accordance with the Specification. Visual, mechanical or appearance DOA is defined as any Product containing one or more major defects that would make the Product unfit for use or installation.
Only major functional and visual, mechanical or appearance defects shall be considered in determining Epidemic Condition. Product may be sampled or, at Company’s option, one hundred percent (100%) audited at Company’s or Supplier’s warehouses, factories or Company’s end customer locations. If Product is sampled, the data must have ninety-five percent (95%) or better statistical confidence.

An Epidemic Condition shall not include failures due to Company supplied Specification, design, test, tooling, Materials, documentation, or instruction.

In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall:
(a)	incorporate the remedy in the affected Product in accordance with Article 67;

(b)	ship all subsequent Product incorporating the required modification correcting the defect(s) at no additional charge to Company provided that the Epidemic Condition is due to a cause covered by the Warranty in accordance with Article 22; and

(c)	repair and/or replace Product that caused the Epidemic Condition, if determined by Company to be necessary. In the event that Company incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs and the root cause is caused by Supplier, Supplier shall [***].

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Supplier and Company shall agree as to the remedy’s implementation schedule. Supplier shall use reasonable commercial efforts to implement the remedy in accordance with the agreed-upon schedule.

Provided that the Epidemic Condition is due to a cause covered by the Warranty in accordance with Article 22, if Supplier is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Company, as reasonably agreed by the parties, Company may (a) develop and implement such remedy and, in such case, implementation costs and risk of in-transit loss shall be [ *** ], (b) cancel Orders without liability and return all Product affected by such Epidemic Condition for [ *** ] after receipt of such returned Product (with risk of loss or in-transit damage borne by Supplier) and/or (c) terminate this Agreement without further liability to Company, subject to Article 12.

21.17.	Supplier agrees to establish a traceability process for all its facilities which manufacture Product for Company under this Agreement. This process shall include a procedure for preserving the identity and origin of Products and Material incorporated in the Products to isolate and recall suspect Products from use and trace the cause of failure to specific lots or units of Products.

21.18.	As part of a program of continuous improvement, Supplier agrees to annually establish improvement goals for a series of key quality objectives. These key objectives should include, but are not limited to:
(a)	customer return rates and on time delivery as may be mutually agreed upon by the parties;

(b)	certification test and Product workmanship results; and

(c)	in-circuit, functional and final system Product test yields.
Supplier agrees to track and report performance against goals on at least a monthly basis, and to commit the resources reasonably necessary for the attainment of these goals.
ARTICLE 22 — WARRANTY
22.1	Supplier shall manufacture the Products in accordance with applicable Specifications and repair or replace, as the parties may mutually agree, without charge, any Products which are proved to be defective as a result of Supplier’s workmanship or failure to comply with applicable Specifications provided that:
(a)	Company shall promptly notify Supplier in writing upon discovery of any defect due to the causes referenced to above; and

(b)	such defective Product has been returned, freight charges prepaid, to Supplier’s designated location within [ *** ] from the original delivery date by Supplier to Company (the “Warranty Period”). If Supplier repairs any Product pursuant to this Warranty, this Warranty shall apply to such Product for a period equal to the greater of (i) six (6) months from the date the repaired Product is delivered to Company, and (ii) the expiry of the initial Warranty Period for such Product.
Commercially Purchased Items are expressly excluded from the Warranty set out in this Article 22.

22.2	Company requires a RMA from the Supplier prior to returning any Products. Such RMA shall not be unreasonably delayed or withheld. All returned Products shall include documentation describing the nature of the defect and under what conditions it occurred.

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22.3	Company shall bear the cost of the return of Products to Supplier’s premises as designated by Supplier from time to time. Supplier shall bear the costs of the redelivery to Company’s premises of all Products which are found by Supplier to be defective as set forth herein. In respect of any Products which are found by Supplier not to be so defective, Company shall pay to Supplier an NTF charge in accordance with Attachment H in addition to all redelivery costs. In the case of Product repair and replacement, title and risk of loss of returned Product will pass to Supplier upon delivery to Supplier, and title and risk of loss of repaired or replacement Product will pass to Company upon delivery to Company.
22.4	The Warranty shall not apply to:
(a)	Products which Company, Ordering Companies, third parties under Company’s direction, or Company’s end customers, have (i) caused to have been misused, modified, damaged, placed in an unsuitable (as determined by the Specifications) physical or operating environment, (ii) maintained improperly, (iii) caused to fail by any product not supplied by Supplier, or (iv) caused to fail by any service not supplied by Supplier;

(b)	any Products which have been subjected to any repair not authorized in writing in advance by Supplier;

(c)	any defect caused by Company or a third party or by an error or omission or design or other fault in any Specification or other drawings, documentation, data, software, information, know-how or Product provided or specified by Company;

(d)	subject to Article 22.5, any defect caused by, or arising directly or indirectly out of or in connection with a defect in Material; or

(e)	Products in respect of which Supplier has been requested by Company not to perform Supplier’s standard inspection and mutually agreed upon test procedure(s).
22.5	Any Products which are defective as a result of damage caused by Supplier to Material shall be covered by the Warranty.
22.6	To the extent permissible, Supplier shall extend to Company the rights and warranties that Supplier received from the original Material vendor for the Material used in the manufacture of Products. Supplier shall work with Company in good faith on other warranty claims which Supplier is able to assert against the Material vendors. Supplier shall work together with Company to develop a mutually agreeable process to review the terms and conditions of the Material warranties provided by approved vendors in an effort, jointly with Company where appropriate, to extend the terms of such Material warranties so that the warranty period of such Material warranties becomes co-extensive with the Warranty Period provided for in Article 22.1 in respect of the Product provided by Supplier to Company.
22.7	Supplier warrants to Company that prototypes and preproduction units of Product, and all other deliverables will be new, free from defects in workmanship and will conform to and perform in accordance with the Specifications (to the extent that Supplier is capable of assuring that prototypes and preproduction units can conform to and perform in accordance with the Specifications). These warranties shall continue for a period of time agreed to by Company and Supplier after the deliverable Product is accepted by Company. Supplier also warrants to Company that any development will be performed in a workmanlike manner and to Company’s reasonable satisfaction.
22.8	AS RELATED TO PRODUCT WARRANTY, THIS ARTICLE 22 SETS OUT SUPPLIER’S SOLE OBLIGATION AND LIABILITY (SUBJECT TO THE EPIDEMIC CONDITION PROVISIONS IN ARTICLE 21), AND COMPANY’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT AND, TO THE EXTENT PERMISSIBLE BY APPLICABLE

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LAW, REPLACES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED CONDITIONS OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 23 — REPAIRS NOT COVERED UNDER SUPPLIER’S WARRANTY
23.1	In addition to Supplier’s repair and replacement Warranty obligations set forth in Article 22, subject to the availability of Material and Tooling, Supplier shall provide out of Warranty repair and replacement Services for Mobility Products in accordance with Attachment H of this Agreement For all Products or programs requiring repair, Company shall first offer to Supplier the opportunity to effect such repairs in respect of such Product or program. If Supplier elects not to provide repair services for a particular Product or program, Company shall be entitled to repair such Products itself or to engage a third party to effect such repairs. Where rates have not been set forth in Attachment H for a particular geography, Company shall afford Supplier with an opportunity to submit a Quote for the provision of such Services in accordance with Article 4.1.
23.2	Company will be responsible for all return transportation costs for Product returned for repair if such Product is not covered by the Warranty. Company shall assume the risk of loss and damage until delivery to Supplier’s repair facility and from Supplier’s repair facility back to Company. Supplier shall assume the risk of loss and damage from the time that the returned Product arrives at Supplier’s repair facility until delivery at Supplier’s repair facility to Company, to Company’s selected freight carrier, or, if applicable, delivery to Company’s integration, repair or distribution center, if such center is at the same location as Supplier’s repair facility, in accordance with Article 8.
23.3	For purposes of providing repair services hereunder, Supplier shall maintain one repair hub in each of Asia, Europe and the Americas, at a location agreed between Supplier and Company.
23.4	Where mutually agreed upon by the parties and to the extent available, Supplier agrees to offer for sale to Company, during the Term, functionally equivalent maintenance, replacement, and repair parts (“Parts”) for the Products at the prices set forth in Supplier’s then current agreement with Company for such Parts or, if no such agreement exists, at prices agreed upon by Company and Supplier. If the parties fail to agree on a price, the price shall be a reasonably competitive price for such Parts at the time of delivery.
23.5	Supplier agrees to establish and maintain electronic communications facilities accessible by third party logistics providers to allow such logistics providers to monitor the status of Products under repair by Supplier.
ARTICLE 24 — SCRAP PROCEDURES
24.1	Material or Products which: (i) fail to meet the required Specifications prior to shipment; (ii) are considered Obsolete Inventory and Company does not require storage by Supplier of such Obsolete Inventory, finished Product, work-in-process Product; or (iii) cannot be repaired (collectively, “Scrap”), will not be sold to a third party by Supplier except as approved by Company. Disposition of such Scrap shall be in accordance with this Article 24. Supplier shall advise Company of any Scrap and if the parties agree that such designated Scrap is not suitable for reuse in the manufacture of Products in whole or in part, such Scrap shall be provided only to Company’s designated Scrap dealer for reclamation value to be accrued to Company, unless otherwise instructed by Company. Supplier shall provide upon Company’s request a report outlining the types and amounts of Scrap provided to Company’s scrap dealer.
24.2	Supplier shall have the sole responsibility for the disposition of any hazardous or regulated waste in accordance with Article 34.
     ARTICLE 25 — QUARTERLY PERFORMANCE REVIEW PROCESS

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25.1	Company and Supplier, through their respective representatives on the Strategic Alliance Team, will participate in mutual performance reviews on a quarterly basis, or as frequently as needed or requested by either Supplier or Company (the “Quarterly Performance Review Process”) for the purpose of reviewing the Performance Metrics and other business and technical information agreed to by the parties.
25.2	The specific details (meeting dates and places, planning horizons, data requirements, etc.) for the first of these Quarterly Performance Review Process meetings will be agreed to between the respective parties within ninety (90) Business Days of the date hereof.
25.3	Each party shall be entirely responsible for its own costs associated with participating in the activities described in Article 25.1.
ARTICLE 26 — NOTICES
26.1	Unless otherwise specified herein, any notice, approval, request, authorization or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

if to Company:	Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974
	Attention:	Corporate Counsel
	Telecopier No.:	(908) 582-6869

with a copy to:	Lucent Technologies Inc.
67 Whippany Rd
Whippany, NJ 07981
	Attention:	Michael Fahrney
	Telecopier No.:	(973) 386-2876

if to Supplier:	Celestica Corporation
9 Northeastern Blvd.
Salem, New Hampshire 03079
	Attention:	General Manager
	Telecopier No.:	603-890-8450

with a copy to:	Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario
M3C 1H7
	Attention:	Vice President and General Counsel
	Telecopier No.:	(416) 448-2817
Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the fifth (5th) Business Day following the date of mailing or, if couriered overnight, on the second (2nd) Business Day following the date of couriering; provided, however, that, if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

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Either party may change its address for service at any time by giving notice to the other party in accordance with this Article 26.
ARTICLE 27 — DISPUTE RESOLUTION PROCESS
27.1	If an unresolved dispute arises out of, or relates to, this Agreement or an Order, the parties agree to attempt to resolve the dispute in the following manner:
(a)	either party shall issue notice to the other party outlining the nature of the dispute. The Strategic Alliance Team shall have ten (10) Business Days after receipt of such notice to resolve the dispute;

(b)	in the event that the dispute has not been resolved by the Strategic Alliance Team within such ten (10) Business Day period, the dispute shall be submitted to the parties’ respective executives supporting the Strategic Alliance Team for resolution; and

(c)	in the event that the dispute is not resolved by the parties’ executives supporting the Strategic Alliance Team within ten (10) Business Days, the dispute shall be submitted to Supplier’s Chief Executive Officer and Company’s Chief Procurement Officer for resolution within a further ten (10) Business Days.
27.2	Nothing in this Article shall be construed to preclude either party from seeking injunctive or other affirmative relief in order to protect its rights pending dispute resolution in accordance with Article 27.1.

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SECTION II — GENERAL TERMS
ARTICLE 28 — ASSIGNMENT AND SUBCONTRACTING
28.1	Supplier shall have the right to subcontract any or all of its obligations under this Agreement to an Affiliate of Supplier provided Supplier remains responsible for the performance of such Affiliate. Supplier shall be responsible to Company for all services performed by Supplier’s subcontractor(s) if connection with the fulfillment of Supplier’s obligations under this Agreement at any tier. Supplier shall cause its Affiliates to which it has subcontracted any or all of its obligations under this Agreement in accordance with this Article 28.1 to abide by the terms and conditions of this Agreement. All references to Supplier in this Agreement shall be deemed to be, where applicable, a reference to Supplier’s Affiliates to which Supplier has subcontracted any or all of its obligations under this Agreement in accordance with this Article 28.1. Supplier shall have the right to subcontract any of its obligations to any third party subcontractor with the prior written consent of Company, which consent shall not be unreasonably withheld.

28.2	This Agreement shall inure to the benefit of, and shall be binding on and enforceable by, the parties and their respective successors and permitted assigns. Neither party may assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign any part(s) of this Agreement or this Agreement to any of its Affiliates or to a successor to all or substantially all of its business, provided that (i) such assignee executes an agreement with the non-assigning party and the assigning party whereby the assignee agrees to be bound hereunder, and (ii) where the assigning party is Company, Supplier is satisfied that the proposed assignee has the financial capacity and creditworthiness to fulfill its obligations under this Agreement.

28.3	In the event that Company intends to sell all or any part of a Product line or all or a portion of its business to a third party and Company wishes to maintain continuity of supply of such Products as part of the terms of such sale, Company shall notify Supplier of such sale as soon as is reasonably practicable prior to such sale (subject to confidentiality requirements). Subject to Supplier: (a) executing an interim manufacturing agreement with such third party, which contains confidentiality and intellectual property terms agreeable to Supplier and such third party, (b) being satisfied, acting reasonably, that the third party has the financial capacity and creditworthiness to fulfill its obligations to Supplier under such agreement, Supplier shall continue to manufacture such Products for such third party after such sale, on the same economic terms as under this Agreement, for a period of [ *** ]. Supplier agrees to use good-faith efforts to negotiate a new manufacturing supply agreement with such third party for such Products, prior to the end of such [ *** ] period.
ARTICLE 29 — ATTENDANCE AT SUPPLIER’S FACILITY
29.1	Upon reasonable prior notice and subject to complying with Supplier’s plant rules and regulations, internal security and confidentiality requirements, security clearance regulations and other procedures as applicable, Company may place one or more personnel in Supplier’s facility at which Supplier manufactures Products for Company under this Agreement to carry out the functions Company may deem necessary in the portion of the facility in which Supplier kits Material and manufactures, inspects, repairs, distributes and ships Product. Compensation for such personnel shall be borne by Company. Supplier agrees to furnish such personnel with reasonable working facilities, as necessary, to perform their work, which shall include access during normal working hours to areas where Product is manufactured, repaired, stored and distributed, all at no charge to Company. If requested by Company, Supplier shall also provide office space and support services as required at Company’s expense at Supplier’s actual cost.

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ARTICLE 30 — AUDIT
30.1	Supplier shall maintain accurate and complete records including, but not limited to, (i) a physical inventory, if applicable, of all costs incurred under this Agreement which may affect: (a) verification, re-determination, or revision of Product prices under this Agreement; (b) termination charges payable by Company under this Agreement; (c) all costs incurred for Tooling purchased under this Agreement; (d) Product quality conformance; (e) compliance with approved manufacturing processes and adherence to Company’s BOM and AVL; (f) Material inventory used to manufacture Product; (g) conformance with Specifications; and (h) volumes purchased and purchase prices paid for all Material procured in the performance of this Agreement; and (ii) at Company’s option, for environmental assessment purposes, all applicable records relating to the life cycle of any Product manufactured under this Agreement.

30.2	The records referenced in Article 30.1 shall be maintained in accordance with recognized commercial accounting practices so they may be readily reviewed in accordance with Article 30.3 and shall be held until all costs and compliance with the terms of this Agreement have been finally determined and payment or final adjustment of payment under this Agreement or the necessary corrective action under this Agreement has been taken.

30.3	Company shall, at its cost and expense, have the right exercisable on a [ *** ] basis upon reasonable notice to Supplier during Supplier’s normal business hours to examine and audit (“Audit”) the records described in Article 30.1. The parties agree that such Audits shall conform to procedures mutually agreed upon by the parties. No such audits shall be made later than two (2) calendar year(s) after the later of (a) the final delivery date of Product ordered or completion of Services rendered or (b) two (2) years after the termination of this Agreement. If Company identifies any issues or concerns related to such records and the pricing of the Product or the Services, Company shall provide a statement to Supplier setting out in reasonable detail the nature of such issues or concerns. Supplier and Company shall attempt to resolve the matters in dispute in a timely manner and make such adjustments, if any, to the pricing of the relevant Products or Services as may be required. For certainty, Company acknowledges and agrees that any right to review and Audit under this Article 30.3 may be limited by and is subject to any confidentiality obligations that Supplier or its Affiliates may have to Material vendors or other suppliers and subcontractors as well as limitations imposed by Law or regulatory requirements.
ARTICLE 31 — BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY
31.1	Either party may terminate this Agreement by notice to the other party (a) if the other party makes an assignment for the benefit of creditors (other than solely an assignment of moneys due); or (b) if the other party evidences an inability to pay debts as they generally become due, unless adequate assurance of its ability to pay is provided within thirty (30) Business Days of such notice.

31.2	If a proceeding is commenced under any provision of the United States Bankruptcy Code or the bankruptcy and/or insolvency legislation of any other jurisdiction, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) Business Days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject this Agreement by such date.
ARTICLE 32 — CHOICE OF LAW
32.1	This Agreement and all transactions under it shall be governed by the laws of the State of New York excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. Each party agrees to submit to the jurisdiction of any court where an action is commenced against the other party based on a claim for which such party has agreed to indemnify the other party under this Agreement. With respect to disputes between the parties, the parties agree to submit to the jurisdiction of the State and federal courts of New York.

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ARTICLE 33 — COMPANY RESPONSIBILITIES
33.1	Company agrees to provide on a timely basis all Specifications, Material that Company has agreed to furnish or supply to Supplier, Company Tooling and Company Proprietary Information required to be furnished or supplied by Company to Supplier in accordance with this Agreement and the Intellectual Property License Agreement in order for Supplier to fulfill its obligations under this Agreement, including Attachment H. Such Specifications, Company Proprietary Information and other items or information shall be accurate and contain all items and information necessary from Company for Supplier to fulfill its obligations under this Agreement, failing which the process described in Article 33.2 will be followed.

33.2	Supplier shall address any problems and promptly notify Company of such problems which it (i) encounters in the performance of its obligations under this Agreement, including Attachment H and (ii) believes are related to causes attributable to Company. The parties will, on a timely basis, jointly determine whether such process problems are so attributable to Company. In such event, the Strategic Alliance Team shall agree on all reasonable costs incurred by Supplier in connection with such process problems and how such costs shall be addressed. Where such problems are so attributable to Company, (i) Company shall be responsible for correcting such problems and implementing solutions with the cooperation of Supplier, (ii) for causes related solely to such problems, Supplier shall not be deemed in breach of its delivery obligations under this Agreement, including Attachment H, nor shall any applicable measure of Supplier’s performance, including performance related to delivery, hereunder be affected, and (iii) for causes related solely to such problems, Supplier shall have no liability for any delays in the scheduled delivery date.
ARTICLE 34 — COMPLIANCE WITH LAWS
34.1	Each party and its agents shall, and shall cause its contractors and subcontractors to, comply in performance of its obligations under this Agreement at their own expense with all applicable local, federal, regional and international laws, ordinances, regulations and codes, standards, directives and international conventions and agreements to the extent that any of the foregoing have the force of law by being directly enforceable by a governmental authority, by a court or other proper tribunal (collectively, “Laws”).

34.2	Each party will make commercially reasonable efforts to support the other party’s compliance efforts under Sarbanes — Oxley Act of 2002.
ARTICLE 35 — CONFIDENTIAL INFORMATION
35.1	Any Company Proprietary Information provided or made available by Company or its Affiliates to or coming into possession of Supplier and its Affiliates and any Supplier Proprietary Information provided or made available by Supplier or its Affiliates to or coming into the possession of Company and/or its Affiliates shall be deemed for the purposes of this Agreement to be “Confidential Information” of the party disclosing (“discloser”) such information to the other party (“recipient”), except if such information disclosed to recipient is: (i) in or becomes part of the public domain through no fault of recipient; (ii) disclosed to recipient by a third party without breach of any obligation or other restriction; (iii) known to recipient at the time of disclosure and has been so documented prior to receipt thereof; or (iv) independently developed by recipient without access to any information furnished to it by discloser and has been or is so documented.

35.2	All Confidential Information shall, as between the parties, be owned and remain the sole and exclusive property of discloser. All Confidential Information of discloser shall be held in confidence by recipient, shall be protected from all harm, loss, theft and unauthorized access and, if in a form of any physical medium of any kind, returned by recipient upon request of discloser. Upon the termination or expiration of this Agreement, each party shall return to the other party all

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Confidential Information of the other party in its possession or certify in writing that such Confidential Information has been destroyed.
35.3	Recipient shall not use the Confidential Information for any purposes other than those contemplated under this Agreement.

35.4	The existence and terms of this Agreement shall be treated as Confidential Information; provided, however, that either of the parties may disclose the existence and terms of this Agreement to: (i) their respective legal and financial advisors; (ii) their underwriters and their respective counsel, as part of their due diligence in connection with any offering of securities of such party; (iii) their lenders and their counsel, as part of their due diligence in connection with any financings; or (iv) stock exchanges, securities commissions or other similar bodies (including in public filings), to the extent required by Laws.

35.5	The parties agree that Confidential Information shall be disclosed to only those people within their respective organizations who have a need to know the information for the purposes of this Agreement or to those third party consultants, other than those referred to in Article 35.4, and subcontractors who have agreed to be bound by the confidentiality terms contained herein.

35.6	Each party represents and warrants that it has the right to disclose to the other the information disclosed under this Agreement. Neither party shall, without consent or approval, at any time disclose to the other party any information that is confidential or otherwise restricted by reason of any oral, written or implied agreement or other understanding it has with any third party.

35.7	Each party acknowledges that monetary damages may provide an inadequate remedy in the event of a breach of this Article by the other party, and each party shall be entitled to injunctive or other affirmative relief and/or to give notice of default pursuant to this Agreement, or both against the other party.
ARTICLE 36 — DEFAULT
36.1	Notwithstanding any other provision of this Agreement, including, but not limited to Article 11 and Article 27, but subject to Article 43.1:
(a)	Subject to Article 36.1(c), in the event Supplier shall be in material breach of any of the terms, conditions, or covenants of this Agreement and such breach shall continue for a period of thirty (30) Business Days after the giving of written notice to Supplier thereof by Company, then in addition to all other rights and remedies which Company may have at law or equity or otherwise, Company shall have the right to terminate this Agreement without any charge to or obligation or liability of Company (other than as set forth in Article 12).

(b)	Subject to Article 36.1(c), in the event Company shall be in material breach of any of the terms, conditions, or covenants of this Agreement and such breach shall continue for a period of sixty (60) Business Days after the giving of written notice to Company thereof by Supplier, then in addition to all other rights and remedies which Supplier may have at law or equity or otherwise, Supplier shall have the right to terminate this Agreement without any charge to or obligation or liability of Supplier.

(c)	Prior to issuing a notice of material breach to the other party in accordance with Article 36.1(a) or (b), as applicable, the notifying party shall have requested an emergency meeting of the Strategic Alliance Team to consider and resolve the claimed material breach. Should the Strategic Alliance Team fail to agree on a resolution to the claimed material breach within seven (7) days of such request, the notifying party may declare the other party in material breach and may serve notice in accordance with Article 36.1(a) or (b), as applicable.

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ARTICLE 37 — DEVELOPED INFORMATION AND INVENTIONS
37.1	Supplier agrees that Supplier shall and, where applicable, shall have Supplier’s Affiliates, employees, consultants, subcontractors (but only those subcontractors permitted pursuant to Article 28.1), representatives or agents (collectively “Supplier Associates”) disclose and furnish promptly to Company all Company IP. Supplier further agrees that all Company IP, other than any Background Information incorporated therein, shall be: (i) solely and exclusively owned (including all right, title and interest thereto) by Company, and Supplier shall take all reasonable actions which Company may request in order to vest and document such ownership in Company, (ii) kept in confidence by Supplier and Supplier Associates in accordance with Article 35, and (iii) used by Supplier and Supplier Associates only for the purposes of performing Supplier’s obligations in accordance with the terms of this Agreement. If such Company IP includes, or requires for its use, any Background Information, Supplier agrees to grant and hereby grants to Company an irrevocable, non-exclusive, royalty-free, non-transferable, sub-licensable (as provided in Article 37.4) license to use and copy such Background Information to the extent required for Company to manufacture, distribute, test, repair or service Products. Ownership of the Background Information shall remain with Supplier. Company agrees to grant and hereby grants to Supplier a revocable (upon termination of this Agreement), non-exclusive, royalty-free, non-transferable license to use and copy Company IP, but only to the extent required for Supplier or Supplier Associates to manufacture, distribute, test, repair or service Products under this Agreement.

37.2	Any Developed IP which is developed jointly by the parties and which is not Company IP (“Co-Developed IP”) shall be owned jointly by the parties, each of which shall have an equal undivided joint interest therein. Company and Supplier agree that they shall each have the right to use the Co-Developed IP and grant licenses for the use of the Co-Developed IP without the consent of, and without accounting to, the other party.

37.3	The parties acknowledge and agree that as between Supplier and Company, Supplier shall solely and exclusively own all right, title and interest in and to all aspects of all Developed IP originated or developed by Supplier or Supplier Associates which is not Company IP or Co-Developed IP (“Supplier IP”). Where Supplier IP is necessary to permit Company to ensure Product continuity, consistency and/or ongoing sources of supply (such Supplier IP being “Supplier Product IP”), Supplier agrees to grant and hereby grants to Company an irrevocable, non-exclusive, royalty-free, non-transferable, sub-licensable (as provided in Article 37.4) license to use and copy such Supplier Product IP, but only to the extent required for Company to manufacture, distribute, test, repair or service Products.

37.4	Company may grant a sub-license to the Background Information licensed to it in Article 37.1 and/or a sub-license to the Supplier Product IP licensed to it in Article 37.3, but only for the purpose of any such sub-licensee (“Sublicensee”) manufacturing, distributing, testing, repairing or servicing Products for Company, provided that any Sublicensee of the Background Information or the Supplier Product IP acknowledges in writing, for the benefit of Supplier, that it will observe and be bound by all of Company’s confidentiality obligations under this Agreement in respect of the sublicensed Background Information or Supplier Product IP, as the case may be. Background Information and Supplier IP shall be deemed to be Confidential Information of Supplier pursuant to Article 35.

37.5	The parties agree that this Article 37 shall be subject to the terms and conditions of any development agreement relating to the subject matter herein, which the parties may enter into subsequent to the Effective Date, to the extent such terms and conditions are inconsistent with terms of this Article 37.
ARTICLE 38 — DOCUMENTATION NEEDED FOR PREFERENTIAL DUTY TREATMENT
38.1	Supplier shall provide Company with a valid, accurately completed certificate of origin prior to the first shipment of Product sufficient to be used by Company as proof of eligibility for any applicable

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duty preferential treatment programs. Supplier further agrees to cooperate with Company in the substantiation of preferential duty program claims, preparation of responses to customs inquiries, or other treaty claims that arise out of Product shipped under this Agreement or any Order. Supplier shall notify Company prior to making any pricing or sourcing changes for Product that may affect the application of preferential duty treatment programs.
ARTICLE 39 — DUTY DRAWBACK
39.1	Company reserves the right to claim duty drawback on all purchases from Supplier, and Supplier shall cooperate by providing all documentation (that is required by Company to claim duty drawback) available to Supplier in its organization for Product which may be subject to duty drawback; provided that Supplier shall not be required to obtain any additional documentation from any Material Vendor.
ARTICLE 40 — ENVIRONMENTAL MANAGEMENT SYSTEMS
40.1	Supplier warrants with respect to Supplier’s manufacturing and repair operations involved in the performance of Supplier’s obligations under this Agreement that it intends no later than three (3) years from the date of acquisition of such manufacturing and repair services to implement elements of an internationally recognized Environmental Management System (“EMS”) standard, for example ISO 14001: 1996, or the Eco-Management and Audit Scheme (“EMAS”) for certification by an accredited third party registrar; or, where such certification already exists, that it will maintain such certification in good standing with the third party registrar.

40.2	In the event that Company requests Supplier to accelerate the adoption of an EMS standard in order to enable Company to meet an end customer’s requirement, the parties shall negotiate in good faith the timing for achieving such standards or certifications.

40.3	Supplier commits to provide to Company, on a regular basis, environmental performance data on both Products and processes, as may be mutually agreed by the parties.
ARTICLE 41 — ENVIRONMENTALLY HAZARDOUS SUBSTANCES
The parties agree to re-negotiate this Article 41.1 to address Company requirements and any Services to be provided related to the European Union RoHS directive.

41.1	Supplier warrants to Company that none of the substances that have been banned by Company for Products, processes and/or packaging materials pursuant to Company Specification # KT 010-160-006-EHS02 Issue 1 dated May 19, 2000, titled “Lucent Technologies’ Listing of Banned Substances for Products and Packaging”, as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3, is used or will be used by Supplier in the manufacture, processing or packaging of Product supplied to Company, or that it is working to reduce and will, in an expeditious manner, eliminate their use. If Supplier is not the manufacturer of the Material used in the Product, Supplier shall work with the Material vendor to reduce and will, in an expeditious manner, eliminate the use of such substances. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging Material provided under this Agreement are in compliance with the requirements set forth above in this Article 41.1.

41.2	For those Products where Supplier has any level of design control (including Material and/or vendor selection), Supplier shall:
(a)	use reasonable efforts to minimize the use of environmentally hazardous substances in such Products, processes and packing Materials as listed in Company Specification X-21314 Issue 1 dated January 13, 2000, titled “Use of Environmentally Hazardous Substances in Product Design”, as may be modified from time to time by

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Company through the issuance of an Engineering Change Order in accordance with Article 67.3;
(b)	establish and/or maintain a program of tracking the use of environmentally hazardous substances, at a minimum covering the substances referenced in Company Specification X-21314, in any such Products or Services, including any packing materials, provided to Company by Supplier;

(c)	report to Company the use of environmentally hazardous substances, at a minimum covering the substances referenced in Company Specification X-21314, in any Products or Services, including any packing Materials, provided to Company. Updates on usage will be provided to Company by Supplier on a per change basis; and

(d)	upon Company request, provide, within a reasonable time frame, information on Materials added to Specification X-21314.
41.3	Company represents that immediately prior to August 31, 2001, it was responsible for procuring the Material and Commercially Purchased Items in the United States for use in the Products and that it manufactured and processed such Materials and Products in accordance with Article 41.1.
ARTICLE 42 — EXPORT CONTROL
42.1	Supplier shall not use, distribute, transfer or transmit any Products, software or technical information (even if incorporated into other Products) provided to it by Company under this Agreement except in compliance with all applicable export laws and regulations (the “Export Laws”). Supplier shall not, directly or indirectly, export or re-export the following items to any country, without the appropriate export authorization, as specified in the applicable Export Laws: (a) software or technical data disclosed or provided to Supplier by Company or Company’s Affiliates; or (b) the direct product of such software or technical data. The obligations stated in this Article 42.1 will survive the expiration, cancellation or termination of this Agreement or any other related agreement.
ARTICLE 43 — FORCE MAJEURE
43.1	Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party or its subcontractors. Supplier’s liability for loss of or damage to Company’s Product, Material or Tooling in Supplier’s possession or control shall not be modified by this Article 43.1. When a party’s delay or nonperformance due to a cause referred to in this Article 43.1 continues or may be reasonably expected to continue for a period of at least thirty (30) Business Days, the other party may terminate, at no charge except for the expressed liabilities set forth in Article 12, any affected Order under this Agreement. When a party’s delay or nonperformance due to a cause referred to in this Article 43.1 continues or may be reasonably expected to continue for a period of at least ninety (90) Business Days, the other party may terminate, at no charge except for the expressed liabilities set forth in Article 12, the Agreement.
ARTICLE 44 — IDENTIFICATION
44.1	Neither party shall, without the other party’s prior written consent or request as set out in Article 54.2, make public use of any trade name, trademark, logo, or any other designation or drawing of such other party or its Affiliates.
ARTICLE 45 — IMPLEADER

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45.1	Supplier shall not implead or bring an action against Company based on any claim by any person for personal injury or death to an employee of Company for which Company has previously paid or is obligated to pay worker’s compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against Company.
ARTICLE 46 — INDEMNITY
46.1	Supplier shall indemnify, defend and hold harmless Company and its Affiliates against claims and actions brought by or on behalf of third parties (other than Affiliates of Company) in respect of any Losses to such third parties that may arise or be asserted, based directly or indirectly, upon death or personal injury or damage of any kind to any person or property claimed to have resulted from the gross negligence or willful acts of Supplier or any defect in Supplier’s workmanship (excluding defects caused by or arising, directly or indirectly, out of any Specifications or other Company Proprietary Information supplied or written instructions given by, or on behalf of, the Company) in any of the Product sold to, or Services supplied to, Company hereunder or due to failure to comply with the Specifications established hereunder except to the extent that any such Losses are due to the gross negligence or willful acts of Company or its Affiliates or their respective officers, employees or agents.

46.2	Company shall indemnify, defend and hold harmless Supplier and its Affiliates against all claims and actions brought by or on behalf of third parties (other than Affiliates of Supplier) in respect of any Losses to such third parties that may arise or be asserted, based directly or indirectly, upon death or personal injury or damage of any kind to any person or property claimed to have resulted from the gross negligence or willful acts of Company or where Supplier has complied with the Specifications and/or with the Company Proprietary Information supplied and Company’s manufacturing processes and written instructions given by, or on behalf of, the Company in manufacturing the Product, except to the extent that any such Losses are attributable to the gross negligence or willful act(s) of Supplier or its Affiliates, and their respective officers, employees or agents.
ARTICLE 47 — INFRINGEMENT
47.1	Supplier shall indemnify, defend and save harmless Company, its Affiliates and their customers, agents, officers, directors, and employees (all referred to in this Article 47.1 as “Company”) from and against any Losses that result from any claims (referred to in this Article 47.1 as “Infringement Claims”) brought against Company by or on behalf of a third party (other than an Affiliate of Company) of which Supplier is promptly notified in writing by Company, arising from or in connection with the violation of a third party’s proprietary rights, including trade-secret, proprietary-information, trademark, copyright or patent rights, in connection with the performance by Supplier of its obligations under this Agreement, except for such claims for which Company shall indemnify Supplier in accordance with Article 47.2. Supplier shall (notwithstanding Article 84.3) be solely in control of defending or settling, at its own expense, any demand, action, or suit on any such Infringement Claim. Company shall cooperate in good faith and assist Supplier, at Supplier’s expense, to defend any such Infringement Claim, and Company shall make no statement or take any action which might hamper or undermine Supplier’s defense or settlement thereof.

47.2	Company shall indemnify, defend and save harmless Supplier, its Affiliates and their consultants, representatives, customers, agents, officers, directors, subcontractors (but only those subcontractors permitted pursuant to Article 28.1) and employees (all referred to in this Article 47.2 as “Supplier”), from and against any Losses that result from any claims (referred to in this Article 47.2 as “Infringement Claims”) brought against Supplier by or on behalf of a third party (other than an Affiliate of Supplier) of which Company is promptly notified in writing by Supplier, arising from or in connection with the violation of any third party’s proprietary rights, including trade-secret, proprietary-information, trademark, or copyright or patent rights, in connection with the performance by Supplier of its obligations under this Agreement which arise: (i) from the compliance by Supplier with written Specifications furnished or supplied by Company; (ii) from the combination by Company of a Product with other equipment, products or apparatus not furnished

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by Supplier; (iii) from the material modification of Product by Company made after delivery by Supplier; (iv) from the compliance by Supplier with any process or method of manufacture, assembly or testing at the express written request of Company; or (v) from the use by Supplier of the Licensed Technical Information, Licensed Trademarks or Licensed Software (as defined in the Intellectual Property License Agreement) as furnished by Company, but only to the extent that such Infringement Claim is specifically based on such Licensed Technical Information, Licensed Trademarks or Licensed Software and not on any other information, software or processes which may be used in conjunction with the Licensed Technical Information, Licensed Trademarks or Licensed Software. Company shall (notwithstanding Article 84.3) be solely in control of defending or settling, at its own expense, any demand, action, or suit on any such Infringement Claim to the extent that Company has given an indemnity pursuant to this Article 47.2. Supplier shall cooperate in good faith and assist Company, at Company’s expense, to defend any such Infringement Claim, and Supplier shall make no statement or take any action which might hamper or undermine Company’s defense or settlement thereof. Company’s obligations to indemnify Supplier under subsection (v) of this Article 47.2 shall only apply to Infringement Claims (i) which arise during the term of this Agreement and (ii) with respect to which an infringement claim is filed prior to six (6) years after the termination of this Agreement. Except for claims which (A) fall within the Company indemnity provided for in this Article 47.2, and (B) arise out of the same subject matter as the claims specifically identified in Schedule 3.12(b) to the Asset Purchase Agreements (all of which claims shall not be included for the purposes of the calculation of the limitation of liability provided for under Section 9.3(f) of the Asset Purchase Agreements), the indemnities provided by Company under this Article 47.2 shall be subject to the limitation of liability provided for in Section 9.3(f) of the Asset Purchase Agreements.
ARTICLE 48 — INSURANCE

48.1	(a)	Supplier shall maintain and, unless the parties otherwise agree, cause Supplier’s subcontractors to maintain the following minimum insurance limits and coverages during the term of this Agreement:
(i)	worker’s compensation insurance as prescribed by the law of the State or nation in which work is performed by Supplier or Supplier’s subcontractors under this Agreement; and employer’s liability insurance with limits of at least $500,000 for each occurrence;

(ii)	automobile liability insurance, if the use of motor vehicles is required in connection with the performance of Supplier’s obligations under this Agreement, with limits of at least $1,000,000 combined single limit for bodily injury and property damage for each occurrence;

(iii)	commercial general liability (CGL) ISO 1988 or later occurrence form of insurance including contractual liability, products/completed operations with limits of at least $1,000,000 combined single limit for bodily injury and property damage liability for each occurrence. This insurance should be maintained for a period of at least three (3) years after termination of this Agreement;

(iv)	excess/umbrella liability insurance with limits of at least $10,000,000 per occurrence and in the aggregate, following form of primary employer’s liability, automobile liability and commercial general liability insurance policies;

(v)	all-risk property insurance including business interruption in an amount equal to one-hundred percent (100%) of the replacement cost value of any building and/or equipment involved under this Agreement. Company shall be named as a loss payee as its interests may appear under this Agreement; and

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(vi)	where applicable, transit insurance including inland and ocean cargo with limits equal to one-hundred percent (100%) of the replacement cost value of the property being shipped.
(b)	All CGL and automobile liability insurance shall designate Company, its Affiliates and subsidiaries, its directors, officers and employees as additional insureds.

(c)	All such insurance should be primary and non-contributory and is required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Supplier shall apply on an excess basis. Supplier and its insurer(s) and anyone claiming by, through, under or on Supplier’s behalf shall have no claim, right of action or right of subrogation against Company and its end customers based upon any loss or liability insured against under the foregoing insurance.

(d)	Supplier shall, and shall cause its subcontractors to, furnish prior to the start of work by Supplier and/or Supplier’s subcontractors under this Agreement, Certificates of Insurance or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the endorsements and insurance policies. Company shall be notified at least thirty (30) Business Days prior to cancellation of or change in any such policy. Insurance companies providing such coverage shall be rated by A.M. Best with at least an A- rating.
48.2	Supplier shall allow Company’s representatives and representatives of Company’s insurance carrier to inspect Supplier’s plant(s) at which work is performed by Supplier under this Agreement at all reasonable times for fire, flood and other hazards to Company’s property or to any other property for which Company is or may be responsible or that Company must rely upon for the performance of this Agreement.
ARTICLE 49 — INVOICING FOR PRODUCTS OR COMMERCIALLY PURCHASED ITEMS
49.1	Orders will be invoiced based on price in effect at time of delivery and shall be paid in accordance with Article 7.

49.2	Unless otherwise specified in an Order and subject to the Flexible Delivery Terms outlined in Attachment G, for each delivery or shipment of Products or Commercially Purchased Items, Supplier shall: (a) render an original invoice, showing Agreement and Order number; (b) render separate invoices for each shipment within twenty-four (24) hours after the preceding shipment; and (c) mail invoices to the address shown on the Order. Unless otherwise specified in an Order, if prepayment of transportation charges is authorized, Supplier shall include the transportation charges from the delivery point to the destination as a separate item on the invoice, stating the name of the carrier used.

49.3	Supplier’s invoices for every international shipment of Product or Commercially Purchased Items will also include the following information for each item shipped: (a) a complete noun description in English (unless otherwise specified) consistent with the harmonized tariff schedule, (b) a statement as to the country of origin of the Product or Commercially Purchased Item, (c) Company’s Comcode for the Product or Commercially Purchased Item, (d) the price paid or payable by Company for the Product or Commercially Purchase Item shipped, (e) related assists, (f) an itemization of all charges for services related to the international shipment of the Product or Commercially Purchased Item and whether these charges are included in the price paid or payable, (g) Supplier’s identification number, or in the absence of such number, the full address of Supplier, (h) the terms of sale, and (j) if required by the Law of the destination country, a list of all serial numbers for Products shipped.
ARTICLE 50 — INVOICING FOR SERVICES
50.1	Unless otherwise specified in an Order, Supplier’s invoices for Services shall be rendered upon completion of the Services as defined in the applicable Statement of Work or Order and shall be

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payable in accordance with the terms set forth in Article 7 when the Services as defined in the applicable Statement of Work or Order have been performed to the reasonable satisfaction of Company.
ARTICLE 51 — LIMITATION OF LIABILITY
51.1	NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES OF THE OTHER PARTY) OF THE OTHER PARTY, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN TORT, CONTRACT, BREACH OF WARRANTY, INDEMNIFICATION OR OTHERWISE. [ *** ]

51.2	Each party shall use commercially reasonable efforts to notify the other party in accordance with Article 26 upon becoming aware of any claim under this Agreement and agrees to take commercially reasonable steps to mitigate any Losses that may arise from such claims.
ARTICLE 52 — LIQUIDATED DAMAGES
52.1	Supplier acknowledges and agrees that there may be certain circumstances under which Supplier may accept liability for a portion of the liquidated damages that may be payable by Company to its end customers as a result of Supplier’s late delivery of Products. In such an event, the Strategic Alliance Team will determine the conditions under which some portion of such liquidated damages may be apportioned to Supplier and the appropriate reward Supplier should receive in exchange for accepting liability for such damages.
ARTICLE 53 — MANUFACTURING RIGHTS
53.1	If at any time during the Term of this Agreement, Supplier is unable or unwilling to (a) deliver the Product requested by Company in full compliance with Company’s Specifications and/or (b) meet, in all material respects, the delivery requirements of Company and at prices which conform to the terms of this Agreement and/or (c) address Company’s business need (market or otherwise driven) to establish localized manufacturing in certain countries or regions of the world or, (d) upon expiration or termination of this Agreement, Supplier agrees to sell to Company at Company’s request any special tooling, or equipment which has been purchased by Supplier from Company and is used uniquely by Supplier for the manufacture of Products for Company. Supplier agrees to sell to Company at Company’s request any other special tooling or equipment which Supplier owns and is used uniquely by Supplier for the manufacture of Products for Company, providing that Supplier does not reasonably anticipate that it shall need such tooling or equipment for the manufacture of products for any other customer within the subsequent six (6) months. Supplier also agrees to sell to Company at Company’s request, Material that is uniquely required to either manufacture the Product or to have the requested Product manufactured elsewhere. Prices charged by Supplier to Company for such tooling, equipment or Material shall be the net book value thereof at the time of such transfer from Supplier to Company. Such tooling, equipment or Material shall be removed on a mutually agreeable basis without a significant delay from Supplier’s facility in a manner which will minimize interruptions to Supplier’s obligations and commitments to Company and other customers of Supplier.

53.2	Supplier hereby agrees to maintain, in working condition for the Term of this Agreement, any such tooling or test equipment purchased from Company which Supplier has continued to use, performing all routine and other maintenance as may be required in order to maintain the tooling and test equipment at the same level of functionality as when Supplier purchased such tooling and test equipment from Company. During the Term of this Agreement, Supplier shall not sell such tooling and test equipment to any third party without the prior written consent of Company and Company shall always have the right of first refusal to repurchase the tooling and test

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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equipment at the net book value thereof. Company shall not incur any additional expenses or costs as the result of the sale of any equipment initiated by Supplier.
ARTICLE 54 — MARKING
54.1	All Product or Commercially Purchased Items furnished under this Agreement shall be marked for identification purposes in accordance with the Product and packaging Specifications as set forth by Company’s ordering location or elsewhere in this Agreement and shall indicate the following: (a) Product/serial number; (b) month and year of manufacture; and (c) country of origin.

54.2	Upon Company’s written request, trademarks, trade names, insignia, symbols, decorative designs or packaging designs of Company, or evidences of Company’s inspection (each, “Insignia”) shall be properly affixed by Supplier to the Product furnished or its packaging. Such Insignia shall not be affixed, used or otherwise displayed on the Product furnished or in connection therewith without written approval by Company. The manner in which such Insignia will be affixed must be approved by Company in accordance with standards established by Company. Company shall retain all right, title and interest in any and all packaging designs, finished artwork and separations furnished to Supplier. This clause does not reduce or modify Supplier’s obligations under Articles 35 and Article 44 and with respect to the Licensed Trademarks as set forth in the Intellectual Property License Agreement.
ARTICLE 55 — MINORITY, WOMEN AND DISABLED VETERAN OWNED BUSINESS ENTERPRISES
55.1	It is Company’s policy that minority, women and disabled veteran owned business enterprises (“MWDVBEs”) as defined in Attachment L shall have the maximum practicable opportunity to participate in the performance of this Agreement. Supplier agrees to use its good faith efforts to award subcontracts to carry out this policy to the fullest extent consistent with the efficient performance of this Agreement. Supplier agrees that MWDVBEs will be fairly considered as subcontractors and suppliers under this Agreement.

55.2	Nothing in this Article shall affect or diminish Supplier’s obligations under this Agreement.

55.3	Supplier shall submit to Company monthly reports of work with those qualified MWDVBEs which have been previously identified in writing by Company as MWDVBEs. Such periodic reports shall state separately for MBEs, WBEs and DVBEs the subcontracted work that is attributable to Company. In instances where direct correlations cannot be determined, such MWDVBE payments may be established by Supplier comparing Company’s payments to Supplier, in that period, to total payments to Supplier from all of its customers, in that period, and then arriving at Company’s portion of such MWDVBE payments.

55.4	The parties agree to discuss any MWDVBE requirements that Company’s customers may have for facilities in the United States where Supplier manufactures and/or repairs Products for Company.
ARTICLE 56 — INTENTIONALLY DELETED
ARTICLE 57 — OFFSET CREDITS
57.1	Orders issued pursuant to this Agreement are placed with the expectation of current and/or anticipated future offset and localization obligations of Company or Ordering Companies or their designated assignees to the government of the country in which the end customer resides and that requires the provision of offset and localization. Supplier agrees to provide reasonable assistance to Company or Ordering Companies or their designated assignees in any reasonable efforts to secure offset credit from the government of the country in which the end customer resides in an amount equal to the value of the Orders placed under this Agreement.

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ARTICLE 58 — OFFSETTING OF INVOICES
58.1	The parties agree that the process of offsetting invoices (being the process whereby the first party sets off and applies any indebtedness, liability or obligations of the second party against any indebtedness, liability or obligations of the first party to the second party) is not an acceptable process by either party except under extenuating circumstances. Immediately following the ninetieth (90) day after the date hereof, the parties will establish a team to mutually agree to those extenuating circumstances under which offsetting of invoices can occur. If the parties cannot agree to those extenuating circumstances and the processes under which offsetting of invoices can occur within thirty (30) days of the date that the team is established, the issue will be escalated to the Strategic Alliance Team which will have an additional period of thirty (30) days to address this issue and define the appropriate extenuating circumstances and the processes.

58.2	In no event shall either party offset an invoice against the other party until such time as the extenuating circumstances and the processes have been agreed to by the parties pursuant to Article 58.1.
ARTICLE 59 — ORDERING COMPANIES AND SUPPLIER ENTITIES
59.1	Company may designate in writing from time to time any of its Affiliates as an “Ordering Company” under this Agreement. Notwithstanding anything to the contrary in this Agreement, Company may revoke the designation of any entity as an Ordering Company at any time.

59.2	Each Ordering Company shall be eligible to order Products, Commercially Purchased Items and Services on the same applicable terms and conditions, including the same prices, as set forth in this Agreement; provided that (i) such Ordering Company shall have executed and delivered to Supplier a notice in the form of Attachment O, (ii) such Ordering Company shall have executed and delivered to Supplier such further agreements, documents or instruments as Supplier may request, acting reasonably, and (iii) Supplier and such Ordering Company shall have entered into such additional agreements, instruments and other writings as may be necessary under any applicable Laws. Any reference to Company in this Agreement shall, where applicable, be deemed to refer to any Ordering Company in respect of which the conditions in this Article 59.2 have been fulfilled.

59.3	(a)	Company unconditionally and irrevocably guarantees all payment and financial obligations, including those obligations which, either directly or indirectly, could have a financial impact on Supplier and/or its Affiliates and which arise directly or indirectly, from non-performance of an Ordering Company’s obligations to Supplier and/or its Affiliate. For certainty, such obligations shall include, but not be limited to, obligations in Article 12 relating to Excess Inventory and Obsolete Inventory. In the event that an Ordering Company fails to perform any of its obligations to Supplier and/or its Affiliates under this Agreement, Supplier may deliver to Company and such Ordering Company a notice of such non-performance and Supplier shall use reasonable efforts to resolve such non-performance with such Ordering Company. If the Ordering Company fails to perform such obligations by the fifteenth (15th) day following the giving of such notice by Supplier, Supplier may make a claim against Company under the aforementioned guarantee, and Supplier, if requested by Company, will use reasonable efforts to assist Company in resolving such non-performance by such Ordering Company (provided that such assistance by Supplier shall in no way diminish Company’s obligation to satisfy Supplier’s claim under the guarantee upon receipt of such claim). Company shall also work with Supplier and/or its Affiliates to ensure that the Ordering Company meets all of its non-financial obligations under this Agreement to the extent not performed in a timely manner. The liability of Company as guarantor hereunder shall not in any way be affected or modified by (i) failure by Supplier and/or its Affiliates to exercise any of their respective rights or remedies under this Agreement, any agreement, instrument or writing with the Ordering Company or at Law, or (ii) any waiver by Supplier and/or its Affiliates of any of

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their respective rights or remedies under this Agreement, any agreement, instrument or writing with the Ordering Company or at Law. For greater certainty, Supplier and/or its Affiliates shall not be required to take any other steps against the Ordering Company after such fifteen (15) day period prior to enforcing any of their respective rights or remedies hereunder against Company.
(b)	The guarantee of Company under this Article is absolute and unconditional, subject only to any substantive defense that the Ordering Company is or would have been entitled to assert against Supplier and/or its Affiliates, and Company and Ordering Company does assert and prove on a timely basis.

(c)	For certainty, the parties acknowledge that (i) Article 27 shall not apply to any dispute between Supplier and/or its Affiliates and any Ordering Company; and (ii) any dispute between Company and Supplier in respect of Supplier’s obligations under Article 59.3(a) shall be subject to Article 27.
59.4	Supplier agrees to permit any person designated by Company as an “Approved Purchaser” to purchase Products, Commercially Purchased Items and Services from Supplier from time to time pursuant to terms and conditions to be negotiated by the Approved Purchaser and Supplier. In the event that such terms and conditions are not negotiated, Supplier’s standard terms and conditions for the sale of products and services shall apply. Any purchase order issued by an Approved Purchaser to Supplier shall be issued outside of, and will not be subject to, any terms and conditions of this Agreement. Such purchases of Products by Approved Purchasers from Supplier shall be at the prices determined in accordance with this Agreement. Supplier shall look only to the Approved Purchaser for performance of its respective obligations under such purchase orders between Supplier and the Approved Purchaser. Company may revoke the designation of any entity as an Approved Purchaser at any time.
ARTICLE 60 — INTENTIONALLY DELETED
ARTICLE 61 — PACKING, LABELING AND SERIALIZATION
61.1	Supplier shall place Company’s specified bar code labels on all shipping packages and containers for the Products and Commercially Purchased Items shipped under this Agreement. Except as otherwise mutually agreed, such bar code labels and the placement thereof shall meet Company Specifications entitled “Shipping & Receiving Bar Code Label Standard 801-001-105 Issue 4, dated December 12, 1996,” “Bar Code Shipping Label Profile Program 801-001-107 dated January 15, 1998”, and “Common Language Equipment Identification (“CLEI”) Label KS22002 Issue 27.2 dated June 20, 2005,” as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3.

61.2	Products and Commercially Purchased Items purchased, repaired, replaced, or refurbished under this Agreement shall, except as otherwise mutually agreed, be packed by Supplier in containers that meet the requirements of Company Specifications No. PKG91NJ1045 Issue 6, dated April 1, 1998, and No. 801-001-109 Issue 3 dated January 21, 2004, as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3 as well as any other Specification(s) set forth in this Agreement or an Order placed pursuant to this Agreement.

61.3	For the purpose of tracking Warranty and repair availability on all Product provided by Supplier, Supplier shall, except as otherwise mutually agreed, conform to Company’s Warranty Eligibility System (“WES”) requirements stated in Specification entitled “Warranty Eligibility System (“WES”) Non-Lucent Manufacturers Processing Document Issue 3.5 dated September 8, 2003,” as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3.

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61.4	As specified and routed in the applicable Order, Products and Commercially Purchased Items destined for export shall, except as otherwise mutually agreed, be packaged in containers to meet the requirements of Company’s International Export Packaging Specification No. LTP 70.03 dated November 10, 1999 as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3 as well as any other Specification(s) set forth in this Agreement or an Order placed pursuant to this Agreement and, except as otherwise mutually agreed, marked in accordance with Company’s International Export Marking Specification No. LTP 70.04 dated November 10, 1999 as may be modified from time to time by Company through the issuance of an Engineering Change Order in accordance with Article 67.3 as well as any other Specification(s) set forth in this Agreement or an Order placed pursuant to this Agreement.
ARTICLE 62 — POINT OF SALE AND POINT OF USE INFORMATION
62.1	Supplier agrees to provide to Company, on a quarterly or another mutually agreed upon basis, electronic and/or written reports, the format and content of which shall be agreed upon by the parties, which demonstrate Supplier’s total volume of actual purchases of Material based upon Company’s BOM and utilized in the manufacture of Product. This report shall include, but not be limited to, a complete listing of the Material purchased by Supplier, quantities purchased by Supplier from the Material vendors including the actual prices paid by Supplier and the Material prices charged to Company identified by Product identification and/or Order. Subject to Article 30, Company agrees that any right to receive information under this Article may be limited by and is subject to any confidentiality obligations that Supplier or its Affiliates may have to Material vendors.
ARTICLE 63 — PROCESS CERTIFICATION
63.1	Company has the right, subject to the terms of Article 29, to review, inspect, and evaluate Supplier’s Material and supplies, Supplier’s facilities at which Supplier manufactures Products for Company under this Agreement, including Material management systems and supply line management processes and procedures and Supplier’s sources for Material and supplies to the extent related to Supplier’s performance of its obligations under this Agreement. Company has the right to specify the types of Material used in the manufacture and/or repair of the Product and/or suppliers of Material at any time during the Term of this Agreement. If such selection of Material impacts the previously agreed to Product prices, such subsequent Product prices shall be negotiated in good faith and mutually agreed to by the parties. All changes to Material, supplies, sites of manufacture and repair, and vendors must be approved in writing by Company. In regard to Supplier’s manufacturing and repair process for the Products, Company reserves the right, subject to the terms of Article 30, to perform periodic quality audits, surveys, evaluations, and approvals, including, but not limited to, analysis of each manufacturing, assembly, and/or test position for acceptability of procedures, equipment calibration, test software including change control, and operator performance, as well as evaluation of quality control/quality assurance and data collection and analysis procedures, to the extent related to Supplier’s performance of its obligations under this Agreement.

63.2	Supplier shall conduct appropriate incoming inspection of Material used in the manufacture of Products in accordance with its standard practices and shall maintain a Supplier control, approval, and corrective action process. Such standard practices shall be subject to audit and approval by Company and Company may require Supplier to implement recommended changes in order to facilitate Supplier’s manufacture of conforming Product. Such practices may be modified from time to time to address specific conditions as requested by Company.

63.3	Subject to compliance with Article 29, Supplier agrees to provide Company reasonable access, so as not to interrupt Supplier’s production processes, to applicable test equipment at Supplier’s facilities at which Products are manufactured under this Agreement in order for Company to (a) do test program development or (b) do final prove-in or acceptance of any test programs.

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ARTICLE 64 — INTENTIONALLY DELETED
ARTICLE 65 — PRODUCT CONFORMANCE
65.1	Supplier shall establish and maintain agreements with product safety certification bodies or agencies and/or their assigned representatives as required to support on-going product safety compliances for Products manufactured for Company under this Agreement. The product safety certification of Products is the responsibility of Company, unless otherwise specifically agreed by the parties. Compliance documentation required to support on-going compliance inspections at Supplier’s manufacturing location(s) will be provided and maintained by Company. Costs associated with such inspection agreements and for the periodic on-going inspections are the responsibility of Company. Supplier shall have in place a quality process or program which specifically focuses on maintaining the on-going product safety compliance of Company’s certified Products.

65.2	Variations or issues found during product compliance audits by external agencies, bodies or their assigned representatives are to be immediately forwarded to the organization noted as the applicant on the certification documentation or other Company personnel as specifically directed. Supplier shall include such variations or issues as found in these inspections in its quality system action register or tracking system.

65.3	Supplier agrees to conform with any additional Specifications that Company may require in order for Company to meet special and unique requirements set by Company’s end customers. In such an event, any additional cost incurred by Supplier to conform to such additional Specifications shall be treated in accordance with Article 6.
ARTICLE 66 — PRODUCT DOCUMENTATION
66.1	Company shall furnish, or instruct Supplier to acquire from Company’s designated documentation vendor at Company’s prices and expense Product documentation, and any changes thereto, as described in the Specifications. Costs for such Product documentation shall be reflected in the Product price provided the Product documentation is included in the Product BOM. Otherwise, the costs for such Product documentation shall be paid separately by Company to Supplier.
ARTICLE 67 — PRODUCT/SPECIFICATION/PROCESS CHANGES
67.1	Supplier shall not make any changes to the Products, Specifications or BOM (including engineering changes which affect the Product configurations) or create enhancements to the Products providing additional features, functions or performance capabilities (such changes and enhancements referred to collectively in this Article 67.1 as “Change(s)”), without Company’s prior written consent. Supplier shall promptly provide Company with written notice of any such proposed Changes by Supplier. Such notice shall include a summary of the likely impacts of the Change, including likely impacts on pricing, delivery and on the fit, form or function of the Product. Company shall attempt to notify Supplier, within two (2) days of receipt of Supplier’s Change request, of Company’s documented approval or disapproval. If Company agrees to Supplier’s proposed Change, all Product affected by the Change and shipped after the effective date of the Change shall conform to the Change. Any such Change created by Supplier, in whole or in part, shall remain the exclusive property of Company.

67.2	Supplier shall not make any process changes that affect the form, fit or function of the Product, or adversely affect the quality, reliability, or cost of the Product, or relocate the manufacture or repair of Product to another Supplier location without prior written consent of Company (“Process Changes”), which consent shall not be unreasonably withheld. If Company, in its sole discretion, does not agree to the Process Change and Supplier elects to proceed with the Process Change, Supplier shall be in material breach of this Agreement. In such an event, in addition to all other rights and remedies at law or equity or otherwise, Company shall have the right to terminate any

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or all Orders for Product affected by such Process Change. Company may purchase the terminated Product from a source other than Supplier by invoking all of its rights under this Agreement, including, but not limited to, Article 53.
67.3	Company may at any time during the manufacture or repair of Product by Supplier require modifications of or deviations to the Specifications (each, an “Engineering Change Order”); provided, however, that Supplier shall have, after receipt of such Engineering Change Order and before being required to supply Product in conformance with such Engineering Change Order, a reasonable period of time to implement such Engineering Change Order. Upon receipt of an Engineering Change Order from Company, Supplier shall attempt to provide within two (2) days to Company with the date by which the Engineering Change Order can be implemented and any Material liability for which Company is responsible for pursuant to the terms of this Agreement. Supplier will confirm to Company in writing when an Engineering Change Order has been implemented, and shall report to Company the results of its inspections of the initial Products manufactured in accordance with such Engineering Change Order. Any price revision of Product as a result of such Engineering Change Order will be subject to good faith negotiations among the parties.

67.4	Supplier agrees to perform design for manufacturing (DFM) reviews (as defined in Attachment N) of all new, pre-release Specifications provided to it by Company, including conducting “VALOR”-based analysis of all circuit pack designs. Supplier shall provide Company with the initial results of all “VALOR” analysis within 24 hours of initiation thereof, and shall concurrently advise Company as to the anticipated date of completion of such analysis, having regard to the required volume and scope thereof.

67.5	Supplier shall provide prove-in samples to Company upon request, for as long as reasonably required in order for Company to properly evaluate changes in accordance with Articles 67.1, 67.2 and 67.3. Title for the prove-in samples will remain with Supplier but risk of loss and damage will pass to Company while the prove-in samples are in Company’s possession. Company will return the prove-in samples to Supplier upon completion of its evaluation. Prior to Company requesting prove-in samples, the parties will agree on the allocation of costs for the prove-in samples in the event that the prove-in samples cannot be used by Supplier in the production of Products for Company. Provided that if the prove-in samples can be used by Supplier in the production of the Products for Company, Supplier agrees not to charge Company for the prove-in samples.

67.6	Supplier shall not make any software or hardware related changes to Supplier’s information systems that would impede previously established software or hardware interface(s) with Company’s or Company’s end customers’ information systems, without prior written approval of Company, which approval shall not be unreasonably withheld.

67.7	Subject to Article 29, Company shall have the right to perform an on-site assessment, upon Company’s or Supplier’s notification to the other party of such Process Changes or Change(s) identified in Articles 67.1 and 67.2. Supplier shall be solely responsible for any liability associated with any such Process Changes or Changes made by Supplier without the written consent of Company.
ARTICLE 68 — PUBLICITY
68.1	SUBJECT TO ARTICLES 35.4 AND 72, NEITHER PARTY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY, PUBLICLY ANNOUNCE THE EXISTENCE OF THIS AGREEMENT OR DISCLOSE ITS CONTENTS.

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ARTICLE 69 — REGISTRATION AND REGISTRATION STANDARDS
69.1	When Products furnished under this Agreement are subject to any in-country certification and filing procedures required for countries in which the Products are to be sold, Supplier shall adhere to Specifications and test instructions for Product to ensure compliance with governing labeling and end customer requirements. Company may periodically perform on-going compliance re-testing as defined by Company. Supplier will establish with Company a quality control program to assure that Products shipped by Supplier under this Agreement comply with the manufacturing Specifications and test instructions.

69.2	When Products furnished under this Agreement are subject to Part 68, Part 15 or any other part of the Federal Communication Commission’s Rules and Regulations, as may be amended from time to time (“FCC Rules”), Supplier will adhere to Specifications and test instructions for such Products to ensure compliance with FCC Rules governing labeling and end customer instruction requirements. Company may periodically perform on-going compliance re-testing as defined by Company. Supplier will establish with Company a quality control program to assure that the Products shipped by Supplier under this Agreement comply with the manufacturing Specifications and test instructions.

69.3	When Products furnished under this Agreement are subject to FDA/CDRH laser product and certification requirements, Supplier will adhere to Specifications and test instructions for such Product to ensure compliance with governing labeling and end customer requirements. Company may periodically perform on-going compliance re-testing as defined by Company. Supplier will establish with Company a quality control program to assure that the Products shipped by Supplier under this Agreement comply with the manufacturing Specifications and test instructions.

69.4	Nothing in this Article shall be deemed to diminish or otherwise limit Supplier’s obligations under Article 22 or any other Article of this Agreement.
ARTICLE 70 — RELEASES VOID
70.1	Neither party shall require (a) waivers or releases of any personal rights or (b) execution of documents which conflict with the terms of this Agreement from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding relating to this Agreement.
ARTICLE 71 — RULES OF CONSTRUCTION
71.1	In this Agreement:
(a)	time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(b)	whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.
ARTICLE 72 — SEC DISCLOSURE
72.1	Each party acknowledges that the other party (or an Affiliate of such other party) may, upon advice of its legal advisors, be required to file this Agreement with the United States Securities and Exchange Commission (“SEC”). If a party is required to so file, it shall (i) give notice to the other party of such filing requirement together with a copy of its draft application to the SEC requesting the redaction of this Agreement as far in advance of such filing requirement as is reasonably practicable, and (ii) permit such other party’s legal advisors to participate in the

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redaction of this Agreement on a mutually agreeable basis (with the understanding that each party shall request in its initial application the preferred redactions being sought by the other party). Each party agrees that it will (i) work in good faith to include all recommendations of the other party in all subsequent response filings with the SEC regarding this Agreement and (ii) use all reasonable commercial efforts to ensure that only such information regarding this Agreement is disclosed as is necessary to meet the SEC requirements. Each party shall cause its legal counsel to act in a timely and responsive manner in order to meet the other party’s requirements to meet its filing obligations with the SEC in a timely manner.
ARTICLE 73 — SECTIONS AND HEADINGS
73.1	The division of this Agreement into Articles and Attachments and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement. Unless otherwise specified herein, any reference in this Agreement to an Article or Attachment refers to the specified Article or Attachment to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Article or other provision hereof.
ARTICLE 74 — SEVERABILITY
74.1	If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.
ARTICLE 75 — SURVIVAL OF OBLIGATIONS
75.1	The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.
ARTICLE 76 — TAXES, DUTIES AND INSURANCE CONTRIBUTIONS PAYABLE BY SUPPLIER
76.1	Except as otherwise provided in this Agreement, including in Article 77, and unless otherwise agreed to by the parties, all duties (excluding any duties or fees relating to the shipment of Products or Commercially Purchased Items), taxes, and all social insurance contributions arising out of or in connection with Supplier’s performance of this Agreement will be paid by Supplier (collectively, “Taxes”). The parties agree that the prices or rates stated herein include all such charges and that such prices or rates will not be changed hereafter as a result of Supplier’s failure to include therein any applicable duties, taxes or insurance contributions. Supplier shall indemnify and hold Company harmless from its failure to make such payment or contributions.
ARTICLE 77 — TAXES PAYABLE BY COMPANY
77.1	Company shall be responsible for all sales, value added or other similar types of transfer taxes (referred to herein in this Article 77.1 collectively as “Transfer Taxes”) with respect to the prices paid for Products, Commercially Purchased Items or amounts paid for Services under this Agreement, and Company agrees to reimburse Supplier for any such Transfer Taxes paid by Supplier. Supplier will not charge an otherwise applicable Transfer Tax if the Product, Commercially Purchased Item or Services pricing is exempt from Transfer Tax and Company furnishes to Supplier a valid exemption certificate. In particular regard to value added taxes or other similar taxes on turnover and related charges, Supplier will charge and Company will pay any particular VAT over and above the stated prices for Products, Commercially Purchased Items and Services. If Supplier is required by Law to charge VAT, Supplier will ensure its invoices are in

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the proper form to enable Company to claim input VAT deductions. If Supplier does not need to charge VAT, but Company is required by Law to account for such VAT (for example, where a “reverse charge” procedure applies), Company accepts all responsibility and liability for accounting for the VAT properly. Taxes payable by Company shall be billed as separate items on Supplier’s invoices and shall not be included in Supplier’s prices or otherwise compensated pursuant to any other provisions of this Agreement.
77.2	Subject to the provisions of Articles 6 and 77.1, Supplier shall be responsible for all other Taxes. Notwithstanding any other provision of this Agreement, Supplier shall be solely liable for Taxes based on Supplier’s net or gross income. Supplier shall indemnify and hold the Company harmless for Supplier’s failure to timely pay or withhold Taxes resulting from Supplier’s performance under this Agreement.

77.3	In order for Company to qualify for tax benefits on Products exported from the United States by Company, Supplier shall, upon request by Company, provide Company with documentation, within forty-five (45) days of such request, that identifies and substantiates the FMV of the Product content which is manufactured by Supplier or purchased by Supplier from manufacturers outside of the United States. If Company shall have requested the aforementioned documentation, Supplier shall provide Company with timely notice if Supplier has knowledge of any information that would cause the FMV of the Product content manufactured by Supplier or purchased by Supplier from manufacturers outside of the United States to either change by ten percent (10%) or exceed fifty percent (50%) of the selling price charged to Company for each Product being reported.
ARTICLE 78 — TEST SCOPE
78.1	Unless otherwise agreed to by the parties, Supplier shall manage the execution of the test process as specified by Company for each Product purchased pursuant to this Agreement, which includes Supplier testing the Product, providing test capacity planning, and performing preventative maintenance on the required test equipment. Supplier shall consider upside volume percentages, preventative maintenance time, the addition of new products and holding appropriate spare parts when developing its test capacity plan. Company shall compensate Supplier in the manner set out herein for any costs associated with replicating test equipment uniquely required to support Company’s production requirements or building new test equipment in support of Company’s production requirements. Such costs shall, by mutual agreement of the parties either (a) be amortized over a six (6) month period in the cost of the Product, or (b) be charged by Supplier to Company as a separately billable non-recurring engineering charge for which Company shall issue Supplier a purchase order in accordance with Article 9. Prior to fabricating or procuring any test equipment that is unique to the manufacture of Products, Supplier agrees to review such plans with Company first. Supplier agrees that all test equipment used in the production of Products shall be subject to the terms set forth in Articles 37 and Article 53.

78.2	Supplier shall perform each and every test in conformance to the process and for the quantities identified in the applicable Specification unless mutually agreed to by the parties otherwise. All Products delivered to Company and/or its end customers under this Agreement shall have passed all applicable tests in such Specification. Company shall have the right to require Supplier to upgrade its test sets in order to conform to requirements of the Specification.

78.3	Company shall review all fixtures and programs to assure their quality and reliability. Supplier shall notify Company prior to implementing any change that would impact the test Specification.

78.4	Supplier shall maintain adequate test equipment inspection/calibration reports and Product test documents and shall make such documents available to Company upon reasonable request.
ARTICLE 79 — TITLE TO MATERIAL CONSIGNED BY COMPANY

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79.1	Except for Purchased Inventory, Supplier acknowledges and agrees that unless otherwise agreed, Company has and shall have at all times all right, title and interest in Material furnished directly or indirectly to Supplier by Company under this Agreement (“Lucent Technologies’ Consigned Material”). Supplier shall, within ten (10) Business Days of receipt of the Lucent Technologies’ Consigned Material, notify Company of any claims for quantity variation or quality problems in the Lucent Technologies’ Consigned Material furnished to Supplier. Supplier assumes responsibility for any loss or damage to such Lucent Technologies’ Consigned Material and shall be liable for the full actual value of the Lucent Technologies’ Consigned Material with the exception of loss due to normal waste, shrinkage, breakage or other spoilage, reduction in moisture content, etc. Supplier shall store the Lucent Technologies’ Consigned Material safely, indoors in protected areas approved by Company at Supplier’s facility. If Supplier removes all or any part of the Lucent Technologies’ Consigned Material from one building to another, Supplier shall continue to be responsible for loss and damage and Supplier shall give Company at least ten (10) Business Days advance notice of the removal except when the removal is required during Supplier’s manufacturing process or to protect the Lucent Technologies’ Consigned Material from damage or loss.

79.2	Upon reasonable prior notice and subject to the terms of Article 29, Company may inspect, inventorize and authenticate the account of the Lucent Technologies’ Consigned Material during Supplier’s normal business hours. Supplier shall provide Company access to the premises, subject to Article 30, wherein all such Lucent Technologies’ Consigned Material is located. Wherever practicable, the Lucent Technologies’ Consigned Material shall be kept segregated in an area marked “PROPERTY OF LUCENT TECHNOLOGIES”.

79.3	Supplier shall use the Lucent Technologies’ Consigned Material only in the manufacture or repair of Products furnished to Company, or otherwise in performing under this Agreement.

79.4	Supplier shall not allow any security interest, lien, tax lien or other encumbrance (collectively, “Encumbrances”) to be placed on any Lucent Technologies’ Consigned Material. Supplier shall give Company immediate written notice should any third party attempt to place or place an Encumbrance on such Lucent Technologies’ Consigned Material. Supplier shall indemnify and hold Company harmless from any such Encumbrance. Supplier shall, at Company’s request, promptly execute a “protective notice” UCC-1 form for Lucent Technologies’ Consigned Material located in the United States, or such other documents reasonably necessary in non-US jurisdictions to enable Company to protect its interest in such Lucent Technologies’ Consigned Material. The parties agree that this Agreement shall constitute the security agreement required by the UCC of the appropriate state in which the Encumbrance is filed, or the equivalent type of agreement in non-US jurisdictions.

79.5	The obligations assumed by Supplier with respect to the Lucent Technologies’ Consigned Material are for the protection of Company’s property. If Supplier defaults in carrying out Supplier’s obligations with respect to the Lucent Technologies’ Consigned Material under this Agreement or an Order, then, at no cost to Company and upon twenty-four (24) hours notice to Supplier, Company may withdraw all or any part of the Lucent Technologies’ Consigned Material. Supplier shall, at Company’s option, return to Company or hold for Company’s disposition any or all of such Lucent Technologies’ Consigned Material (including any Scrap produced as a by-product) in Supplier’s possession at (a) the completion of the Order, (b) expiration, cancellation or termination of this Agreement, or (c) the withdrawal of Lucent Technologies’ Consigned Material, as provided above.
ARTICLE 80 — TITLE TO SPECIAL TOOLING AND EQUIPMENT OWNED BY COMPANY
80.1	Supplier acknowledges and agrees that Company has and shall have at all times during the Term of this Agreement all right, title and interest in the special tooling, fixtures, molds, dies, jigs, production machinery, assembly machinery, testing equipment, and related items (collectively,

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“Tooling” or “Tool(s)”) owned and furnished at no cost by Company to Supplier, or Tooling that Company has fully paid Supplier to develop, or Tooling that is co-developed at Company’s expense for use under this Agreement, any Order or subsequent agreements, if any. Any Tooling supplied by Company to Supplier must be in good working order and comply with all applicable country-specific safety requirements, codes and standards at the time such equipment is delivered. Supplier shall:
(a)	be responsible for the safekeeping of the Tooling, assume all risks of loss or damage to the Tooling and be liable for the replacement value of such Tooling except for reasonable wear and tear;

(b)	maintain and use the Tooling in accordance with all applicable country-specific safety requirements, codes or standards, and keep in force a policy of Workers’ Compensation insurance as prescribed by the Law of the state in which work is being performed, or such other comparable insurance. Supplier may procure whatever additional insurance Supplier deems appropriate. Supplier agrees that Supplier, Supplier’s insurer(s) and anyone claiming by, through, under, or on Supplier’s behalf shall have no claim, right of action, or right of subrogation against Company or Company’s end customers based on any loss or liability insured against under any policy of insurance. Supplier agrees to defend (at Company’s request), indemnify and hold harmless Company and Company’s end customers from and against any and all Losses (including but not limited to claims resulting from injuries or death to persons or damage to property) in any way arising out of or resulting from the maintenance, ownership, possession, operation, use, condition, storage, or movement of the Tooling or any accident in connection therewith;

(c)	permanently mark or if impracticable to do so, affix labeling stating that the Tooling is the property of Lucent Technologies. For purposes of this clause, the term “Lucent Technologies” shall be deemed to mean Lucent Technologies Inc., or the Lucent Technologies Inc. affiliated or associated company which owns the Tooling, as applicable;

(d)	store such Tools, when not in use, on racks or in sections of Supplier’s plant(s) located at Supplier’s factory of manufacture, marked “PROPERTY OF LUCENT TECHNOLOGIES”. If Supplier removes all or any part of the Tooling from one building to another, Supplier shall continue to be responsible for loss and damage and Supplier shall give Company at least ten (10) Business Days’ advance notice of the removal except when the removal is required during Supplier’s manufacturing process or to protect the Tooling from damage or loss. Supplier shall send to Company on a mutually agreed to basis, an updated Tooling inventory list, including equipment upgrades;

(e)	use the Tooling only in the manufacture or repair of Product or performance of Services furnished to Company, unless otherwise agreed to by Company, and deliver the Tooling to Company upon demand, properly packaged and crated for transport, Ex Works (Incoterms 2000) Supplier’s plant at a mutually agreeable charge for removal, packing, or crating;

(f)	repair or replace parts of the Tooling as needed from time to time, due to normal wear and tear, without charge to Company. This includes, among other things, adjusting, replacing punches or die sections, sharpening, and keeping Tools in good working condition. All repair and replacement parts shall be deemed Tooling and shall be subject to the terms of this Agreement. At any time when Supplier proposes replacing the entire Tool because (a) Tool life has been expended or the Tooling is worn beyond economical repair, or (b) design changes by Company necessitate modification or complete replacement, Supplier shall first obtain Company’s written approval, and the resulting replacement Tooling shall be at Company’s expense and subject to the terms of this Agreement;

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Contract No. WR71050115
(g)	Supplier shall not allow any Encumbrance to be placed on any Tooling. Supplier shall give Company immediate written notice should any third party attempt to place or place an Encumbrance on such Tooling. Supplier shall indemnify and hold Company harmless from any such Encumbrance. Supplier shall, at Company’s request, promptly execute a “protective notice” UCC-1 form for Tooling located in the United States, or such other documents reasonably necessary in non-US jurisdictions to enable Company to protect its interest in such Tooling. The parties agree that this Agreement shall constitute the security agreement required by the UCC of the appropriate state in which the Encumbrance is filed, or the equivalent type of agreement in non-US jurisdictions;

(h)	Company may inspect, inventorize, and authenticate the account of Tooling furnished under this Agreement during Supplier’s normal business hours. Subject to the terms of Article 29, Supplier shall provide Company access to the premises where all such Tooling is located. The obligations assumed by Supplier with respect to Tooling furnished under this Agreement and/or an Order are for the protection of Company’s property. If Supplier defaults in carrying out Supplier’s obligations under this Agreement, then, at no cost to Company and upon twenty-four (24) hours’ notice to Supplier, Company may withdraw all or any part of the Tooling and Tooling drawings except as may be required for Supplier to continue to fulfill its ongoing warranty or support obligations under this Agreement. Supplier shall, at Company’s option, return to Company or hold for Company’s disposition (free of restrictions), for a reasonable period of time, any or all of such Tooling and Tooling drawings in Supplier’s possession at (a) the completion of the applicable Order, (b) expiration, cancellation or termination of this Agreement, or (c) the withdrawal of Tooling, as provided above; and

(i)	Supplier’s obligations under this clause shall survive the expiration, cancellation or termination of this Agreement or any Order.
80.2	Where Company has requested Supplier to develop or subcontract on Company’s behalf the development of Tooling for Company and the parties have agreed to amortize the price of the Tooling over a mutually agreed to quantity of Products purchased by Company from Supplier pursuant to this Agreement, title and ownership of the Tooling shall pass to Company once the price charged by Supplier for such Tooling has been fully paid by Company pursuant to the agreed to amortization schedule. However, Company shall have the right to take title of the Tooling at any time by paying in full the agreed to price for such Tooling.
ARTICLE 81 — TOXIC SUBSTANCES AND PRODUCT HAZARDS
81.1	Supplier agrees that, where required by Law, it shall provide to Company for any new products that are added to this Agreement or changes made to an existing Product furnished under this Agreement, a product safety data sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder, or a product information sheet required by equivalent international Laws.
ARTICLE 82 — WAIVER AND AMENDMENT
82.1	Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

82.2	This Agreement may only be amended in writing by authorized representatives of Company and Supplier.
ARTICLE 83 — WAIVER OF JURY TRIAL
83.1	Each party hereby waives, to the fullest extent possible by applicable Laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in

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Contract No. WR71050115
connection with this Agreement. Each party hereto (a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Article 83.
ARTICLE 84 — INDEMNIFICATION PROCEDURE
84.1	In the event that any party (the “Indemnified Party”) shall become aware of any Third Party Claim in respect of which the other party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify with reasonable particularity (to the extent that the information is available):
(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.
84.2	With respect to any First Party Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall make such reasonable investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to dispute resolution pursuant to the provisions of Article 27.

84.3	With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. Subject to Article 84.4, if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such Indemnified Party’s counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

84.4	If the Indemnifying Party fails to assume control of the defence of any Third Party Claim in accordance with Article 84.3, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

84.5	The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). Neither party shall make any statement or take any action which might hamper or undermine the other party’s defense or settlement of a Third Party Claim.

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Contract No. WR71050115
84.6	The provisions of this Article 84 shall only apply to a Claim in respect of which an Indemnifying Party has agreed to indemnify the Indemnified Party pursuant to this Agreement with the intent that all such Claims shall be subject to this Article 84.
ARTICLE 85 — ENTIRE AGREEMENT

85.1	(a)	This Agreement, together with the Attachments and the Transition Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous communications, and agreements whether verbal or written, including without limitation, the term sheet between Company and Supplier relating to the subject matter hereof, the Modcell 4.0 Supply Agreement Term Sheet dated August 27, 2003, and Agreement No. WR71010010 to the extent it relates to Products and Services to be provided pursuant to this Agreement. There are no conditions, covenants, agreements, or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or in the Attachments, the Asset Purchase Agreements or the Intellectual Property License Agreement. Orders under this Agreement shall only include Order-specific terms, conditions, and Specifications, as applicable.

	(b)	In the event of a contradiction between the terms of this Agreement and the terms and conditions of an Attachment, the terms of the Attachment shall prevail to the extent of such inconsistency.
85.2	The terms and conditions applicable to unique arrangements relating to the subject matter hereof between the parties will be agreed to in writing between the parties, and included in an individual Attachment that shall reference this Agreement and be made a part hereof.

85.3	This Agreement and any Orders under this Agreement shall not be modified or rescinded, except by an instrument in writing signed by both parties.

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Contract No. WR71050115
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the dates below.

CELESTICA CORPORATION		LUCENT TECHNOLOGIES INC.

By:	/s/ Steve Delaney	By:	/s/ Jose A. Mejia

Name:	Steve Delaney	Name:	Jose A. Mejia

Title:	CEO	Title:	President, Supply Chain Networks

Date:	September 30, 2005	Date:	September 22, 2005

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External Manufacturing Services Supply Agreement
Attachment A
Definitions
For the purposes of this Agreement and the related Attachments, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” means, in relation to any person, any other person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such a person; provided, however, that (i) where one person controls another person, any other person controlled by the first such person shall be deemed to be an Affiliate of the second person, and (ii) any corporation in respect of which any person owns beneficially, directly or indirectly, not less than fifty percent (50%) of such corporation’s voting securities, shall be deemed to be an Affiliate of such person. For purposes hereof, “control” means, in respect of any person, the power of authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of equity securities or voting securities or by contract or otherwise;
“Agreed Portion” has the meaning set out in Article 12.5;
“Agreement” means this external manufacturing services supply agreement together with all Attachments attached hereto, as amended and supplemented from time to time;
“Approved Vendor List” or “AVL” means Company’s approved vendor list;
“Asset Purchase Agreements” means, collectively, the asset purchase agreement in respect of the Oklahoma City Facility and the asset purchase agreement in respect of the Columbus Facility, each dated July 23, 2001, made in each case between Company and Supplier;
“Attachments” means any attachment agreed to by the parties and attached to and made part of this Agreement;
“Audit” has the meaning set out in Article 30.3;
“Background Information” means any Information developed, copyrighted or owned by Supplier prior to August 31, 2001;
“Basic Services” has the meaning set out in Article 4.1;
“Bill of Material” or “BOM” means a bill of material;
“Blanket Purchase Order” has the meaning set out in Section 3.1 of Attachment G;
“Build to Stock” has the meaning set out in Attachment G;
“Business Day” means a day other than a Saturday, Sunday or a statutory holiday in the State of New York;
“CAP” or “Corrective Action Plan” means a plan of corrective action to be taken;
“CAR” or “Corrective Action Request” means corrective action request;

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External Manufacturing Services Supply Agreement
“Changes” has the meaning set out in Article 67.1;
“Claim” means any claim, action, demand or proceeding;
“Code” means Object Code and Source Code, collectively;
“Co-Developed IP” has the meaning set out in Article 37.2;
“COGS” means cost of goods sold;
“Comcode” means Company’s internal part number;
“Commercial Material” means, at any time during the Term, any Material (identified by the manufacturer’s unique part number) of which, the annual quantity required at such time by Supplier to manufacture the Products for Company or Ordering Companies under this Agreement, is less than seventy percent (70%) of the total annual quantity of Material sold by the manufacturer of such Material on a worldwide basis. The parties shall agree on the process, methodology, and frequency for determining which Material meets the definition of Commercial Material;
“Commercially Purchased Item” has the meaning set out in Article 3.2;
“Company” has the meaning set out in the recital to this Agreement;
"Company Controlled Material” means Material procured by Supplier pursuant to Articles 13.4 and 14 in respect of which Company has sole responsibility for managing the purchasing decision in respect of such Material, including all negotiations with Material vendors in respect of price and general commercial terms in accordance with Attachment K2;
“Company IP” means any Developed IP originated or developed (i) solely by, or jointly between, Supplier and any of Supplier’s Associates or (ii) jointly between Company and Supplier or any of Supplier’s Associates, and which arise in connection with activities performed by Supplier under this Agreement which are (a) funded by Company through specific project funding and/or NRE fees or (b) are specifically related to the Products;
“Company Owned Inventory” means inventory that is owned by Company, including raw materials, finished goods and work-in-process;
“Company Proprietary Information” means Information, including but not limited to, technology, processes, Specifications or other proprietary property, including trade secrets, know-how, mask work rights, patent applications and any other non-public information in any form or medium developed or acquired by Company, its Affiliates or its licensors other than Supplier, but for greater certainty, does not include Supplier Proprietary Information or the Intellectual Property;
“Competing Quote” has the meaning set out in Article 4.1;
“Developed IP” means any and all Information, inventions, discoveries, improvements, technical information, computer or other apparatus programs, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, manufacturing processes or tooling, knowledge or data, written or otherwise expressed in a material form;
“Disputed Portion” has the meaning set out in Article 12.5(a);
“DOA” has the meaning set out in Article 21.16;
“Documentation” means all documents, whether in human and/or machine-readable form;

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External Manufacturing Services Supply Agreement
“EDI” means the electronic transfer, from computer to computer, of commercial and administrative data using a commonly acknowledged standard for the structuring of messages;
“Effective Date” has the meaning set out in the recitals to this Agreement;
“Electronic Commerce” has the meaning set out in Article 18.1;
“EMAS” has the meaning set out in Article 40.1;
“Emergency Backup Manufacturing Plan” has the meaning set out in Article 16.1;
“EMS” has the meaning set out in Article 40.1;
“Encumbrance” has the meaning set out in Article 79.4;
“Engineering Change Order” has the meaning set out in Article 67.3;
“E&O Claim” has the meaning set out in Article 12.5(a);
“Epidemic Condition” has the meaning set out in Article 21.16;
“ESD” means electrostatic discharge sensitive;
“EST” has the meaning set out in Article 21.10;
“Excess Inventory” has the meaning set out in Article 12;
“Existing Mobility Products” means the printed circuit board assemblies, subsystems, orderable item kits and full systems listed in Attachment B;
“Export Laws” has the meaning set out in Article 42.1;
“FCC Rules” has the meaning set out in Article 69.2;
“FIFO” has the meaning set out in Article 14.1;
“First Party Claim” means a Claim asserted by one party against the other party to this Agreement pursuant to Article 84;
“fiscal year” means Company’s fiscal year;
“Flexible Delivery Arrangements” has the meaning set out in Article 10.1;
“Flexible Delivery Terms” means the flexible delivery terms described in Attachment G;
“FMV” means fair market value;
“Forecast” has the meaning set out in Article 15.2 and shall include any other forecast delivered by Company (or an Ordering Company, as applicable) to Supplier in respect of Products or Commercially Purchased Items;
“Indemnified Party” has the meaning set out in Article 84.1;
“Indemnifying Party” has the meaning set out in Article 84.1;

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External Manufacturing Services Supply Agreement
“Information” means all documented and undocumented information (excluding patents and patent applications), whether in human and/or machine readable form, including without limitation, Code, Documentation, technical information, technical memoranda, technical reports, data and drawings of whatever kind in whatever medium, specifications, tangible and intangible know-how, processes, formulae, methodologies, production, operating and quality control manuals, blueprints, instructions, directories, schematics, sketches, photographs, graphs, dies, molds, tools, tooling, samples, price lists, part lists and descriptions, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing;
“Information Only Metrics” has the meaning set out in Article 11.1;
“Infringement Claims” has the meaning set out in Articles 47.1 and 47.2;
“Initial Prices” has the meaning set out in Article 6.1;
“Initial Term” has the meaning set out in Article 1.1;
“Insignia” has the meaning set out in Article 54.2;
“Intellectual Property” means the Licensed Technical Information, Licensed Software, Licensed Patents and Licensed Trademarks as set out in the Intellectual Property License Agreement;
“Intellectual Property License Agreement” means the intellectual property license agreement dated as of August 31, 2001, made between Lucent Technologies Inc., Lucent Technologies GRL Corporation and Celestica Liquidity Management Hungary Limited Liability Company;
"Inventory Buy-Down Cost” has the meaning set out in Article 6.7;
“Inventory Carrying Purchase Order” has the meaning set out in Article 12.2(c);
“Laws” or “laws” has the meaning set out in Article 34.1;
“Licensed Trademarks” has the meaning set out in the Intellectual Property License Agreement;
“LTB Material” has the meaning set out in Article 13.5;
“Losses” means all liability, losses, damages, penalties, costs and expenses (including reasonable attorney’s fees and disbursements), but excluding any incidental, indirect or any lost profits or lost revenues or other consequential losses;
“Lucent Technologies’ Consigned Material” has the meaning set out in Article 79.1;
“Manufacturer Per Unit Pricing Formula” means the pricing formula described in Attachment C;
“Manufacturer Per Unit Pricing Formula Rates” has the meaning set out in Article 6.8;
“Market-Based Price” means, with respect to any Material, at any time and from time to time during the Term, the fixed price that the purchaser of such Material expects to pay for such Material during the calendar quarter in which the price determination is being made;
“Material” means, collectively, all raw components, parts, and materials (including labels, product inserts, packaging and other labeling for the Products) required to manufacture the Products in accordance with the Specifications;
“Material Value Propositions” has the meaning set out in Article 6.12;

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External Manufacturing Services Supply Agreement
“Mobility Products” means the Existing Mobility Products and all Successor Products and New Products;
“MWDVBE” has the meaning set out in Article 55.1;
“New Product” means a printed circuit board assembly, subsystem, orderable item kit, full system or other product introduced by Company or any of its Affiliates during the Term and mutually agreed by Company and Supplier as within Company’s “Mobility” product sector and that is not an Existing Mobility Product or a Successor Product;
“Non-Recurring Engineering “ or “NRE” means non-recurring engineering;
“North American Region” means Canada, the United States and Mexico;
“Notice Receipt Date” has the meaning set out in Article 12.2(c).
“NTF” means no trouble found;
“Object Code” means code in machine-readable form generated by compilation, assembly or other translation of Source Code and contained in a medium which permits it to be loaded into and operated on by a processor;
“Obsolete Inventory” has the meaning set out in Article 12.2(e);
“Order” means a discrete order issued by Company (or an Ordering Company, as applicable) and accepted by Supplier under this Agreement and a blanket purchase order issued by Company (or an Ordering Company, as applicable) and accepted by Supplier under this Agreement;
“Order Change” has the meaning set out in Article 9.4;
“Orderable Item” means a Product or a Commercially Purchased Item;
“Ordering Company” means an Affiliate of Company designated as an Ordering Company pursuant to Article 59.1;
“Out of Tolerance Condition” has the meaning set out in Article 11.4;
“Parts” has the meaning set out in Article 23.5;
“Performance Metrics” has the meaning set out in Article 11.1;
“PES” or “Premium Expedited Services” means the cost that is over and above the normal costs associated with expediting the delivery of Material that Supplier would incur due to highly unusual, unique or extraordinary circumstances brought on solely by Company’s request to procure the delivery of Material to support Product delivery requirements outside any agreed to Flexible Delivery Terms. Supplier should not incur any costs associated with Premium Expedited Services without first getting Company’s prior written approval;
“Price Change” has the meaning set out in Article 6.6;
“Price Reduction Period” has the meaning set out in Article 6.1;
“Pricing Information” has the meaning set out in Article 6.17;

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External Manufacturing Services Supply Agreement
“Process Change” has the meaning set out in Article 67.2;
“Product” or “Products” has the meaning set out in Article 3.1;
“Product Plan” has the meaning set out in Article 21.6;
“Profit” means earnings before interest, amortization and taxes;
"PPV” or “Purchase Price Variation” means the price for Material that is over and above the normal price charged by the Material vendor to Supplier due to highly unusual, unique or extraordinary circumstances brought on solely by Company’s request to procure the delivery of Material to support Product delivery requirements outside any agreed to Flexible Delivery Terms. Supplier should not incur any increases in costs associated with Purchase Price Variation without first getting Company’s prior written approval;
“Purchased Inventory” means the Material and other inventory purchased by Supplier from Company or any third party in connection with the transfer of the manufacture of Products to Supplier;
“quarter” means a three (3) month period commencing on the first day of October, January, April and July;
“Quarterly Performance Review Process” has the meaning set out in Article 25.1;
“Quote” has the meaning set out in Article 4.1;
“Recovery Amount” has the meaning set out in Article 6.6;
“Recovery Amount Statement” has the meaning set out in Article 6.6;
“Renewal Term” has the meaning set out in Article 1.1;
“Required Data” has the meaning set out in Article 12.5(a);
“Revised Quote” has the meaning set out in Article 4.1;
“RMA” means a return materials authorization;
“ROS Profit Rates” means the ROS profit rates set out in Article 6.9;
“Scrap” has the meaning set out in Article 24.1;
“Services” or “Service” has the meaning set out in Article 4.1;
“SG&A” means selling, general and administrative;
“SG&A Rates” means the SG&A rates set out in Article 6.9;
“SIC” means a System Integration Center operated by Company;
“Source Code” means code in any programming language contained in any format, including human and machine-readable formats, such code including all comments and procedural code plus all related development documents such as, but not limited to, flow charts, schematics, statements of principles of operations or any other specifications;
“Source Inspection” has the meaning set out in Article 21.7;

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External Manufacturing Services Supply Agreement
“Specifications” means the technical and processing specifications for the development or manufacture or repair of the relevant Product provided by the Company to Supplier, including all drawings, models, specifications, documentation, data, product information, engineering standards, technical and test instructions and test programs, procedures or requirements, functional information and related data, data files, quality standards, AVL, BOMs, software, design information, technical manuals, packaging requirements, testing requirements and know-how, as amended and in effect from time to time;
“Strategic Alliance Team” has the meaning set out in Article 2.1;
“Successor Product” means a printed circuit board assembly, subsystem, orderable item kit, full system or other product introduced by Company or any of its Affiliates during the Term within Company’s and its Affiliates’ “Mobility” product sector that provides the same fundamental functionality or purpose as an Existing Mobility Product at the time of such introduction;
“Supplier” has the meaning set out in the recital to this Agreement;
“Supplier Associates” has the meaning set out in Article 37.1;
“Supplier Controlled Material” means Material procured by Supplier pursuant to Article 13.4 in respect of which Supplier has sole responsibility for managing the purchasing decision, including all negotiations with Material vendors in respect of price and general commercial terms;
“Supplier Product IP” has the meaning set out in Article 37.3;
"Supplier Proprietary Information” means Information, including but not limited to, technology, processes or other proprietary property, including trade secrets, know-how, mask work rights, patent applications, pricing information, cost information, performance metrics relating to the manufacture of Products or relating to the operation of Supplier’s facilities and any other non-public information in any form or medium developed or acquired by Supplier, its Affiliates or its licensors other than Company, but for greater certainty, does not include the following: (i) Company Proprietary Information; and (ii) the Specifications;
“Supply Chain Portal” means Company’s Internet web site for supplier documents (scportal.lucent.com);
"Target Reduction Rate” has the meaning set out in Article 6.5;
“Term” has the meaning set out in Article 1.1;
“Termination Assistance” has the meaning set out in Article 1.2;
“Third Party Claim” means a Claim asserted by a third party against the Indemnified Party as contemplated in Article 84;
“Tooling” or “Tools” has the meaning set out in Article 80.1;
“Supplier Associates” has the meaning set out in Article 37.1;
“Transition Agreement” means the transition agreement # HO32050323 made between the parties;
“VAT” means value added tax;
“Warranty” means the warranty provided by Supplier to Company for Products pursuant to Article 22;
“Warranty Period” has the meaning set out in Article 22.1;

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External Manufacturing Services Supply Agreement
"WAPRP” has the meaning set out in Article 6.5;
“WES” has the meaning set out in Article 61.3;
“XML” means the application profile known as “Extensible Markup Language”.

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External Manufacturing Services Supply Agreement
Attachment B
Products and Initial Prices
The attachment embedded below lists all Mobility Products and Mobility Switching Packs with pricing effective as of [ *** ], including the applicable Percentage Reduction for such pricing period.
[ *** ]

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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Attachment B1
Commercially Purchased Items
None.

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Attachment C
Manufacturer Per Unit Pricing Formula Summary
Overview: Per unit pricing shall be determined and reported using the formula and structure shown in the following spreadsheet.
[ *** ]

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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Lucent Technologies/Celestica Proprietary

External Manufacturing Services Supply Agreement
Attachment D
Cost Savings Submittal Form:

Supplier Name:	Case Number:

Supplier Address:	Submitted To:	Date Submitted:

Supplier Contact Name:	Coordinator:	Assigned to:

Improvement Program : (Program Type — Check all that apply)

☐ Cost Reduction	☐ Process Improvement ☐ Inventory Reduction ☐ Revenue Generation

☐ Material Cost	☐ Business

☐ Labor Cost	☐ Manufacturing

☐ Yield Improvement	☐ Logistics

☐ Reliability Improvement

Program Effect (Annualized Value)	Project Expenses:

Cost Savings ($US Annual)		Total

Cost Savings (3 yr. Average)	Labor	Materials

	Capital	Other

Description:

Proposal:

Saving Calculation or Financial Considerations: (Net $)

Accomplishment:
Measurement Period:	Total

Savings ($M):	Total

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External Manufacturing Services Supply Agreement
Attachment E

Supplier Service Fees

Service Fees:
The following rates and fees shall apply as of the Effective Date of this Agreement, and may be amended from time to time upon agreement of the parties. Fees in respect of other Services will be based on Supplier’s then current fees for such additional Services.
[ *** ]

*** Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
Attachment F
Example Product Plan
THE APPLICABLE PRODUCT PLAN WILL BE DISCUSSED AND MODIFIED
BY THE PARTIES AS NEEDED
PRODUCT PLAN Product Description:
Company Contact:
Supplier Contact:
Note: the information below is provided as an example. The specific requirements and reporting frequencies should be specified for each particular product plan.

Article Section in Supply
Agreement	Specific Requirements	Reporting Frequency

21.2 ISO and Telecommunication Requirements	A copy of the Registrar Audit Report and subsequent corrective action responses.	Quarterly update and as any certification change occurs.

21.3 Quality Audits	Responses to Corrective Action Requests.	Within 20 days from completion of each audit.

21.5 Source Inspection	Conditions for Transfer of Source Inspection Costs to Supplier and back to Company: If the Product inspection performance results do not meet the Company’s inspection requirements after five (5) lots per Product number or Product family including the First Article lot then the costs of Company’s source inspection shall be paid by Supplier. Once the Product inspection performance results meet Company’s inspection requirements for five (5) consecutive lots, then the costs associated with Company’s source inspection shall no longer be paid by Supplier.
	Responses to Corrective Action Requests.	Within 30 days.

21.6 First Article Inspection	Data, samples.	Upon completion.

21.8 Product and Manufacturing Quality	1. Manufacturing quality levels as measured by Supplier.	Monthly.
2. A chart of the test results expressed in percent defective with upper and lower control limits, Pbar, and a line set at the Company’s Expected Quality Level (EQL) of 0.13 percent defective.
3. A pareto of defects by pack code.
4. Test process yield data by pack code.
5. A chart of Defects Per Million Opportunities (DPMO) by Circuit Pack Code.
6. A listing of sample sizes, defects, defect quantities, defect part, by pack code.
	7. An Environmental Stress Test (EST) plan as per Annex C of X-21173, “Generic Robustness Classification Method For Telecommunications Equipment Using Environmental Stress Testing”.	As Requested.

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External Manufacturing Services Supply Agreement

8. Test and Repair data, “ Test and Repair” at the serial number level of applicable circuit pack/unit from applicable test area.

21.8 Product and Manufacturing Quality	1. KS-23490, Label Specification (Serial/Comcode)	No report necessary.
2. KS-20643, Label Specification (Nameplate).
3. 801-001-105, Shipping and Receiving Barcode Label Standard.
4. PKG-91NJ1045, Packaging, Marking, and Labeling Specification for Purchased Equipment.

21.9 Supplier and Subcontractor ESD Requirements	Supplier’s internal audit results.	Annually.

21.10 Supplier and Subcontractor MSD Requirements	Per applicable Supplier process instructions for moisture sensitive devices.	Annually.

21.11 Nonconforming Product and corrective action	Corrective action report shall include:	Within 20 days of nonconformance notification.
procedures	1. The initial action taken to contain the problem.
2. An explanation of the root cause of the problem.
3. The proposed corrective action or solution to the problem.
4. The actual or planned implementation date of the corrective action.
5. The plans for verifying that the corrective action was effective. Include the actual or planned date of the verification of effectiveness.

21.12 Product Return Rate Calculations and No Trouble Found Requirements.	Supplier shall provide TL9000 metrics needed by the Company, including but not limited to return rates. See TL9000 Metrics Handbook (ASQ). First year return rate requirement < 16 returns per normalization units. Long term return rate requirement < 0.6%. For those Supplier facilities manufacturing Products for Company that are not TL9000, Supplier’s Product return data will be monitored.	Quarterly.

21.13 Failure Mode Analysis	Corrective action report shall include:	Within 20 days from the request.
1. The initial action taken to contain the problem.
2. An explanation of the root cause of the problem.
3. The proposed corrective action or solution to the problem.
4. The actual or planned implementation date of the corrective action.
5. The plans for verifying that the corrective action was effective. Include the actual or planned date of the verification of effectiveness.

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External Manufacturing Services Supply Agreement

21.14 Epidemic Failure Condition and Corrective	Corrective Action Plan shall include:	Within 5 days of the reported occurrence.
Action Requirements	1. The initial action taken to contain the problem.
2. An explanation of the root cause of the problem.
3. The proposed corrective action or solution to the problem.
4. The actual or planned implementation date of the corrective action.
5. The plans for verifying that the corrective action was effective. Include the actual or planned date of the verification of effectiveness.

21.15 Annual Quality Improvement Goals and	1. Company return rates and on time delivery performance.	Quarterly.
Requirements	2. Verification Test and Workmanship results.
3. In-circuit, functional and final system test yields.

61.3 Warranty: Warranty Eligibility System (WES) data	Provide data fields: Item serial number, Order number, Manufacture ship date, Parent serial number, Product line, Product identification, Circuit pack code or microcode, Circuit pack series or issue of microcode, Origination location.	Upon shipment.

65 Product Conformance	To be determined.	To be determined.

Product-specific documentation	Inspection Methods of Instruction, Test Design Requirements.	No report necessary.

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External Manufacturing Services Supply Agreement
Attachment G
Flexible Delivery Terms
SECTION 1 — BUILD TO STOCK
1.1 Summary of the Program
At Company’s request and within a mutually agreed upon time frame, Company and Supplier shall implement a build to stock (“Build to Stock”) ordering program for certain Products ordered by Company under this Agreement. This program is based on the concept of Supplier manufacturing enough Products in order to maintain a strategic set of predetermined Supplier finished goods inventory buffers (“SFGIB”) either to support a Company Flexible Delivery Arrangement such as Dock to Shop or some other form of Flexible Delivery Arrangement as may be agreed to by the parties.
The intent of the Build to Stock program is for Supplier, at a minimum, to manufacture enough Products to maintain the SFGIB at a level agreed to by the parties as Supplier, Company, or Company’s end customers withdraw Products from the SFGIB. The SFGIB may be physically located at a Supplier location, a Company location, or at a mutually agreed upon third party location.
Company may, at its sole option, choose to maintain a Company owned finished goods inventory buffer (“CFGIB”) that consists of Company owned Products that are waiting to be shipped to Company’s end customers. Company may, at its sole option, also choose to have Supplier pre-build enough Product for the CFGIB in order to meet above capacity periodic demands from Company. In the event Company chooses either option described in this paragraph, this shall not reduce, limit nor change Supplier’s commitment to maintain the agreed to SFGIB levels.

1.2	Establishment of SFGIB levels and Local Delivery Requirements
Specific local pull requirements, replenishment request, ship notification process or other local logistics processes will be mutually determined between Supplier and Company’s ordering location(s) and shall be detailed in a local agreement or order.
For each Product, as applicable, the minimum and maximum SFGIB levels shall be as agreed to by the parties, taking into account the Upside Flexible Delivery Limits set out in Section 4 of this Attachment.
The SFGIB levels will be reviewed on a monthly basis by the parties and resized quarterly or as otherwise mutually agreed based upon Company’s demand and actual pulls in the preceding quarter. Thereafter, the SFGIB levels will be frozen and will be effective until the end of such quarter. Target algorithms will also be re-evaluated after each quarter. Company and Supplier will review Forecast, order fill, inventory, and minimum lot sizes each quarter.

1.3	Ordering and Fulfillment
Blanket Purchase Orders will be issued by Company to Supplier to cover requirements for the Products delivered by Supplier under the applicable Flexible Delivery Arrangement.
Lucent Technologies/Celestica Proprietary Information

External Manufacturing Services Supply Agreement
Subject to Article 12 of the Agreement, Supplier owns SFGIB inventory until title for the Products is transferred by Supplier to Company in accordance with the terms of the applicable Flexible Delivery Arrangement.

1.4	Company’s Liability
Company shall be liable to Supplier for finished goods inventory, work-in-process, and Material pursuant to Article 12 of the Agreement.
SECTION 2 — BUILD TO ORDER

2.1	Summary of the Program
For certain Products ordered pursuant to the Agreement, Supplier and Company may establish build-to-order lead-times. At a minimum, Supplier will be expected to deliver to Company the required quantities of Products on an as ordered basis in accordance with the agreed to build to order lead-times and, where Company has provided a Forecast for the build to order Products, in accordance with the Upside Flexible Delivery Limits set forth in Section 4.0 of this Attachment. For each such Product, Company and Supplier will mutually agree to a minimum lot size. Company will load this minimum lot size quantity into its MRP system and provide “netted” Forecasted demand to Supplier accordingly. Lot sizes will be evaluated quarterly. In the absence of any Forecasted demand by Company, Supplier will be expected, at a minimum, to deliver to Company the required quantities of Products on an as ordered basis in accordance with the agreed to build to order lead-times.
SECTION 3 — BLANKET ORDERS

3.1	Summary of the Program
Blanket Purchase Orders will cover a specific period of time as identified in the applicable Order. The quantity of Products specified in such Orders is Company’s Forecasted usage for the specified period. The Forecast is not a commitment. Company’s commitment to Supplier is for the number of units of Product ordered by Company through the issuance of a release (the “Release”), except as otherwise stated in this Agreement. Each Release shall specify the number of units of Product to be shipped by Supplier to Company and the shipment schedule (the “Release Schedule”). Supplier agrees to ship in accordance with the Release Schedule.
SECTION 4 — UPSIDE FLEXIBLE DELIVERY LIMITS

4.1	Planning Requirements
Unless otherwise agreed to by the parties, in the event that Company delivers to Supplier requests (the “Additional Quantity Requests”) that Supplier deliver to Company quantities of a Product in excess of the quantity of such Product Forecasted on the eighty-fourth (84th) day prior to the Forecast delivery date of such Product (the “Baseline Quantity”), Supplier shall be able to deliver such additional quantities of Product to Company, subject to the following limitations (the “Upside Flexible Delivery Limits”):
(a)	during the period which is less than eighty-four (84) and more than fifty-six (56) days prior to the Forecasted delivery date for such Product, Company may deliver one or more Additional Quantity Requests for up to, in the aggregate, an additional fifty (50) percent of the Baseline Quantity;

(b)	during the period which is less than fifty-five (55) and more than twenty-one (21) days prior to the Forecasted delivery date for the Product, Company may deliver one or more Additional Quantity Requests for up to, in the aggregate, an additional twenty-five (25) percent of the Baseline Quantity; and

External Manufacturing Services Supply Agreement
(c)	if one or more Additional Quantity Requests are received by Supplier less than twenty-one (21) days prior to the Forecasted delivery date for the Product, Company may deliver one or more Additional Quantity Requests for up to an additional aggregate quantity as supported by the quantity of Product in the SFGIB;
provided, however, that in no event shall Supplier be obligated pursuant to paragraphs (a) and (b) above to deliver, in the aggregate, more than fifty (50) percent of the Baseline Quantity under all Additional Quantity Requests received by Supplier.
It is the parties’ mutual objective that Supplier achieve the ability to deliver quantities of Products in excess of the Upside Flexibility Limits. To that end, Supplier shall develop a plan to improve Upside Flexible Delivery Limits, for approval by the Strategic Alliance Team, and shall use reasonable commercial efforts to satisfy Company’s demand in excess of the Upside Flexible Delivery Limits or within the stated lead time.
Supplier is expected to meet the Upside Flexible Delivery Limit requirements by maintaining an adequate level of finished goods inventory in accordance with the SFGIB levels agreed to in Section 1 of this Attachment and Material safety stocks. Company will not pay any additional charges for PPV or PPE to enable Supplier to meet the Upside Flexible Delivery Limit requirements. In no event shall Company pay or be liable for additional production, handling or other such labor charges to Supplier for Supplier’s ability to meet or exceed the Upside Flexible Delivery Limit requirements.
In the event the SFGIB levels and component safety stock are consumed by Company’s demand above the Upside Flexible Delivery Limits: (a) Supplier shall provide Company with a recovery plan, based on the available supply chain, that will include a projected date for replacing the SFGIB level, and (b) the measure of Supplier’s performance relating to demand pull metrics shall not be affected.

External Manufacturing Services Supply Agreement
Attachment H
Return And Repair Services

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External Manufacturing Services Supply Agreement
TABLE OF CONTENTS

Section 1.0	SCOPE
Section 2.0	APPLICABLE SPECIFICATIONS
Section 3.0	GENERAL REPAIR REQUIREMENTS
Section 4.0	RS&R PROCESS REQUIREMENTS
Section 5.0	INTENTIONALLY DELETED
Section 6.0	DELIVERY AND TRANSPORTATION
Section 7.0	RISK OF LOSS AND DAMAGE AND DELIVERY
Section 8.0	PRICES
Section 9.0	INVOICING AND PAYMENT
Section 10.0	SUPPLIER’S REPAIR WARRANTY
Section 11.0	CANCELLATION OF REPAIR ORDERS BY COMPANY
Section 12.0	REPAIR MATERIALS
Section 13.0	CHANGE CONTROL
Section 14.0	PROGRAM MANAGEMENT AND PERFORMANCE REPORTING
Section 15.0	DOCUMENTATION REQUIREMENTS
Section 16.0	QUARTERLY PERFORMANCE REVIEWS
Section 17.0	COMMUNICATIONS
Section 18.0	USE OF SUBCONTRACTORS
Section 19.0	COMPANY RESPONSIBILITIES CONCERNING THE SCOPE OF THIS ATTACHMENT
Section 20.0	HEADINGS AND SECTION REFERENCES
LIST OF TABLES

I	Supplier’s Documentation Requirements
LIST OF SCHEDULES

Schedule 1	Repaired Product Prices
Schedule 2	Periodic Performance Reports
Schedule 3	Repair System Interface Requirements

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External Manufacturing Services Supply Agreement
1.0            SCOPE
This Attachment H addresses the repair by Supplier at Company’s request of Products outside of Supplier’s Warranty obligations to Company as set forth in Article 22 of the External Manufacturing Services Supply Agreement No. WR71050115 made between Company and Supplier (the “Agreement”), of which this Attachment is made a part. The terms and conditions of this Attachment hereby incorporate by reference the terms and conditions of the Agreement. As used in this Attachment H, “Effective Date” means the effective date (April 1, 2005) of the Agreement.
All capitalized terms used and not otherwise defined in this Attachment shall have the respective meanings given to such terms in the Agreement. In the event that there is a conflict between the terms and conditions of this Attachment regarding Supplier’s or Company’s performance pursuant to this Attachment, as it relates to the repair of Products, and the terms and conditions of the Agreement, the terms and conditions contained in this Attachment shall prevail to the extent of such inconsistency.
Overview
Company’s Local Customer Support (“LCS”) organizations located in various regions throughout the world serve as Company’s repair and logistics hubs for the Products identified in this Attachment. The LCS organizations are responsible for managing both the Product repairs and upgrades during and after Company’s warranty period to its end customers. Pursuant to the terms of this Attachment, Supplier will service Repair Orders from the various LCS organizations throughout the world as contemplated in Article 23.1 of the Agreement. Supplier may also receive Repair Orders pursuant to this Attachment from Company’s System Integration Centers. For the purposes of this Attachment, references to Company’s LCS organizations shall include Company’s System Integration Centers and other organizations that Company may designate from time to time. Company shall cause its LCS organizations for which Supplier repairs Products under this Attachment to abide by the terms and conditions of this Attachment, including, without limitation, Article 23.1 of the Agreement.
Supplier agrees to provide feedback on all Products returned to Supplier pursuant to the terms of this Attachment. This feedback will allow Company to monitor and improve overall Product quality, reliability, and cost.
Product Returns received by Supplier though the RS&R process outlined in Section 4 of this Attachment and Section B in Schedule 5 will consist of Company Owned Products and Products owned by Company’s end customers needing repairs or Modifications. For those Products for which Company has determined that Supplier is responsible for performing the repair and/or Modification pursuant to this Attachment and Article 23.1 of the Agreement, the various LCS organizations will provide a Repair Order to Supplier authorizing Supplier to make the necessary repairs and/or Modifications to the Products in accordance with the Specifications.
In addition to providing at Company’s request Return, Service, and Repair services to Company as contemplated in Article 23.1 of the Agreement, Supplier may also perform at Company’s request, pursuant to the terms set forth in this Attachment and Article 23.1 of the Agreement, additional services specific to a Company location. These additional services (“Additional Services”) are set forth in Schedule 5 to this Attachment.

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External Manufacturing Services Supply Agreement
DEFINITIONS
“Additional Services” shall have the meaning set out in Section 1.0, “Overview”.
“Agreement” has the meaning set out in Section 1.0, as the same may be amended, supplemented or modified by the parties thereto from time to time.
“ATP” shall mean all tests passed, otherwise known as “No Trouble Found”. A Product Return will be considered ATP if it passes all tests and procedures specified by Company, without further Modification or repair, in order to verify compliance of the repair services being performed by Supplier under this Attachment.
“Attachment” shall mean this Attachment H, as the same may be amended, supplemented or modified from time to time.
“BOD” shall mean a business object document.
“Class A Changes” shall mean a Product update that must be implemented to correct a Product condition that results in an inoperative or unsatisfactory operating condition, safety hazard, or non-conformance to the Product technical Specifications.
“Company Owned Product” shall mean a Product Return owned by Company.
“FMA” shall mean Failure Mode Analysis, which is a situational study requested by Company, used to diagnose failures.
“Gross Profit” shall mean Supplier’s profit before income taxes.
“Initial Prices” has the meaning set out in Section 8.1.
“LCS” has the meaning set out in Section 1, “Overview”.
“Listed Products” has the meaning set out in Section 8.1.
“Miscellaneous Returns” shall mean a category of Product Returns, which is not otherwise defined in this Attachment.
“Modification” shall mean a required upgrade or change to a Product as a result of an Engineering Change Order initiated by Company;
“OEM” shall mean an original equipment manufacturer that owns the control of the design and manufacture of the OEM Product and will perform the repair on the OEM Products.
“OEM Product” shall mean a Product that is to be returned to the OEM Vendor.
“OEM Vendor” shall mean the vendor of an OEM Product.
“PIM” shall mean a permanent information memorandum.

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External Manufacturing Services Supply Agreement
“Price Reduction Date” has the meaning set out in Section 8.1.
“Prices” has the meaning set out in Section 8.1.
“Product”, for the purposes of this Attachment, refers to those products defined in the Agreement in addition to those products defined in this Attachment.
“Product Return” shall mean any Product received by Supplier pursuant to this Attachment.
“RDMA” shall mean reliability data management and analysis, a system for repair and reliability information such as return rate and component removal rate.
“Repaired Product” shall mean a Product Return that has been repaired by Supplier or Supplier’s Repair Vendor and passed all the required testing set forth in the Specifications.
“Repair Interval” shall mean Repaired Product turnaround time and is measured in days, starting when the Product Return arrives at Supplier’s dock with complete and correct documentation and ending when the Repaired Product is either delivered by Supplier to Company’s designated transportation carrier in accordance with Section 6.2, or declared to be Unrepairable Product in accordance with Section 3.9.
“Repair Material” shall mean all parts, components and raw materials (including labels, product inserts, packaging and other labeling for the Products) required and owned by Supplier to perform the repair of Products or provide the Additional Services described in Schedule 5 under this Attachment.
“repair of Product” or “repair” shall mean the repair, upgrade, and testing, as applicable, of a Product to the Specifications by Supplier or Supplier’s Repair Vendor.
“Repair Order” shall mean a purchase order issued by Company to Supplier authorizing Supplier to perform the repair of Products.
“Repair, Service & Return” or “RS&R” shall mean the receiving, repair and return process that supports the receipt and shipment of Product Returns to and from Company and customers.
“Repair Warranty” shall have the meaning set out in Section 10.1.
“Returned Goods Memorandum” or “RGM” process covers those Product Returns to Company that consist primarily of Company installation returns.
“Repeat Return Rate” shall mean the rate, expressed as a percentage of the aggregate amount of Products repaired by Supplier for Company pursuant to this Attachment during any six (6) month period, that the same Repaired Product is returned for the same repair as was previously performed by Supplier at any time during such six (6) month period.
“Repricing Date” has the meaning set out in Section 8.2.

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External Manufacturing Services Supply Agreement
“Specifications” shall mean the technical and processing specifications for the development, manufacture or repair of the relevant Product provided by Company to Supplier, including all drawings, models, specifications, documentation, data, product information, engineering standards, technical and test instructions and test programs, procedures or requirements, functional information and related data, data files, quality standards, AVL, BOMs, software, design information, technical manuals, packaging requirements, testing requirements and know-how, as amended and in effect from time to time.
“Storeroom Balance Accuracy” shall mean the percentage of correct part numbers and counts found in a storeroom audit performed by either Company or Supplier.
“Substituted Product” shall mean a Product that Supplier has substituted on a Repair Order in place of the Unrepaired Product (bearing a different serial number) that was originally supposed to be repaired pursuant to such Repair Order.
“Supplier’s Repair Vendor” shall mean a third party repair vendor approved by Company but subcontracted by Supplier to perform the repair of Products for those Products not defined as an OEM Product.
“TF” shall mean trouble found.
“Unrepairable Products” shall mean those Product Returns that have been declared unrepairable in accordance with Section (3.6 (e)) or Section 3.9.
“Unlisted Products” has the meaning set out in Section 8.2
“Unrepaired Products” shall mean those Product Returns that are assumed to be defective, regardless of whether or not test data exists confirming such condition and are to be repaired and tested by Supplier pursuant to the Specifications.
“Unrepairable Rate” shall have the meaning set out in Section 3.9.
“WES” shall mean Company’s warranty eligibility system.
2.0 APPLICABLE SPECIFICATIONS
2.1	The Specifications listed below are hereby incorporated by reference into, and shall be adhered to, as applicable, by Supplier in its performance of all activities pursuant to, this Attachment. For clarification, the Specifications applicable to this Attachment include but are not limited to the following:
(a)	drawings, stock lists, change orders, change notices, PIMs, schematics, and test procedures, copies of which are in Supplier’s possession. These Specifications will be updated by Company and distributed to Supplier via a database containing Product change history and detail or via other agreed upon methods;

(b)	repair quality assurance requirements: Specification # IPC-A-610 Rev. B Class II, Acceptability of Electronic Assemblies; and

(c)	repair appearance standard: Specification # IPC-A-610 Rev. B Class II, Acceptability of Electronic Assemblies.

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External Manufacturing Services Supply Agreement
3.0 GENERAL REPAIR REQUIREMENTS
3.1	At Supplier’s option as specified in Article 23.1 of the Agreement, Supplier shall be entitled to repair all Products listed in Schedule 1 (the “Listed Products”) and perform all the necessary tests specified by Company in order to verify compliance of the repair services being performed under this Attachment.
3.2	Unless otherwise specified in the applicable Repair Order, Product Returns that have been successfully repaired and tested by Supplier shall be packed and labeled by Supplier in accordance with the applicable Specifications in effect as of the Effective Date, unless changed in accordance with Article 67 of the Agreement.
3.3	Company shall provide Supplier with a unique location identifier. This location identifier, along with the date code, shall be incorporated by Supplier into the repair documentation of all Repaired Products as specified by Company to clearly identify the origin and date of repair for all Repaired Products.
3.4	Supplier shall, in accordance with Article 61.3 of the Agreement, participate in Company’s Warranty Eligibility System where applicable for the purpose of tracking Supplier’s Repair Warranty for all Repaired Product or Substituted Products.
3.5	Subject to Section 3.6(e) and 3.9 in respect of Unrepairable Products, for each Repair Order accepted by Supplier, Supplier shall complete the repair and deliver the Repaired Product within a Repair Interval of ten (10) days. Subject to Section 3.6(e) and 3.9 in respect of Unrepairable Products, in the event that Supplier agrees to repair a Product but fails to complete the repairs within the time period agreed by Supplier and Company, Supplier shall, subject to Company’s prior approval, replace the Product Return with a Substituted Product.
3.6 Quality Requirements
(a)	Supplier shall have a written quality plan to ensure that Product Returns repaired by Supplier meet Company’s quality standards. Such quality plan shall, at a minimum, include the following:
(i)	test procedures, documentation, and control;

(ii)	quality assurance, documentation, and control;

(iii)	final products sampling and inspection audits;

(iv)	quality data collection, tracking, and reporting;

(v)	corrective actions; and

(vi)	workmanship standard.
(b)	Supplier shall perform audits, using valid statistical sampling strategies to ensure that repair of Products is consistent with the Specifications.

(c)	Supplier’s ESD program shall be in compliance with Article 21.11 of the Agreement.

(d)	Supplier shall ensure that the Repeat Return Rate within the Repair Warranty period for all Products repaired by Supplier or Supplier’s Repair Vendor is less than or equal to [ *** ] on an aggregate basis for Mobility Products. This metric will be reviewed quarterly and adjusted by mutual agreement of the parties.

(e)	Supplier agrees to work with Company in support of Company’s maintenance of its agreements with its end customers concerning all required tests (“ATP”) replacements and
***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
metrics. Unless otherwise specified by Company in writing, the maximum number of consecutive occasions on which each Product may be tested without repair or Modification and for which there is no trouble found, is twice. Products which twice pass tests without repair or Modification and for which there is no trouble found, shall be deemed to be Unrepairable Products and Supplier shall: (i) disposition the Product in accordance with Section 3.9 and bill Company using the NTF price indicated on Schedule 1 of this Attachment, and (ii) at Company’s request and cost and if available, substitute equivalent (same form, fit and function) Repaired Product on the Repair Order. The Substituted Product must be noted on the shipping paperwork that Supplier provides noting the original and replacing serial numbers.
3.7	Company reserves the right to perform, or have Company’s third party representative perform, periodic audits of Products repaired by Supplier or Supplier’s Repair Vendor under this Attachment, subject to Article 30 of the Agreement. Company shall provide Supplier advanced notification of any unscheduled audit at least forty-eight (48) hours prior to such audit. Company also reserves the right to perform, or have Company’s third party representative perform, periodic process audits using ISO 9001/9002, TL 9000 and ISO 14000: 1996 or Eco-Management and Audit Scheme criteria. Company shall ensure that its third party representative complies with all confidentiality and security terms and conditions that have been established between Company and Supplier. Should Supplier not pass an audit conducted by Company or Company’s third party representative, Supplier shall develop, implement, and submit to Company within an agreed upon time period a formal Corrective Action Plan which is acceptable to Company, acting reasonably, of sufficient detail to indicate root cause, corrective action, and a corrective action implementation timeline. Should Supplier fail to provide Company with a Corrective Action Plan which is acceptable to Company acting reasonably within the agreed upon time period, or fail to implement the identified corrective action within the agreed upon time period, Company may consider Supplier to be in default, in accordance with Article 36 of the Agreement.
3.8	All Repaired Products shall be tested by Supplier or Supplier’s Repair Vendor in sufficient detail to verify compliance with the Specifications prior to delivery of Repaired Products to Company or Company’s end customer. To this end, Supplier shall comply with all existing acceptance test Specifications in place as of the Effective Date unless changed in accordance with Article 67 of the Agreement. Supplier shall develop and submit for Company’s review and approval additional acceptance test procedures for any Products not listed on Schedule 1 which Company requests Supplier to repair (“Unlisted Products”) subsequent to the Effective Date. To the extent that the costs associated with the foregoing are not included in the Baseline and/or the overhead for the Facilities, such costs shall be charged by Supplier to Company as a separate, billable NRE charge for which Company shall issue Supplier a purchase order in accordance with Article 9 of the Agreement. Company will support, modify and provide test information from a database, with continued updates and changes. Unless otherwise agreed to by the parties, any changes to the test processes or Specifications shall be made in accordance with Article 67 of the Agreement. Such acceptance test procedures shall describe, step-by-step, directions for preparatory operations, directions for making actual measurements or observations, and a statement of required values and limits. The acceptance test procedures shall also specify the test equipment used, test configurations, measurement tolerances, test conditions, environmental exposures imposed, upgrades and failure, repair, and Modification information.
3.9	Any Product Return that: (a) Supplier can not repair due to damage to the Product, (b) the parties mutually agree is beyond economic repair, or (c) Supplier has attempted to repair and is unable, (an “Unrepairable Product”) shall be identified by Supplier to Company in writing indicating the Repair Order number, Product description, quantity and reason the Product Return could not be repaired. Additionally, Supplier shall perform one of the following steps: (a) If the Repair Order indicates “Return Junk Material — Yes” then Supplier shall ship the Unrepairable Product using standard precautions and packaging to the address shown on the Repair Order; or (b) If the Repair Order indicates “Return Junk Material — No” then such Unrepairable Product shall be deemed to be Scrap and Supplier shall dispose of it in accordance with Article 24 of the Agreement. Supplier compensation for Product Returns deemed to be Unrepairable Product under this Article 3.9 shall be as follows: (i) for damaged Product and for Product which the parties mutually agree is beyond

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economic repair, Company shall pay Supplier a flat fee of [ *** ]; and (ii) for Product which Supplier has been unable to repair, Company shall pay Supplier 80% of the TF price indicated on Schedule 1 of this Attachment. The compensation for Product Returns deemed to be Unrepairable Products hereunder shall be reviewed and adjusted if appropriate, by mutual agreement of the parties.
3.10	With respect to item (c) in Section 3.9, Supplier shall maintain an unsuccessful repair rate (“Unrepairable Rate”) no greater than [ *** ] on an aggregate basis. For the purposes of this Attachment, Unrepairable Rate shall be calculated by dividing the total number of Unrepairable Products by the sum of the total number of Unrepairable Products plus the total number of Unrepaired Products which Supplier was successful in repairing during a quarter’s period. This metric shall be reviewed quarterly and adjusted, if appropriate, by mutual agreement of the parties.
3.11	If Supplier is unable to complete the repair of a Product Return within the required time period (other than in respect of an Unrepairable Product), Supplier shall be entitled, at its option, but without any additional compensation beyond the repair price specified in Section 8, to replace any Product Return with an equivalent new or Repaired Product (each, a “Replacement Product”), subject to prior approval of Company. Supplier shall be entitled to sell any Product Return that it has replaced with a Replacement Product once such Product Return has been repaired, provided that if Supplier desires to sell any such repaired Product Return to any customer, such Product Return shall only be sold to such customer by Company, on Supplier’s behalf. Company agrees to provide Supplier such assistance as may reasonably be requested by Supplier in the disposition of repaired Product Returns as contemplated in this Section 3.11.
3.12	Supplier shall accept the Repair Order number provided by Company to track order status when an Unrepaired Product is in Supplier’s possession. If Supplier normally requires a RMA number to provide such tracking, Supplier agrees to waive this RMA requirement.
3.13	Supplier will notify Company when Supplier has established the repair capability for any newly manufactured Products which Company has requested Supplier to repair, any vintage or older Products that are not set forth on Schedule 1 and any other Unlisted Products which Company has requested Supplier to repair, or when it has established a new Modification process to a Listed Product. This information will be used to maintain Company’s sourcing database. Company will make commercially reasonable efforts to notify Supplier at least six (6) months in advance of declaring that repair services are no longer required for a Product or Product family.
3.14	Upon Company request, Supplier shall provide repair services for all or some portion of the series, issues and lists of the Listed Products.
3.15    All Process Changes shall be dealt with in accordance with Article 67.2 of the Agreement.
4.0 RS&R PROCESS REQUIREMENTS
4.1	Unless otherwise requested by Company and agreed to by Supplier, for those Product Returns which are sent to Supplier by Company’s various LCS organizations or by Company’s end customers and which are specifically addressed to Supplier as the repair location, Supplier shall comply with the process requirements set forth in this Section 4.1. The specific tasks to be performed by Supplier pursuant to this Section 4.1 are as follows:
(a)	verify contents of the shipment against the shipping manifest and notify the applicable LCS organization of any discrepancies in order to reconcile such discrepancies;

(b)	unpack Unrepaired Product and verify that the individual description and quantity on each Unrepaired Product matches the description and quantity on the shipping documentation. If the Unrepaired Product does not match the shipping documents, hold the Unrepaired Product in a separate holding area and notify the applicable LCS organization in order to reconcile such discrepancy;
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(c)	de-trash all incoming Unrepaired Product packaging and dispose of all resulting trash in an environmentally safe manner through an authorized recycling vendor approved by Company;

(d)	upgrade all Unrepaired Product for all Class A Changes and any upgrades required to facilitate repair and test;

(e)	test and repair Unrepaired Product within the Repair Interval shown in Schedule 1. If no Repair Interval is shown, Supplier and Company shall agree on the Repair Interval for the Unrepaired Product. All Unrepaired Products that cannot be repaired by Supplier shall be dispositioned in accordance with Section 3.8;

(f)	pack and ship all Repaired Products as directed on the applicable Repair Order;

(g)	perform any required transportation management services in accordance with Section 6.0 and notify the appropriate LCS organization of any shipping issues relating to the shipment by Supplier of Repaired Product to the address specified on the Repair Order;

(h)	transmit warranty information to WES as related to Supplier’s Repair Warranty; and

(i)	provide Company with a copy of Supplier’s open Repair Order report weekly.
4.2	Company will provide a report or dataset of receipt messages for Repaired Products. This information will be from each Company LCS organization and will be sent to Supplier weekly.
4.3	For all Product Returns received by Supplier under the RS&R process set forth in Section 4.1 above, Supplier shall ship Repaired Products within a Repair Interval of ten (10) days. In the event that the appropriate LCS organization fails to reconcile discrepancies identified in Sections 4.1(a) or 4.1(b) above within four (4) hours of the notice specified therein, the timing of the Repair Interval for such shipment shall be suspended until such time as the discrepancies are reconciled by the parties.
4.4	Where delivery of Repaired Products is delayed due to the unavailability of any information, materials or other items to be provided by Company to Supplier, Supplier shall be afforded relief in the delivery requirement of such Repaired Products. Supplier shall provide to Company, in writing, as soon as possible but in any event no less than five (5) Business Days prior to the scheduled delivery date, the cause of any such delay in sufficient detail for Company to evaluate the appropriate relief in delivery date(s). Company shall notify Supplier of such relief, in writing, within five (5) Business Days of receipt of Supplier’s request for a change to delivery dates. Such delays shall not be deemed to affect any measure of Supplier’s performance in respect of complying with the Repair Interval for such Repaired Products.
5.0 INTENTIONALLY DELETED
6.0 DELIVERY AND TRANSPORTATION
6.1	Company or Company’s end customer, as the case may be, shall pay any inbound freight costs for deliveries to Supplier pursuant to this Attachment.
6.2	For any Products that will be shipped to Supplier pursuant to this Attachment from an origination point outside of the United States and for which Supplier has been notified by Company or Company’s end customer of said shipment, Supplier shall, unless otherwise agreed, be the importer of record for such shipment and be responsible for facilitating directly or indirectly through a qualified customs broker the importation of the shipped Product into the United States. In such an event, any applicable duties shall be paid by Supplier and billed to Company as a separate charge on the Repair Order.

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6.3	Supplier shall ship all Repaired Products FCA (Incoterms 2000), to the ship-to location specified on the Repair Order. All outbound freight shall be routed according to the instructions on the Repair Order and utilizing Company’s specified transportation services provider. If no routing instructions are provided on the Repair Order, then Supplier shall contact Company’s designated transportation services provider for instructions.

6.4	For any Products that will be shipped by Supplier at Company’s request to a destination point outside of the United States, Company shall be the U.S. principal party in interest (U.S. PPI) for said export shipment. However, Supplier shall be responsible for facilitating directly or indirectly (i.e. through a qualified agent) the exportation of the shipped Product outside of the United States. Prior to the first international shipment by Supplier, Supplier and Company agree to review the export documentation requirements to make certain both parties are in compliance with the applicable United States export requirements. Company shall be responsible for specifying the appropriate freight forwarding and transportation services provider(s) required to perform the export, and shall be responsible for payment of all fees and transportation charges associated with such export.

6.5	Supplier shall work with Company’s designated transportation claims company to facilitate the resolution of all claims for any shipping discrepancies.

6.6	Subject to Article 30 of the Agreement, Company reserves the right to perform, or have Company’s third party representative perform, periodic audits of export processes, export procedures, and export documentation for Products repaired and then exported by Supplier under this Attachment. Company shall ensure that its third party representative complies with the confidentiality and security terms and conditions that have been established between Company and Supplier. Company shall provide Supplier advanced notification of any unscheduled audit at least forty-eight (48) hours prior to said audit. Should Supplier not pass an audit conducted by Company or Company’s third party representative, Supplier shall submit to Company a formal corrective action plan of sufficient detail to indicate root cause, corrective action, and a corrective action implementation timeline.

7.0	RISK OF LOSS AND DAMAGE AND DELIVERY

7.1	Title to all Product Returns shall remain with Company or Company’s end customers, as the case may be.

7.2	The terms of Article 79 of the Agreement shall apply to any Product Returns in Supplier’s possession. Risk of loss and damage for Product Returns shall pass from Company to Supplier upon receipt of same by Supplier’s at its receiving dock. Risk of loss and damage for Product Returns shall pass from Supplier to Company upon the occurrence of one of the following events:
(a)	The applicable Repaired Product is delivered by Supplier to Company’s transportation provider, in accordance with Section 6; or

(b)	The applicable Unrepairable Product is scrapped in accordance with Section 3.8, or otherwise dispositioned in a manner as the parties may mutually agree.
8.0	PRICES

8.1	The prices for the repair of those Products (the “Prices”) listed in Schedule 1 (the “Listed Products”) (which shall include ATPs and Modifications) as of the Effective Date are set forth in Schedule 1 (the “Initial Prices”). The parties acknowledge and agree that the Initial Prices in respect of repair services provided at Reynosa have been reduced by [ *** ] from the price charged for the repair of such Products prior to June 1, 2005. The Prices for the Listed Products shall be reduced by [ *** ] on each of the following dates: [ *** ] (each such date is referred to hereinafter as the “Price Reduction Date”).

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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8.2	For Products not set out in Schedule 1 as of the Effective Date (“Unlisted Products”), once Company has paid Supplier for all applicable NRE expenses associated with the development and implementation of repair capabilities, processes and procedures for such Unlisted Products, in accordance with Section 3.7, repair Prices (including Modifications and ATP) for the Unlisted Products shall be calculated by applying the formulas in Section 8.3 and the Initial Rates. The Prices for the Unlisted Products shall be reset on a quarterly basis (each a “Repricing Date”) during the Initial Term by applying the formulas in Section 8.3 and the Initial Rates; provided that each such Price shall be reduced by [ *** ] on the first Price Reduction Date that occurs following the [ *** ] the date that a Price was first calculated for such Product, with further reductions of [ *** ] on each Price Reduction Date thereafter during the Initial Term.

If, on any date on which Prices for the repair of Unlisted Products are to be set or reset in accordance with this Section 8.2, sufficient data is not available to determine the cost of Repair Material and the average labor hours as defined in Section 8.3, such values shall be based upon estimates mutually agreed to by the parties in respect of such Unlisted Product.

8.3	The Prices for the repair of Unlisted Products shall be determined by applying the formulas set out below:

[ *** ]

For the purposes of calculating the Prices in accordance with this Section 8.3:

[ *** ]

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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8.4	For the purposes of calculating Prices for Unlisted Products in accordance with Section 8.3, the following percentages and rates shall apply (the “Initial Rates”), subject to amendment pursuant to Section 8.5:

[ *** ]

8.5	The Initial rates shall be reviewed and revised, if appropriate, by mutual agreement of the parties before the second anniversary of the Effective Date, and on a yearly basis thereafter before each anniversary of the Effective Date. The rates revised in accordance with the foregoing (the “Revised Rates”) shall take effect on the next Repricing Date following such revision and shall be applied for purposes of resetting Prices in accordance with Section 8.3.

8.6	Intentionally deleted.

8.7	For Unlisted Products, in the event that the parties fail to agree upon a revision to the Initial Rates or the Revised Rates, as applicable, prior to the next Repricing Date, as of the next Repricing Date Company shall have the right to terminate outstanding Repair Orders with respect to all Unrepaired Products, other than those quantities of Products subject to the cancelled Repair Order repaired by Supplier prior to such cancellation, and Company may elect not to place any further Repair Orders under this Agreement.

8.8	Intentionally deleted.

8.9	Prices for Repair Orders will be calculated in accordance with the formulas and rates in effect on the date the Unrepaired Product is received by Supplier.

8.10	Any Failure Mode Analysis (“FMA”) Services performed by Supplier at Company’s request and beyond what is required by Supplier to perform the repair shall be performed in accordance with Article 4 of the Agreement.

8.11	Any Class A services to be performed by Supplier at Company’s request, which are in excess of what is required in the standard repair specifications, shall be considered a Service in accordance with Article 4 of the Agreement.

8.12	Supplier agrees to implement a cost reduction program that will be centered on Supplier’s implementation of new repair technologies, Repair Material cost reductions, productivity improvements, and automation of facilities and repair processes. The goal is to reduce Company’s aggregate repair costs by a minimum of [ *** ] per year; provided that, subject to Sections 8.1 and 8.2, Supplier will provide a [ *** ] reduction in Prices effective [ *** ] of each year during the Initial Term ([ *** ]). In support of Supplier’s cost reduction program efforts, Company agrees to provide commercially reasonable assistance where necessary. Supplier’s cost reduction program shall be reviewed during the Quarterly Performance Review process. Supplier agrees to equally share any cost savings implemented by either Supplier or Company through to Company in the form of lower Prices once the cost of implementing the cost savings has been recovered.

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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Attachment H
External Manufacturing Services Supply Agreement
8.13	Supplier agrees to produce a transition plan for those Products currently not repaired by Supplier but by Supplier’s Repair Vendors. Said plan shall detail the Price reduction or repair performance improvement available to Company as a result of the transition of such Products to Supplier and shall be presented by Supplier during the first Quarterly Business Review between the parties.

9.0	INVOICING AND PAYMENT

9.1	Invoicing for Repair of Products: Supplier shall invoice Company for the repair of Products in accordance with the Prices set out in Section 8 when a Repaired Product has: (a) been delivered by Supplier to Company’s transportation service provider in accordance with Section 6, (b) scrapped in accordance with Section 3.8, or (c) otherwise dispositioned in a manner agreed to by the parties. Unless otherwise requested by Company and agreed to by Supplier, Supplier’s invoices shall include the quantities, description, process indicator (TF, ATP, or Modification), Comcode and Price for each of the applicable Products. All invoices will be prepared and submitted by Supplier in accordance with in Article 49 of the Agreement.

9.2	Invoicing for RGM Services: Supplier shall invoice Company monthly for any testing or de-configurations performed by Supplier in support of the RGM process requirements set forth in Section 5. The monthly invoice shall include the calendar days in which the work was performed by Supplier, description of the work performed by Supplier on the RGM Products and the hours incurred (per RGM Product) by Supplier in performing the work. All invoices will be prepared and submitted by Supplier in accordance with the terms set forth in Article 50 of the Agreement.

9.3	All invoices issued by Supplier to Company hereunder shall be paid in accordance with the terms set forth in Article 7 of the Agreement.

10.0	SUPPLIER’S REPAIR WARRANTY

10.1	Repaired Products shall be repaired in accordance with applicable Specifications and the workmanship of such repairs shall be warranted by Supplier for a period equal to the greater of (i) six (6) months from the date of repair, and (ii) the remainder of the Warranty Period for such Product as determined pursuant to Article 22.1 of the Agreement (the “Repair Warranty”).

11.0	CANCELLATION OF REPAIR ORDERS BY COMPANY

11.1	Company may at any time cancel a Repair Order or Repair Orders in whole or in part, upon written notice to Supplier and no further repair of Products pursuant to such cancelled Repair Order or Repair Orders will be rendered by Supplier.

11.2	Company’s liability to Supplier with respect to such cancelled Repaired Order(s) shall be limited to: (a) for Product Returns on which the repair process has begun, the TF price listed on Schedule 1 of this Attachment; and (b) for Product Returns on which the repair process has not yet begun, a flat fee of [ *** ]. However, in no event shall Company’s liability exceed the Price identified in the applicable Repair Order for the repair of Products that are cancelled. Such payment by Company shall constitute a full and complete release and discharge of Company’s obligations to Supplier with respect to the Repair Orders cancelled in accordance with this Section 11.2.

11.3	Supplier shall deliver to Company any Repair Material, Unrepaired Product, and Repaired Product for which Company has paid Supplier pursuant to Section 11.2.

12.0	REPAIR MATERIALS

12.1	Supplier shall have financial and operational responsibility and liability for the Repair Materials storeroom at Supplier’s facilities at which it repairs Products for Company pursuant to this Attachment, with the exception of any discontinued or “last time buy” Repair Material which Supplier purchases with Company’s prior written approval (“LTB Repair Material”). Any quantity of LTB Repair Material which Supplier and its Affiliates have on hand at any time and which exceeds Supplier’s and its Affiliates’ requirements for the [***] immediately after such time shall

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constitute “Excess Inventory” and shall be dealt with in accordance with the provisions of Article 12 of the Agreement. Supplier’s material planners will look at historical demand and place the appropriate purchase orders with the Repair Material vendors, at Supplier’s expense, to ensure adequate Repair Material stocking levels. Supplier will maintain an inventory control system for the Repair Materials storeroom at Supplier’s facilities at which it repairs Products for Company pursuant to this Attachment and will perform all material handling functions associated with such storeroom.

12.2	Supplier shall procure and store as necessary enough quantities of Repair Material to satisfy the requirements for the repair of Products by Supplier pursuant to this Agreement. Supplier shall manage and own the Repair Material inventory. Title to the Repair Material shall pass from Supplier to Company when the Repaired Products that incorporate said Repair Material is delivered by Supplier to Supplier’s transportation carrier in accordance with Section 6, or when Supplier renders Additional Services to Company that incorporates the Repair Material.

13.0	CHANGE CONTROL

13.1	All changes to Products, Specifications or processes by either Supplier or Company under this Attachment shall be in accordance with Article 67 of the Agreement.

14.0	PROGRAM MANAGEMENT AND PERFORMANCE REPORTING

14.1	Supplier shall be responsible for all matters relating to the performance of any resulting Repair Order for the repair of Products, and Additional Services set forth in this Attachment, and shall ensure that the personnel and facilities necessary to perform all required tasks are assigned and made available at the times and places necessary to comply with the requirements set forth in this Attachment. A single individual shall be assigned by Supplier to serve as the Program Manager for managing Supplier’s activities and efforts pursuant to this Attachment.

14.2	Supplier shall establish and apply a program control system that:
(a)	provides for monitoring of all activities pursuant to this Attachment, clearly identifies and measures all milestones, reporting dates, completion dates, deliveries, and critical paths; and

(b)	provides management mechanisms for the prompt identification and mitigation of technical, delivery or any performance problems associated with the repair of Products or Additional Services performed by Supplier.
14.3	Company reserves the right to conduct special program reviews, as necessary, at either Company or Supplier’s facility as a result of Supplier’s action or in action in regards to Supplier’s performance of the requirements set forth in this Attachment.

14.4	Not later than noon Eastern Time on each Tuesday, Supplier shall submit a weekly performance report to Company in accordance with the requirements set out in Schedule 2, covering all repair of Products and Additional Services performed by Supplier pursuant to this Attachment during the previous business week. These weekly performance reports may be sent to Company via electronic or facsimile transmission, as agreed upon by Supplier and Company.

14.5	Supplier shall provide industry-standard non-product specific equipment and processes required to support the repair of advanced technology products (i.e., 5DX, X-ray, 5DX-X-Ray and Class Zero ESD). Company will provide any Product-specific equipment and processes required to support repair of advanced technology products (e.g. ICT fixtures, system test equipment, etc.).

15.0	DOCUMENTATION REQUIREMENTS

15.1	Supplier shall deliver to Company the documentation and data required in Table I according to the schedule shown in Table I. Supplier may use electronic means to transfer the required

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documentation to Company provided such electronic transfer is coordinated in advance with Company and is formatted in a manner mutually agreed upon by the parties.

16.0	QUARTERLY PERFORMANCE REVIEWS

16.1	Supplier and Company will regularly review Supplier’s performance under this Attachment in the Quarterly Performance Reviews set forth in Article 25 of the Agreement. The agenda items set out below will be reviewed during the Quarterly Performance Reviews:
(a)	Performance of Supplier to date based on performance results reported by Supplier;

(b)	Company’s future repair business projections;

(c)	Review of Supplier’s cost reduction program;

(d)	Suggested improvements to this Attachment; and

(e)	Review of Prices for repair and Modifications.
17.0	COMMUNICATIONS

17.1	Communications, correspondence, or direction for day-to-day issues under this Attachment from Company to Supplier shall be through the appropriate designated Company representative.

17.2	Where delivery of Repaired Products by Supplier to Company or Company’s end customer may be delayed for any reason, Supplier agrees to promptly notify Company’s designated representative of any such potential delay and the reason for the potential delay. Company and Supplier will mutually agree upon the notification method.

17.3	Each party shall provide the other with contact details and information in writing within one (1) month after the Effective Date and again as necessary thereafter.

18.0	USE OF SUBCONTRACTORS

18.1	In addition to the rights conferred in Article 28 of the Agreement, Company agrees to allow Supplier to subcontract work performed pursuant to this Attachment to a subcontractor providing Supplier obtains Company’s prior written approval and promptly furnishes Company with a written agreement of subcontractor to perform the work in accordance with this Agreement and to permit Company to exercise all rights and privileges under this Agreement as if subcontractor had executed this Agreement in Supplier’s place and stead. Supplier shall indemnify Company against all loss, cost, expense, or liability incurred by Company on account of Supplier’s failure to furnish such written agreement by subcontractor. This consent to subcontract does not relieve Supplier of Supplier’s responsibilities for performing its obligations under this Agreement, and Supplier shall remain liable for compliance by the subcontractor with all provisions of this Agreement.

19.0	COMPANY RESPONSIBILITIES CONCERNING THE SCOPE OF THIS ATTACHMENT

19.1	As of the Effective Date, Company confirms that all required activities, reporting requirements and performance levels which have been disclosed to Supplier, specified herein are being achieved. However, should Supplier determine this not to be the case within a reasonable period of time after the Effective Date, then Supplier will notify Company in writing of such case detailing its concern(s) and the parties shall mutually agree to the resolution of such condition and hereby agree to modify this Attachment accordingly.

20.0	HEADINGS AND SECTION REFERENCES

20.1	The division of this Attachment into Sections and Schedules and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or the

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interpretation of this Attachment. Unless otherwise specified herein, any reference in this Attachment to a Section, Table or Schedule refers to the specified Section, Table or Schedule to this Attachment. In this Attachment, the terms “this Attachment”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Attachment and not to any particular part, Section or other provision hereof.

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TABLE I. SUPPLIER’S DOCUMENTATION REQUIREMENTS

Item		Attachment	Submit
No.	Description	Reference	for (a)	Qty.	Schedule
1	Quality Plan	3.5	R	1	To be reviewed every 6 months

2	Repeat Return Rate	3.5	R	1	Within 5 Business Days of the close of the month

3	Corrective Action Plan	3.6	A	1	Within 15 Business Days of audit failure

4	Acceptance Test Procedures	3.7	A	1	Existing Document(s): To be reviewed annually New Documents: To be reviewed and approved 10 Business Days prior to the commencement of testing for all new Products to be repaired by Supplier

5	Periodic Performance Reports	Schedule 2	R	1	By Noon Eastern Standard Time on Tuesday following the previous week or the first Tuesday of the fiscal month.
Notes to Table I Deliverable Documentation:

(a)	R = Review by Company

A = Approval by Company

(b)	All documents must be in the English language

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SCHEDULE 1 — REPAIRED PRODUCT PRICES
     The attachment embedded below lists all Mobility Products and Mobility Switching Products with pricing effective as of April 1st, 2005, including the applicable price reduction for such pricing period. The prices listed in the columns entitled “New Repair Price” and “New NDF Price” are the prices effective as of April 1st, 2005, including the applicable 2.5% price reduction for such pricing period.
[ *** ]
***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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SCHEDULE 2 — PERIODIC PERFORMANCE REPORTS
Supplier’s Periodic Performance Reports shall include, but not be limited to the following:
I.	REPAIR OF PRODUCTS (Weekly)
a.	Quantity of Products repaired by Product Code, further categorized to indicate whether said repairs were trouble found or all tests passed (ATP) or Unrepairables;

b.	Supplier’s delivery performance which shall include a detailed listing by Comcode indicating the number of Repaired Products shipped, the required ship date and the actual ship date;

c.	Supplier’s internal quality audit results, if applicable, and results of any quality audits performed by Company;

d.	Supplier’s compliance with the required Repeat Return Rate for all Repaired Products (monthly), and root cause analysis and summaries if requested by the Company for any Products that do not meet the specified requirement.
II.	RGM PRODUCT PROCESSING (Weekly)
a.	A detailed list by Comcode of the quantity of Product Returns received by Supplier, awaiting disposition, sorted and dispositioned, to include type of disposition.
III.	ACTION ITEM REGISTER (Monthly)
a.	Supplier shall develop, maintain and submit to Company as part of its monthly performance report, an action item register to be used as an archive for recording issues, regardless of their nature, that require direction, and/or clarification, and/or resolution from or between the parties. Said action item register shall include, but not be limited to, a unique register id number, the issue(s), proposed solution, the Company LCS involved, party and their representative required accountable for managing the issue(s) and the estimated completion date.

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SCHEDULE 3 — Repair System Interface Requirements
All of the interfaces listed below will be documented and implemented as soon as the mutually agreed to schedules have been discussed.
1.	Company will provide a daily transmission of newly generated Repair Orders coming out of the Company LCS locations.

2.	Supplier will provide daily transmissions covering receipt messages for all Company LCS locations.

3.	Supplier will provide daily transmissions covering scheduling/re-scheduling messages for all Company LCS locations.

4.	Supplier will provide daily transmissions covering shipping messages for all Company LCS locations.

5.	Supplier will provide a daily transmission of newly generated invoices/bills for Repair Orders originating from Company.

6.	Company will pay those invoices for Repair Orders originating from Company locations electronically.

7.	Company will provide a daily transmission of receipt messages for all Repair Order Products received by the LCS locations.

8.	SES — Several interfaces will need to be designed moving in both directions. Company system planners/developers will provide the Specifications.

9.	For the purpose of improving quality and reliability on all Material provided by Supplier, Supplier shall conform to Company’s TL9000 and testing data requirements stated in Company Specification E-1025, DCF Test Data Format Standard Reference, as may be modified by Company pursuant to Article 67.3.

Privileged and Confidential Lucent Technologies and Celestica Proprietary	Page 21 of 28

External Manufacturing Services Supply Agreement
Attachment I
Performance Metrics

Privileged and Confidential	Lucent Technologies and Celestica Proprietary	Page 22 of 28

Attachment I
External Manufacturing Services Supply Agreement
“Business Impacting” Metrics

		Minimum	Measurement
Metric Name	Goal	Threshold	Frequency	Metric Provider	Applicable Clause	Definition/Calculation Methodology
Quality (non-NPI, Measured at Product Level)

Incoming Process Yield at SIC (System Test and Burn-in) (Not component)	[***]	[***]	Monthly	Lucent	Per Supply Agreement Article 22.8	Yield at first test within the SIC. Trigger Points will be 1) if an OI is outside 3 Sigma Level — code specific CAR will be required
2) if more than 10% of OI’s is outside 3 Sigma Level — Business Impacting CAR will be required 3) If more than 15% of OI’s is outside 3 Sigma Level and “epidemic” condition may exist

Field Returns (includes ALL materials provided by EMS supplier)	[***]	[***]	Monthly	CLS	Per Supply Agreement Article 22.14	First Year Return Rate (YRR), unnormalized, as per TL 9000 ver 3.0. 1st month of not meeting goal issues an alert; 3 consecutive months of non-compliance results in epidemic condition

Delivery (orderable item level)

Delivery vs. Promise Date	[***]	[***]	Measured weekly Reported monthly	Lucent	Per Supply Agreement Article 9	Measured at OI level as Qty Delivered/Qty Promised

Stock-outs	[***]		Measured weekly Reported monthly	Lucent	Per Supply Agreement Attachment “I”	The frequency with which the EMS provider fails to maintain minimum buffer

Repair, Service and Return Operations
Repair Interval	[***]	[***]	Measured weekly and Monthly	CLS	Per Supply Agreement Attachment J Article 6	Turnaround time, from dock receipt to dock ship. Calculation = Average Repair Interval Across all Repair Deliveries

New Product Introduction
Prototype/Model Delivery Interval	[***]	[***]	Monthly	CLS	Per Supply Agreement Attachment P	After all parts & documentation are available. Limited to 3 NPI apparatus codes simultaneously. Quantity to ship will be mutually agreed on

Facility Metrics (Non-Program Specific)

Facility Registration to Compliance with ISO9K, ISO14k, TL9000, ESD ANSI 20.20.	[***]	[***]	Event Driven	CLS	Per Supply Agreement Article 22.2

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

Privileged and Confidential	Lucent Technologies and Celestica Proprietary	Page 23 of 28

Attachment I
External Manufacturing Services Supply Agreement
“Operational” Metrics

		Minimum	Measurement	Metric
Metric Name	Goal	Threshold	Frequency	Provider	Applicable Clause	Definition/Calculation Methodology
Repair, Service, and Return operations
Unrepairable Rate	[***]	[***]	Weekly	CLS	Supply Agreement Attachment J Article 3.8	Rate of unsuccessful repairs Total # of Unsuccessful Tests /Total # of Tests

Repair Repeat Return Rate	[***]	[***]	Monthly	CLS	Supply Agreement Attachment J Article 3.5	Rate of returns of repaired product within six (6) months of original repair

Repair Cost Reduction	[***]	[***]	Quarterly	CLS	Supply Agreement Attachment J Article 9	Reduce cost of services for each of the first three (3) years of the agreement

New Product Introduction
Market Launch Date Variance	[***]	[***]	Monthly	Lucent	Supply Agreement Attachment P Article 3	Agreement on Launch Date. Number of Days that exceed beyond launch date Launch date is defined as the date CLS will be able to provide mutually agreed volume of an NPI product.

Models & Initial Production Quality	[***]	[***]	Monthly	Lucent	Supply Agreement Attachment P	Meet LU End-point requirements (per X-21284) w/exception of agreed to relaxations. Lucent to visually inspect all models, each model can only contribute once to the measurement

DFX Reporting Completeness	[***]	[***]	Monthly	Lucent	Supply Agreement Attachment P Article 2.1	Check to see if DFM was Completed as requested (yes or No Measurement) Limited to 3 NPI Apparatus codes per week. BOM DFX will be minimum of 10 Days, Process DFX will be 5 Days

DFX Reporting Timeliness	[***]	[***]	Monthly	Lucent	Supply Agreement Attachment P Article 2.1	Results/reports should be available within 5 days of review and change request are generated. Measured as whether reports are available within 5 days for Process NPI. Goal is to have 0% of the DFX’s overdue. BOM DFX will be available within 10 days of re

Materials & Asset Management

Raw Material Inventory — (NC&NR)	[***]	[***]	Monthly (not before 15th of the Month)	CLS	Supply Agreement Article 14	Non-cancellable/non-returnable material all agreed on material which is not commercial

Raw Material — (Non-NC&NR)	[***]	[***]	Monthly (not before 15th of the Month)	CLS	Supply Agreement Article 14	Material which is agreed on as Commercial material

Finished Goods Inventory	[***]	[***]	Monthly (not before 15th of the Month)	CLS	Supply Agreement Article 12	$ on hand & in Hubs

Days of Stock (DOS)	[***]	[***]	Monthly (not before 15th of the Month)	CLS	Supply Agreement Article 14	On-hand inventory divided by material output per day. Output per day is material output forecast for the next two months, divided by number of days in the financial calendar

Process Leadership
% Utilization of Vendor Managed Inventory (Leading Edge Procurement (LEP)	[***]	[***]	Quarterly	CLS	N/A	% utilization of VMI = Qty of Active Parts in Supplier “Pull” programs / qty of Active Parts *100. Active Part is defined as “has usage in Next 12 Months”

Facility Metrics (Non-Prgram Specific)

SMWDVBE Participation	[***]	[***]	Bi-annual	CLS	Supply Agreement Article 53	Total $ Purchased from SMWDVBE/ Total Purchsed goods

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
“Information Only” Metrics

		Minimum	Measurement
Metric Name	Goal	Threshold	Frequency	Metric Provider	Applicable Clause	Definition/Calculation Methodology
Materials & Asset Management
WIP Inventory	[***]	[***]	Monthly (not before 15th of the Month)	CLS	per Supply Agreement Article 12	$ on hand

Inventory Turns (IT)	[***]	[***]	Monthly (not before 15th of the Month)	CLS	per Supply Agreement Article 12	Measured as 365/DOS (DOS is Operational Metric)

Obsolete Inventory Tracking	[***]	[***]	Monthly (not before 15th of the Month)	CLS	per Supply Agreement Article 13	Obsolete inventory is inventory which has no demand for 365 days or is in excess of the requirements for the next 365 days

Excess Inventory Tracking	[***]	[***]	Monthly (not before 15th of the Month)	CLS		Excess material will be the amount greater than comparisons of a site’s component usage for previous 60 days and forecast for next 30 days versus the quantity on hand

Lucent Accounts Payables (AP)	[***]	[***]	Monthly (not before 15th of the Month)	CLS	per Supply Agreement Article 7	Lucent Payments to EMS provider (days and balance)

Process Leadership

Percent of Commercial vs. Unique Components	[***]	[***]	Quarterly	CLS		% Commercial vs unique = Qty of Active Commercial parts / Qty of Active Parts *100 (Active parts is defined parts with requirements in next 12 months)

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
Attachment J
Intentionally Deleted

Privileged and Confidential	Lucent Technologies/Celestica Proprietary	Page 1 of 1

External Manufacturing Services Supply Agreement
Attachment K1
Notice of Commercial Engagement
Name of Supplier: ____________
Attn. _____________________
Address: _______________
Date: _________________
Re: Notice of Commercial Engagement with Supplier for Lucent Mobility product
Dear ___,
The following Notice shall clarify the business relationship between Lucent and Celestica, its manufacturing partner as it pertains to the supply of components for products manufactured by Celestica.
Lucent has engaged Celestica in a long term business relationship with respect to the supply of products for Lucent’s Mobility division. As part of the business relationship, Lucent expects Celestica to have complete ownership of the supply chain, including the management of price and general terms and conditions relating to purchase of materials. As such Celestica shall be negotiating directly with you in the future and will be responsible for meeting Lucent’s price reductions, quality and supply flexibility expectations. There may be exceptions for specific part numbers (as attached to this letter).
In the case there are products produced by your company which may be consumed by other Lucent divisions, Lucent shall continue managing price and terms of execution as is being done today.
Lucent has placed significant expectations on Celestica to achieve cost reductions (leading edge price reductions), superior quality and improved flexibility. In order for Celestica to meet Lucent’s expectations, it is critical that you continue to provide price reductions, superior quality, improved order fulfilment flexibility and responsive service to Celestica in the same manner as provided to Lucent in the past.
This notice shall also serve as a letter of authorization approving Celestica’s access to existing commercial terms, specifications and other relevant details for the respective products being supplied to Celestica for Lucent Mobility.
Sincerely,
Signature:_________________
Name Printed: ______________
Title: ___________________
cc: Celestica

Privileged and Confidential	Lucent Technologies/Celestica Proprietary	Page 1 of 1

External Manufacturing Services Supply Agreement
Attachment K2
Company Controlled Material Information
Company Controlled Material Numbers
Company will provide the following information to Supplier when communicating Company negotiated pricing:
Mandatory Fields:
Company Material Part Number
Manufacturer Name
Manufacturer Material Part Number
Currency
Price
Lead Time
Minimum Order Quantity
FOB Point
Optional Fields* :
Cancellation Lead Time
Lot Size
Return Privilege
Business Split
Other relevant Negotiated T& Cs
Inventory Management (SMI & Lean programs)
Shipping instructions (Air or Sea for landed pricing)
* “Optional Fields” will be provided to Supplier by Company, wherever such information is available.

Privileged and Confidential	Lucent Technologies/Celestica Proprietary	Page 1 of 1

External Manufacturing Services Supply Agreement
Attachment K3
Material Authorization Letter
DATE
Name of Supplier
Attn. ____________________________
ADDRESS: ____________________________
Re: Authorization for Supplier to Purchase Material at Lucent’s negotiated or contracted prices
Dear ___,
     The purpose of this Material Authorization Letter is to set forth the understanding by and between ___(“Supplier”) and Lucent Technologies Inc. (“Lucent”) regarding the purchase by Supplier of Material at Lucent’s negotiated or contracted prices. Lucent, at its sole option, will seek authorization of certain Material vendors to permit Supplier, a supplier of Lucent, to purchase Material at the prices set forth in Lucent’s Material purchase agreements with its Material vendors. Terms and conditions, stated in such Material purchase agreements, applicable to Lucent, will not be applicable to Supplier. As a condition precedent to Lucent using reasonable commercial efforts to seek such Material vendor authorizations, Supplier and Lucent, in consideration of the promises and benefits outlined below, agree as follows:
1.	Supplier shall use Materials purchased at the Lucent prices only for the production or repair of Product sold to Lucent under this Agreement.

2.	Savings incurred by Supplier due to the benefit of volume purchase discounts applicable to Materials purchased under the Lucent Material purchase agreements will be passed on to Lucent via the Lucent business group placing the purchase order with Supplier.

3.	Company shall have no liability whatsoever to either Supplier or Material Vendor for the authorization given or the transactions contemplated herein between Supplier and Material Vendor.

4.	Supplier shall hold in confidence any and all information related to the Lucent Material purchase agreement, including, but not limited to, business information, specifications, technical information, forecasts, prices; and Supplier hereby agrees to use such information only for the purpose of fulfilling its obligations with Lucent. Supplier will use commercial reasonable effort to share such information only with employees and authorized representatives with a need to know and will instruct such individuals regarding their obligation to maintain such information as confidential and as the sole property of Lucent.

5.	Lucent will notify Supplier in writing of Material vendors consenting to extend Lucent’s Material prices to Supplier and will forward appropriate applicable price appendices. Supplier acknowledges and agrees that Lucent may withdraw its authorization (which will facilitate Supplier’s purchase described herein) under any or all of the Lucent Material purchase agreements at any time.

6.	Supplier agrees to provide access to Lucent, or its authorized representatives, to Supplier’s books and records for the purpose of verifying compliance with this letter agreement.
WHEREFORE, duly authorized representatives of Supplier hereby execute this letter agreement indicating approval and understanding of the terms set forth above; this letter agreement shall be effective as of ___.

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External Manufacturing Services Supply Agreement

Accepted by:

LUCENT TECHNOLOGIES INC.	SUPPLIER

Signature	Signature

Name	Name

Title	Title

Date	Date

Privileged and Confidential	Lucent Technologies/Celestica Proprietary	Page 2 of 2

External Manufacturing Services Supply Agreement
Attachment L
MWDVBE Definitions

MBE	In general, a minority business is defined as one which is at least 51% owned, controlled and operated by an ethnic or racial minority group member.

The following groups are considered minorities for MBE as defined by Federal Acquisition Regulations (FARs):

African American means all persons having origins in any of the Black racial groups.

Asian Pacific American means all persons having origins in Japan, China, Philippines, Vietnam, Korea, Samoa, Guam, the U.S. Trust Territory of the Pacific Islands (Republic of Palau), the Northern Mariana Islands, Laos, Kampuchea (Cambodia), Taiwan, Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Republic of the Marshall Islands, or the Federated States of Micronesia.

Asian Indian American means all persons having origins in India, Pakistan, Bangladesh, Sri Lanka, Bhutan, or Nepal.

Hispanic American means all persons having origins in Mexico, Puerto Rico, Cuba, Central, Latin or South America, Portugal, or other Spanish culture or origins.

Native American means American Indians, Eskimos, Aleuts, and native Hawaiians.

Non-Minority American means all persons not covered by the definition of American minority (MBE) groups above.

WBE	Enterprises that are at least 51% owned, controlled and operated by women who are not racial or ethnic minorities are women-owned businesses. Non-minority women-owned businesses are reported separately from minority businesses.
A business owned by a minority woman would be classified as a minority-owned business only — not counted under both categories. However, the total number of women enterprises is easily tracked since minority supplier’s gender information is recorded.

DVBE	Enterprises that are at least 51% owned, controlled and operated by men and women who are service disabled veterans.

Privileged and Confidential	Lucent Technologies/Celestica Proprietary	Page 1 of 1

External Manufacturing Services Supply Agreement
Attachment M
Warehousing Services
1.0           SCOPE
1.1           The purpose of this Attachment is to establish the terms and conditions on which Supplier and its Affiliates will provide warehousing and inventory management services, as set out in Section 5.0 of this Attachment and otherwise identified in this Attachment (the “W&I Services”) on a worldwide basis for Company under the Agreement and in such other circumstances as the parties may mutually agree. The parties agree to negotiate, in good faith, a new Attachment M based on the new requirements of this Agreement. Until such time, the following terms and pricing shall apply.
Supplier shall, where required, provide all W&I Services for Existing Mobility Products, Successor Products and New Products until termination of this Agreement. For any new W&I Services where rates have not been set forth in this Attachment M, Company shall afford Supplier with an opportunity to submit a Quote for the provision of W&I Services in accordance with Article 4.1.
1.2           The W&I Services to be performed by Supplier hereunder will apply to the following types of goods, inventory and material owned by Company (collectively, the “Goods”), in respect of which Company issues an Order to Supplier pursuant to Section 4.0 of this Attachment:
(a)	Material and finished goods which constitute Excess Inventory, Obsolete Inventory or Company Owned Inventory under the Agreement;

(b)	any Material constituting Lucent Technologies’ Consigned Material that is intended to be used by Supplier in the manufacture or repair of Products under the Agreement; and

(c)	with Supplier’s prior consent, any other goods or items in respect of which Company issues an Order for W&I Services.
2.0           DEFINITIONS
Unless otherwise defined herein, capitalized terms used in this Attachment have the respective meanings set out in this Agreement. In addition, the following terms shall have the respective meanings set forth below:
“Comcode” means the unique part number assigned to each type of Material and finished goods by Company.
“Goods” has the meaning set out in Section 1.2 of this Attachment.
“Order Change” has the meaning set out in Section 10.0 of this Attachment.
“Shipment” means: (i) where Goods are physically shipped to Supplier, a shipment of Goods delivered and for which Supplier issues one delivery receipt, and (ii) where no physical transportation of Goods occurs, a transaction implemented in Supplier’s system to record the segregation of Goods within the designated Warehouse.
“Shipment Discrepancy Report” has the meaning set out in Section 8.0 of this Attachment.
“Warehouse” means any warehouse or storage facility owned or operated by Supplier or its Affiliate, or any third party, at which Supplier stores Goods for Company pursuant to this Attachment.

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External Manufacturing Services Supply Agreement
“W&I Prices” has the meaning set out in Section 7.1 of this Attachment.
“W&I Services” has the meaning set out in Section 1.1 of this Attachment.
3.0            APPENDICES
The following Appendices are attached to and form part of this Attachment:
Appendix I — W& I Prices
4.0           STATEMENT OF WORK
Subject to Section 13.0 of this Attachment, during the Term of the Agreement, Supplier shall perform W&I Services as requested by Company pursuant to Orders issued to Supplier from time to time, at Warehouse locations specified in the relevant Orders and approved for such purposes by Supplier (Supplier acknowledges that Warehouse locations where Goods are currently held by Supplier for Company shall be deemed to be approved by Supplier for the purpose of storing such Goods).
5.0           MATERIAL HANDLING IN AND OUT OF THE WAREHOUSE
5.1           As part of the W&I Services, Supplier will perform any or all of the following tasks, as required by Company in the relevant Order: (1) receiving Shipments at the relevant Warehouse(s), (2) recording the receipt by Supplier of each Comcode in a Shipment, and providing to Company a report of such receipt in accordance with Section 17.3, (3) placing Goods into, and removing Goods from, storage at the relevant Warehouse(s), (4) marking, tagging and stenciling the packaging containing the Goods, (5) loading and unloading of vehicles on which the Goods are delivered when the carrier of such Goods is not required to perform those functions pursuant to the relevant delivery terms, (6) preparing bills of lading and other shipping documents as required, (7) performing a monthly reconciliation of inventory balances with a designated representative of Company, and (8) tendering Goods for delivery to Company or its carrier upon termination of the W&I Services in respect of such Goods.
5.2           On removal of Goods from the Warehouse(s) upon termination of the W&I Services in respect of such Goods, Supplier shall prepare bills of lading and other shipping documents as required, in triplicate, all copies of which shall be signed by a representative of each of Supplier and Company or its designated carrier. Supplier shall retain one copy of such shipping documents, furnish one copy to the carrier, if required, and forward the original copy to Company to the address shown in Section 17.3 of this Attachment.
6.0           LOCATION
Company’s Order(s) shall specify the city in which the Warehouse(s) at which the W&I Services will be performed by Supplier from time to time, which location shall previously have been mutually agreed by both parties. If the W&I Services are to be provided at Warehouse(s) located in multiple cities, Company will issue a separate Order for each such city.
7.0           COMPENSATION
7.1           During the period commencing on the Effective Date of the Agreement to and including [ *** ], Company will pay Supplier for the W&I Services described herein according to the prices set forth in Appendix I to this Attachment, (the “W&I Prices”), which prices shall be calculated in a manner consistent with the activity report issued by Supplier pursuant to Section 17.1 of this Attachment. In the event that Company requests that Supplier perform services other than those described herein, Supplier, on a timely basis, shall submit a quote to Company for the price to be charged to Company for the requested services. If such quote is acceptable to Company, Company shall issue to Supplier an Order or Order Change, as applicable, and Supplier shall perform such additional services at the price stated in Supplier’s quote.

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
7.2           At any time on or before [ *** ], either party may, by written notice to the other party, request that the W&I Prices be revised (and such written notice shall set out in reasonable detail the reasons for the requested change in the W&I Price), effective [ *** ]. If the parties fail to agree upon revised W&I Prices by [ *** ], the parties shall resolve such dispute in accordance with Article 27 of the Agreement.
8.0           CARE AND CUSTODY OF PROPERTY AT SUPPLIER FACILITIES
8.1           During the period in which Supplier performs W&I Services in respect of particular Goods, Supplier shall have the sole and exclusive care, custody and control of all such Goods. Notwithstanding anything to the contrary, but subject to Section 19 of this Attachment, Company shall at all times during Supplier’s performance of the W&I Services have title and bear ultimate risk of loss or damage to such Goods. Supplier shall use its reasonable efforts to target 100 percent inventory accuracy.
8.2           Supplier’s obligation to perform W&I Services hereunder in respect of any particular Goods and its entitlement for compensation pursuant to Section 7.1 of this Attachment shall commence:
(a)	if the relevant Goods are not already in Supplier’s physical custody, upon delivery of the Goods to the specified Warehouse by Company or its specified carrier, as the case may be;

(b)	if the relevant Goods have been purchased by Company pursuant to Article 12 of the Agreement and are already in Supplier’s physical custody, on the date on which such Goods are deemed to be Excess Inventory or Obsolete Inventory, as applicable, under the Agreement; or

(c)	with respect to any other Goods already in Supplier’s physical possession, upon receipt by Supplier of the Order requesting the W&I Services;
and shall terminate on the earlier of:
(x)	the expiration of the Agreement or the termination of this Attachment (subject to Section 13.0 of this Attachment);

(y)	the delivery of the relevant Goods to Company or a third party designated by Company, in accordance with Company’s direction or pursuant to the Agreement; and

(z)	the time at which Supplier purchases the relevant Goods from Company or removes the relevant Goods from storage for the purposes of incorporating such Goods in Orderable Items or other products which it manufactures or repairs for Company under the Agreement.
8.3           If, when the Goods are delivered to Supplier pursuant to Section 8.2(a), Supplier determines that damage has occurred to the external packaging of the Goods prior to its receipt thereof (a “Damage Condition”), or the quantity in the Shipment is higher or lower than the quantity specified in the shipping documentation (an “Over Condition” and a “Short Condition”, respectively), Supplier shall promptly note the Damage Condition, Over Condition or Short Condition, as the case may be, on all copies of the delivery receipt and, in the case of a Damage Condition, shall request the delivery carrier to inspect the damaged Goods and to provide an inspection report or waiver of inspection. Supplier shall thereupon notify Company by issuing a shipment discrepancy report in the form prepared by Company (a “Shipment Discrepancy Report”) pursuant to Section 17 of this Attachment.
8.4           Upon the expiration or termination (in whole or in part) of this Attachment, Supplier will co-operate with Company to ensure an orderly transition of the W&I Services to Company or any third party designated by Company. Such cooperation shall include, without limitation, reasonable packing and preparation for shipment of any Goods to be removed from a Warehouse and the provision of reports and

***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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External Manufacturing Services Supply Agreement
other documentation reasonably necessary for the orderly transition of the W&I Services, and the parties shall agree to any additional cost to be paid by Company in respect of the transition of such W&I Services. Except to the extent necessary in order to comply with Supplier’s confidentiality or security requirements at the relevant Warehouse in which Goods are stored, Supplier shall not interfere with or hinder the transfer or transportation of Goods by Company upon termination of the W&I Services in respect of such Goods.
9.0           TRANSFER OF GOODS
Supplier shall not encumber, permit a lien, lease, transfer or otherwise dispose of the Goods, except as authorized by Company or as required pursuant to the Agreement. Except to the extent necessary in order to comply with Supplier’s confidentiality or security requirements at the relevant Warehouse in which Goods are stored, Supplier shall not interfere with or hinder the transfer or transportation of Goods by Company.
10.0           CHANGES
Company may at any time during Supplier’s performance of the W&I Services require additions, deductions or deviations (all hereinafter referred to as a “Change”) from the W&I Services, by issuing a written Change Order to Supplier. Supplier shall not implement any Change, nor shall Supplier be entitled to any compensation for W&I Services performed pursuant to or in contemplation of a Change, unless such Change was made pursuant to a Change Order issued by Company and accepted by Supplier.
11.0           DELIVERY
Goods shall be delivered from Company to the relevant Warehouse DDP (Incoterms 2000) and shall be shipped from the relevant Warehouse to Company EXW (Incoterms 2000) the relevant Warehouse.
12.0           FIRE INSURANCE INSPECTION
Subject to compliance with Supplier’s safety and confidentiality requirements, and upon reasonable notice to Supplier, Supplier shall allow Company’s representatives and representatives of Company’s insurance carrier to inspect the Warehouse(s) at which Supplier performs the W&I Services for Company during normal business hours for fire, flood and other hazards to the Goods.
13.0           HOLDOVER MATERIAL
Notwithstanding the termination of this Attachment pursuant to Section 7.2 or otherwise, Supplier shall, at Company’s request, continue to hold the Goods in the Warehouse(s) on the date of such termination, at the then current W&I Prices and upon the other terms and conditions of this Attachment, for an additional period not to exceed sixty (60) days after the date of termination of this Attachment. Company shall arrange for removal of all Goods at Company’s cost by the end of such additional period. If Company has not arranged for removal of all Goods by the end of such additional period, Supplier may arrange for delivery of the Goods to Company at Company’s cost.
14.0           INVENTORY CONTROL SYSTEM
As part of the W&I Services, Supplier shall utilize an inventory control system to monitor and manage inventory balances, daily activity and the physical location and status of Goods.
15.0          STORAGE
Except upon termination of the W&I Services in respect of particular Goods pursuant to Section 8.2 of this Attachment, Goods shall not be removed from the Warehouse to which they were originally delivered without Company’s written consent, unless (i) such Goods are being moved to a Warehouse located in the same city as the Warehouse in which they are located at such time, or (ii) Supplier determines that such removal is necessary to protect the Goods from damage or loss. Unless removal of Goods from one Warehouse to another Warehouse is at Company’s request (for reasons other than the protection of such

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External Manufacturing Services Supply Agreement
Goods against damage or loss), any such removal of and return Goods shall be at Supplier’s sole cost and expense.
16.0 WAREHOUSE QUALITY PROCESS
Supplier will adhere to practices and standards established by the International Standards Organization (ISO) and for which it has been qualified at the applicable Warehouse(s). Supplier shall use a commercially reasonable standard of care in performing the W&I Services. From time to time upon Company’s request and upon reasonable prior notice, representatives of Supplier will meet with Company’s representatives to review Company’s assessment of Supplier’s performance of the W&I Services under this Attachment. Where necessary in order to ensure the safety and/or confidentiality of the Goods, Supplier will limit access to such Goods to such personnel as it deems necessary, in its sole discretion, for the provision of the W&I Services.
17.0 REPORTS
17.1 Supplier shall, at the end of each month, submit an activity report to Company’s designated representative showing monthly transactions in and out of the Warehouse(s) and on-hand inventory balances of the Goods in storage.
17.2 On a weekly basis, Supplier shall deliver to Company a report listing all Shipments received for each Comcode in the previous week, at the address below:
Lucent Technologies Inc.
___(Lucent employee position responsible)___
___(complete address)___
17.3 When Supplier receives a Shipment in an Over Condition, Short Condition or Damaged Condition, it shall issue to Company a Shipment Discrepancy Report within forty-eight (48) hours after delivery of the Shipment to Supplier. The Shipment Discrepancy Report shall be delivered to Lucent Technologies Inc., c/o ___(title)___Supervisor, P. O. ___(complete address)___, ___(department or title name )___and shall be accompanied by:
(a) a photostatic copy of the warehouse receipt;
(b) a copy of the carloading sheets [need explanation];
(c) a copy of the carrier’s freight bill of lading; and
(d) a copy of the list of items shipped [need explanation].
18.0 INSURANCE
Company will, at its sole cost and expense, during the Term of the Agreement, maintain commercial general liability insurance in respect of the Goods in respect of which Supplier performs the W&I Services for Company hereunder. To the extent Supplier maintains any insurance in respect of the Goods in respect of which Supplier performs the W&I Services for Company hereunder, Supplier shall not provide its insurers any right of subrogation against Company based upon any loss or liability to Goods stored by Supplier under this Attachment.
19.0 INDEMNITY
19.1 Company will indemnify, defend and hold harmless Supplier from and against any and all Losses suffered or incurred by Supplier as a result of or arising directly or indirectly out of or in connection with the performance by Company, its agents, subcontractors or employees, of its obligations under this Attachment, except where such Losses arise out of the breach by Supplier of its obligation to use a commercially reasonable standard of care in performing the W&I Services pursuant to Section 16.0 of this Attachment, unexplained variances in the quantity of Goods stored (including where such variances are due to theft), damage caused by the Warehouse (including fixtures thereof) where the W&I Services are performed, or the negligence or willful misconduct of Supplier, its agents, subcontractors, employees or invitees.

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19.2 Supplier will indemnify, defend and hold harmless Company from and against any and all Losses suffered or incurred by Company as a result of or arising directly or indirectly out of or in connection with the performance by Supplier, its agents, subcontractors or employees, of its obligations under this Attachment, to a maximum amount of $2,000,000 per occurrence, where such Losses arise out of or are due to the breach by Supplier of its obligation to use a commercially reasonable standard of care in performing the W&I Services pursuant to Section 16.0 of this Attachment, unexplained variances in the quantity of Goods stored (including where such variances are due to theft), damage caused by the Warehouse (including fixtures thereof) where the W&I Services are performed, or the negligence or willful misconduct of Supplier, its agents, subcontractors, employees or invitees.
19.3 The procedures set out in Article 84 of the Agreement shall apply to each claim for indemnification under Section 19.0 of this Attachment.
20.0 LIMITATION OF LIABILITY
Notwithstanding anything to the contrary in this Attachment, the limitation of liability in Article 51 of the Agreement shall apply to this Attachment.
21.0 SUPPLIER AFFILIATES
In the event that W&I Services are to be provided by an Affiliate of Supplier, all references to “Supplier” herein shall refer to Supplier and such Affiliate of Supplier, which shall be represented by Supplier, provided that Supplier shall remain responsible for the performance by each such Affiliate of its obligations hereunder.

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Appendix I
W&I Prices
The following prices will be paid by Company for the W&I Services at any Warehouse at which W&I Services are performed by Supplier under this Attachment, subject to any revision pursuant to Section 7.2 of this Attachment:
•	Receipt into and disbursement from Warehouse: [ *** ] (which price shall be charged by Supplier (without duplication) upon receipt of the Goods into the Warehouse). Supplier shall not charge this price to Company for any inventory received by Supplier on consignment before July 19, 2002

•	Exportation Paperwork Preparation : [ *** ]

•	Maintenance Fee (cycle count, reporting, etc.): [ *** ]

•	Warehouse Storage Fees: [ *** ]

•	Insurance Charge: [ *** ]
*** Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

Attachment N
New Product Introduction (NPI)
Process
External Manufacturing Services Supply Agreement
1.0 New Product Introduction Support by Supplier
1.1	Supplier acknowledges that the execution of an effective New Product Introduction (“NPI”) process is a critical competitive requirement for Company. As part of Company’s NPI process, the parties will develop and mutually agree upon a documented Program Plan outlining Program Goals for each new Product that Company intends for Supplier to manufacture pursuant to this Agreement. In addition, Supplier and Company shall agree upon a one-stop NPI process to be implemented by Supplier, that provides timely and scalable support from models through volume production. As such, the parties shall make commercially reasonable efforts to meet the Program Goals documented in the Program Plan. Each party’s progress toward meeting the Program Goals shall be measured by the other party and managed by the responsible party.
1.2	For the purposes of this Attachment, “Program Plan” means Company’s documented plan outlining the Program Goals for a new Product that Company intends to have Supplier manufacture pursuant to the terms of the Agreement. An example of a template that could be used as a Program Plan is shown in Exhibit A to this Attachment. For the purposes of this Attachment “Program Goals” may mean but are not necessarily limited to Company’s time to volume goals, volume cost goals, quality goals, time to market goals and target costs as identified in the Program Plan.
1.3	Supplier shall provide dedicated NPI managers and/or engineers to assist in the introduction of Company’s new Products. Part of their responsibility will be to provide Supplier’s DFx input to Company and manage the Engineering and NPI Manufacturing Services for Supplier outlined in Sections 2.0 and 4.0 of this Attachment. At Company’s request, upon mutual agreement of the parties, Supplier shall co-locate for a mutually agreeable period of time the appropriate Supplier technical and business personnel with Company’s design teams to assist in the timely and smooth transfer of new Products from design into Supplier’s manufacturing process. Such costs shall, by mutual agreement of the parties either (a) be amortized over a 6 month period in the cost of the Product, or (b) be charged by Supplier to Company as a separately billable NRE charge for which Company shall issue Supplier a purchase order in accordance with Article 9 of the Agreement.
2.0 Engineering Services
2.1	For any new Products that Company intends to have Supplier manufacture pursuant to the terms of this Agreement, Supplier agrees to provide the following Services to assist in the timely and smooth introduction of new Products into Supplier’s manufacturing process (“Engineering Services”). Such costs shall, by mutual agreement of the parties either (a) be amortized over a six (6) month period in the cost of the Product, or (b) be charged by Supplier to Company as a separately billable NRE charge for which Company shall issue Supplier a purchase order in accordance with Article 9 of the Agreement:
(a)	DFx reviews. Within 24 hours of completion of a Prototype, Supplier shall provide to Company a preliminary report of DFx preview of such Prototype, and shall provide detailed and complete reports within a mutually agreeable timeframe, with a targeted delivery date of five (5) Business Days after each design or stock list review or Prototype or Pilot build to Company and generate any appropriate NPI Engineering Change Requests. For the purposes of this Attachment, “DFx” means, but is not limited to, design for manufacturing, design for assembly, design for environment, design for test, design for ease of transition of manufacturing location, and design for the supply chain. The intention of DFx feedback is to identify opportunities to improve manufacturability, quality, and/or to reduce cost and Product introduction interval.

(b)	Stock list reviews triggered by receipt of a Material stock list from Company. Supplier’s report shall outline Material costs, lead times, availability, quality rating, and risk assessment for the Material identified on the stock list. Any recommendations for Material

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substitutions and alternative Material vendors would be provided by Supplier at that time through appropriate NPI Engineering Change Requests.
(c)	Packaging and Labeling. Supplier shall be responsible for developing and acquiring any new packaging and labeling required for all new Products that Supplier would manufacture pursuant to the terms of this Agreement.

(d)	Nonrecurring Engineering. Unless otherwise agreed to under a separate development agreement, Supplier shall be responsible for the NRE necessary to develop any assembly or test processes or in-circuit or functional test software, stencils, fixtures, tooling, etc. that are required to support the manufacture of any new Products by Supplier pursuant to the terms of this Agreement. The costs and the parties’ responsibilities associated with the actual fixtures, tooling, and test sets are set forth in Section 3.0 of this Attachment.
2.2	In addition to the Engineering Services outlined in Section 2.1 and in accordance with Article 4 of the Agreement, Supplier agrees to provide the following Services to Company on an as requested basis. The fees associated with these Services will be agreed to by the parties prior to the start of the work by Supplier and will not be recovered by Supplier in the Price of the Product but will be paid by Company to Supplier when the mutually agreed upon milestones have been met.
(a) Specific component reliability qualification
(b) Compliance testing
(c) Environmental stress testing
(d) Other Services as may be agreed to by the parties
3.0 Fixtures, Tooling and Test Sets
3.1	Unless otherwise agreed to in writing between the parties, Supplier shall be responsible for funding any costs associated with providing the necessary stencils, fixtures, tooling, and test sets required to support the manufacture of a new Product by Supplier and such costs shall, by mutual agreement of the parties either (a) be amortized over a six (6) month period in the cost of the Product, or (b) charged by Supplier to Company as a separately billable NRE charge for which Company shall issue Supplier a purchase order in accordance with Article 9 of the Agreement.
3.2	Company agrees to reimburse Supplier at Supplier’s actual incurred cost for any stencils, fixtures, tooling, and test sets that were used while Supplier was providing NPI Manufacturing Services to Company but cannot be utilized, through no fault of Supplier, during production.
3.3	Supplier agrees that all stencils, fixtures, tooling, and test sets used in the production of Products by Supplier shall be subject to the terms set forth in Article 37 and Article 53 of the Agreement.
4.0 NPI Manufacturing Services
4.1	Supplier shall provide, at Company’s request, NPI Manufacturing Services to Company as part of the NPI process. For the purposes of this Attachment, “NPI Manufacturing Services” means manufacturing Services performed by Supplier in the period prior to the commencement of pre-production or volume manufacture of a Product by Supplier. These Services are in addition to the Engineering Services described in Section 2.0 of this Attachment. The scope of Supplier’s NPI Manufacturing Services to Company may include, without limitation, the following:
     (a) Material stock list procurement and inventory stocking.
     (b) Manufacture of Product Prototype and Pilot build units.
For purposes of this Attachment, “Prototypes” are either: (a) assemblies intended for laboratory evaluation of performance or software development, or (b) assemblies intended to evaluate form, fit, and function and must meet Company’s Product Specifications, unless specific relaxations

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have been agreed to by the parties. “Pilot Builds” are assemblies intended to determine what, if any, changes might be required to the design, assembly and test processes or the Specifications before the Product is ready for volume production.

4.2	Payment for the performance of said NPI Manufacturing Services shall be in accordance with Section 6.0 of this Attachment.
4.3	Company will provide Supplier with a written statement of requirements that details the Product Prototype or Pilot build quantities and dates, test requirements, etc. The parties shall subsequently jointly develop a project plan that includes milestones and relevant due dates in support of said requirements. During the NPI process, Supplier shall provide to Company regular written progress reports on at least a weekly basis. All such reports shall include, but not necessarily be limited to, the following information:
(a) status of Supplier’s progress toward meeting the required Product Prototype or Pilot build quantities and dates;
(b) short description of problems or potential problems, if any, preventing Supplier from meeting the said quantities and build dates;
(c) recovery method proposed in order to meet the said quantities and build dates, if needed, and
(d) any other information related to the NPI Manufacturing Services as may be reasonably requested by Company.
4.4	Supplier will perform such NPI Manufacturing Services and deliver any requested deliverables to Company in accordance with the agreed upon schedule applicable to such deliverable. Additionally, Supplier agrees to:
(a) Deliver Prototype or Pilot build quantities from each build to Company within a mutually agreed upon timeframe, with a targeted delivery date of [***].
(b) As required, respond to NPI related Engineering Change Orders issued by Company in accordance with Article 67 of this Agreement.
4.5	Upon Company’s request in writing, Supplier shall have the responsibility for procuring and storing all the necessary Material to support the agreed upon Product Prototype, or Pilot build schedules and quantities. Any Excess Inventory or Obsolete Inventory will be dealt with in accordance with Article 12 of this Agreement.
4.6	Supplier shall schedule NPI Manufacturing Services in such a manner as to ensure that the Product Prototype or Pilot build activity will not adversely impact Supplier’s manufacturing capability to meet Company’s Product Orders.
[ *** ]
***	Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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[ *** ]
5.0 Advanced Technology Development
5.1	Company and Supplier will develop means for Company to share its Product technology roadmaps and future manufacturing technology requirements and for Supplier to share its manufacturing technology development plans and roadmaps in order to address technology requirements to support Company’s future products. This exchange may result in identification of co-development projects whose cost and schedule will be mutually agreed by the parties. Company and Supplier shall implement a process to establish jointly developed roadmaps which include the objectives of introduction of new manufacturing technologies and achieving “CpK” process capability levels identified by Supplier and Company as critical.
5.2	It is expected that the results of applicable Supplier-funded development programs will be made available to the Company for inclusion into Company’s DFx guidelines, as appropriate.
5.3	Supplier is expected to assist Company in keeping Company’s DFx guidelines up to date, both through review of Company designs and the DFx change management process. It is understood that Company’s DFX guidelines will be used for Products made by all of Company’s electronic manufacturing service providers.
6.0 Pricing
6.1	Unless otherwise agreed to by the parties, prices for Product Prototype quantities and Pilot quantities delivered to Company by Supplier shall be priced in accordance with the formula discussed below. The multipliers and quantity price breaks used in the Prototype and Pilot pricing formula below will be confirmed and agreed to by the parties prior to Company requesting Supplier to perform such services for the first time under this Attachment. The parties shall also agree to the period of time in which the agreed to multipliers and quantity price breaks remain in effect. Pricing for pre-production build quantities shall be calculated using the Manufacturer Per Unit Pricing Formula Summary in Attachment C and Article 6 of the Agreement. This pricing formula may from time to time be mutually adjusted by the parties.
Prototype and Pilot Pricing Formula :
The formula will be used by Supplier to generate Prototype and Pilot build pricing based on the preliminary BOM information provided by Company at the commencement of the Prototype phase of a program. This pricing formula will be used for the following phases of Prototype build: P1, P1+ and P2.
[ *** ]
*** Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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[ *** ]
*** This page has been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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Exhibit A
PROGRAM PLAN
EXAMPLE ONLY —
THE APPLICABLE PROGRAM PLAN WILL BE DISCUSSED AND MODIFIED
BY THE PARTIES AS NEEDED
A. GENERAL PRODUCT AND SUPPLY CHAIN INFORMATION
I. PRODUCTS:

Name:	Company Part No:	Description:	Delivery Point

II. SUPPLIER MANUFACTURING SITES :

Country:	Address:

III. NPI PROJECT MANAGEMENT:

COMPANY :	SUPPLIER:

NPI Project Manager:	NPI Project Manager:

Email Address:	Email Address:

Phone Number:	Phone Number:

Fax Number:	Fax Number:

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B. NPI MANUFACTURING SERVICES
I. PROTOTYPE BUILD REQUIREMENTS:

Quantities Required	Target Prototype Build Star Dates:	Target Prototype Build Completion Date:

II. PILOT BUILD REQUIREMENTS:

Quantities Required	Target Pilot Build Start Dates:	Target Pilot Build Completion Date:

III. PROTOTYPE AND PILOT BUILD SPECIFICATION REQUIREMENTS:

Specifications Required	Date Needed

IV. PROTOTYPE AND PILOT BUILD TEST REQUIREMENTS:
TEST TO BE PERFORMED DURING PROTOTYPE AND PILOT BUILDS

V. AGENCY APPROVALS

Complete as appropriate

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C.	PRICING, MATERIALS AND DELIVERY

I.	PRICING SCHEDULE:

Name:	Company Part Number:	Prototype Price	Prototype Quantity:

II.	PURCHASE ORDER-RELATED TERMS:
(a)	Order Lead Time: Purchase Order Lead time for the Products, Service Units will be ___(___) days.

(b)	Long Lead-Time Materials (Components with lead-times beyond the above stated PO Lead-time:

Company Part No.	Description	Material PO Lead-time

III.	UNIQUE MATERIALS: The Company-custom components, ROMs, etc. relative to the Product are as follows:

Part No.	Description	Supplier

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D.	QUALITY, TEST TECHNOLOGY
I.	SPECIFICATIONS:
The following documents constitute the Specifications for the Product, Service Units described in this Attachment and are hereby incorporated into this Agreement by reference:

Title	Company Part No:	Date:

II.	TEST PROCESS SUMMARY
The Test Process Summaries, or brief description of the tests to be performed, for the Product and Service Units described in this Addendum are referenced below. Actual Test Process Summaries, if applicable, will be attached to this signed Product Plan and are hereby incorporated into this Agreement by reference:

Title or Test Process	Company or Supplier	Date:
Part No, if applicable:

III.	PRODUCT SPECIFIC QUALITY PLANS AND GOALS MAY BE AGREED UPON AT A LATER DATE AND INCLUDED AS AN AMENDMENT TO THIS AGREEMENT.

IV.	MANUFACTURING TECHNOLOGY, EQUIPMENT, LABOR, MATERIALS AND FACILITIES: Unless otherwise agreed in this Section IV, Supplier will provide all technology, equipment, labor, materials and facilities required to perform the scope of work. Identify any manufacturing technology, equipment, labor, materials and/or facilities to be provided by Company in connection with the Products covered by this Addendum.

V.	TEST EQUIPMENT AND FIXTURES:

Description	NRE (if any)

VI.	SPECIALIZED TOOLING: Items of Tooling built and/or used for the Product:

Description	NRE (if any)

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E.	PROGRAM GOALS:

Objective:	Goal:

Time to Market/General Availability
Target Cost at Mark Introduction
Volume Production Cost Target
Pilot Quality at SIC

Time to Volume Production

F.	OTHER AND SIGNATURES
OTHER PRODUCT SPECIFIC TERMS AND CONDITIONS

                         (Complete as appropriate)

ACCEPTED AND AGREED:

COMPANY	SUPPLIER

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Attachment O
Ordering Company Acknowledgement And Agreement
TO: CELESTICA CORPORATION (the “Supplier”)
          Reference is made to the External Manufacturing Services Supply Agreement (the “Agreement”) No. WR71050115 dated ■, 2005 made between Supplier and Lucent Technologies Inc. (the “Company”). Capitalized terms which are defined in the Agreement and which are used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.
          WHEREAS the undersigned is an Affiliate of Company and has been designated by Company as an Ordering Company pursuant to Article 59.1 of the Agreement;
          AND WHEREAS Article 59.2 of the Agreement provides that an Ordering Company may be eligible to order Products, Commercially Purchased Items and Services from Supplier on the same terms and conditions, including the same prices, as set forth in the Agreement, provided that the conditions in Article 59.2 of the Agreement are met;
          NOW THEREFORE the undersigned hereby:
(1)	covenants and agrees to be bound by the Agreement, as the same may be amended from time to time;

(2)	acknowledges and agrees that Supplier may exercise against the undersigned all of its rights and remedies which it has against Company under the Agreement; and

(3)	acknowledges and agrees that its designation as an Ordering Company may be revoked by Company at any time.
DATED the ______ day of ____________, _____.
[NAME OF ORDERING COMPANY]

Name:
Title:
An authorized signing officer

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Attachment P
Price Administrative Process
[ *** ]
***	This page has been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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EMS Price Administration & Cost Management Process Timeline

TASKS & MILESTONES	OWNER	DUE DATE
1. Prices of Lucent managed components are updated	SMG	End of th week
2. Re-pricing notices are generated by BEVO	EMS	1st day of th week
3a. Price trends for EMS managed components	SMG	In 5 th week
3b. Price guidelines contractual/target cost	EMS GM	In 5 th week
4a. CBOM of each OI is re-priced an submitted in BEVO	EMS	From 6th to 9 th week
4b. Re-priced price model of each OI is up-loaded to PMN	EMS	From 6th to 9 th week
5a. CBOM and price model are reviewed & preliminary approved	PM	From 10th to 12th wk
5b. Portfolio of all OI prices is reviewed & finally approved	EMS GM	In 12th week
6. New prices are loaded into Purchase System	CFO	End of 13th week
7. [***]	[***]	[***]
*** Portions of this page have been omitted pursuant to a Request for Confidential Treatment filed separately with the Securities and Exchange Commission.

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Attachment Q
Inventory Management
Operating Principles
For purposes of Article 12.6 of the Agreement, submittals by Supplier shall include the following, as applicable and as agreed by the parties, acting reasonably:

GENERAL	WHY	ACTIONS TAKEN
COMCODE	JAN SIPP	PUSH/CANCEL
DESCRIPTION	FEB SIPP	PORTAL
LEAD-TIME	MAR SIPP	USAGE INSIDE CLS-LU PRODUCT
WHERE-USED	FEB ACTUAL	USAGE INSIDE CLS-OTHER CLS CUSTOMERS
LAST-TIME BUILD Y/N	MAR ACTUAL	BROKERS-% RECOVERY
LAST-TIME BUY Y/N	APR SIPP	REBALANCED W/IN CLS
ON-HAND VS ON-ORDER INDICATOR	PORTAL DEMAND	RETURNED TO VENDOR
WHAT
OBSOLETE DAY 1	INITIAL AMOUNT	FINAL AMOUNT REQUESTED
REQUESTED
OBSOLETE POST DAY 1	OBSOLETE	OBSOLETE
EXCESS DAY 1	EXCESS	EXCESS
EXCESS POST DAY 1
OBSOLETE-LEGACY
EXCESS-LEGACY		MISCELLANEOUS COMMENTS
EDM CASE INFO

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